                                                                    No. 1-13397
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   Form 10/A

                               (Amendment No. 3)

                             ---------------------

                         GENERAL FORM FOR REGISTRATION
                                 OF SECURITIES

                     Pursuant to Section 12(b) or 12(g) of
                      the Securities Exchange Act of 1934

                             ---------------------

                       Corn Products International, Inc.



                             Delaware                                               22-3514823
   (State or other jurisdiction of incorporation or organization)     (I.R.S. Employer Identification Number)


                   Corn Products International, Inc.                                60501-1933
                                 P.O. Box 345                                       (Zip Code)
                          6500 South Archer Road
                              Bedford Park, IL
                (Address of principal executive offices)

              Registrant's telephone number, including area code:

                                  708-563-2400

                            ---------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered       Name of each exchange on which each class is to be registered
------------------------------------       -------------------------------------------------------------
Common Stock, $.01 par value,                                New York Stock Exchange, Inc.
including attached Preferred Stock
Purchase Right

       Securities to be registered pursuant to Section 12(g) of the Act:


                                     None
===============================================================================

                               EXPLANATORY NOTE

     This Registration Statement has been prepared on a prospective basis on the assumption that, among other things, the Distribution (as defined in the Information Statement which is a part of this Registration Statement) and the related transactions contemplated to occur prior to or contemporaneously with the Distribution will be consummated as contemplated by the Information Statement. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated. Any significant modifications or variations in the transactions contemplated will be reflected in an amendment or supplement to this Registration Statement.

                                CROSS REFERENCE

                       CORN PRODUCTS INTERNATIONAL, INC.

       I. INFORMATION INCLUDED IN INFORMATION STATEMENT AND INCORPORATED
                            IN FORM 10 BY REFERENCE

   CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

   Item
    No.                       Item Caption                            Location in Information Statement
----------                    ------------                            ---------------------------------
    1.      Business  .......................................  "SUMMARY;" "INTRODUCTION;" "BUSINESS;"
                                                               "RISK FACTORS;" "THE DISTRIBUTION -- Rea-
                                                               sons for the Distribution" and "MANAGEMENT'S
                                                               DISCUSSION AND ANALYSIS OF FINANCIAL
                                                               CONDITION AND RESULTS OF OPERATIONS."

    2.      Financial Information ...........................  "CORN PRODUCTS INTERNATIONAL, INC.
                                                               SUMMARY HISTORICAL FINANCIAL DATA;"
                                                               "CORN PRODUCTS INTERNATIONAL, INC.
                                                               SUMMARY PRO FORMA FINANCIAL DATA;"
                                                               "BUSINESS -- Management of Corn Cost Versus
                                                               Selling Price;" "FINANCING;" "SELECTED HIS-
                                                               TORICAL FINANCIAL DATA;" "PRO FORMA
                                                               FINANCIAL DATA" and "MANAGEMENT'S DIS-
                                                               CUSSION AND ANALYSIS OF FINANCIAL CON-
                                                               DITION AND RESULTS OF OPERATIONS."

    3.      Properties   ....................................  "BUSINESS -- Properties."
    4.      Security Ownership of Certain
            Beneficial Owners and Management  ...............  "SECURITY OWNERSHIP OF CERTAIN BENEFI-
                                                               CIAL OWNERS."

    5.      Directors and Executive Officers  ...............  "MANAGEMENT."

    6.      Executive Compensation   ........................  "EXECUTIVE COMPENSATION; PENSION AND
                                                               BENEFIT PLANS."

    7.      Certain Relationships and Related
            Transactions ....................................  "SUMMARY;" "THE DISTRIBUTION;" "RELA-
                                                               TIONSHIP BETWEEN THE COMPANY AND CPC
                                                               AFTER THE DISTRIBUTION" and "CERTAIN
                                                               RELATIONSHIPS AND TRANSACTIONS."

    8.      Legal Proceedings  ..............................  "BUSINESS -- Legal Proceedings."

    9.      Market Price of and Dividends on the
            Registrant's Common Equity and
            Related Stockholder Matters .....................  "SUMMARY;" "INTRODUCTION;" "THE DIS-
                                                               TRIBUTION -- Listing and Trading of Corn Prod-
                                                               ucts Common Stock" and "DIVIDEND POLICY."

   11.      Description of Registrant's Securities
            to be Registered   ..............................  "DESCRIPTION OF CAPITAL STOCK."

   12.      Indemnification of Directors and Officers  ......  "LIABILITY AND INDEMNIFICATION OF
                                                               DIRECTORS AND OFFICERS."

   13.      Financial Statements and
            Supplementary Data ..............................   "SUMMARY;" "SELECTED HISTORICAL FINANCIAL
                                                                DATA;" "PRO FORMA FINANCIAL DATA" and Corn
                                                                Products Combined Financial Statements
                                                                beginning on page F-1.

   15.      Financial Statements and Exhibits.
  (a)       List of Financial Statements   ..................  "INDEX TO CORN PRODUCTS COMBINED
                                                               FINANCIAL STATEMENTS."

          Subject to completion or amendment, dated December 4, 1997

                             INFORMATION STATEMENT


[GRAPHIC OMITTED]


                       CORN PRODUCTS INTERNATIONAL, INC.
                                 Common Stock
                          (Par Value $0.01 Per Share)

     This Information Statement is being furnished in connection with the distribution (the "Distribution") by CPC International Inc. ("CPC") to holders of record of CPC common stock at the close of business on December 15, 1997 (the "Record Date") of one share of common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the "Corn Products Common Stock"), of its wholly owned subsidiary, Corn Products International, Inc. (the "Company" or "Corn Products"), for every four shares of CPC common stock owned on the Record Date. Corn Products was formed in March 1997 for the purpose of effecting the Distribution and assuming the operations of the corn refining business of CPC and has no previous operating history. The Distribution will result in 100% of the outstanding shares of Corn Products Common Stock being distributed to holders of CPC common stock. It is expected that the Distribution will be effective at 11:59:59 p.m. on December 31, 1997 (the "Effective Date"). It is expected that certificates representing shares of Corn Products Common Stock will be mailed to holders of CPC common stock on or about January 2, 1998.

     No consideration will be paid by CPC's stockholders for the shares of Corn Products Common Stock. There is no current public trading market for the shares of Corn Products Common Stock, although it is expected that a "when-issued" trading market will develop on or about the Record Date. The Corn Products Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CPO" and "regular way" trading on the NYSE is expected to begin on January 2, 1998.

     In reviewing this Information Statement, you should carefully consider the matters described under the caption "RISK FACTORS" beginning at page 17.

                            ---------------------

      NO STOCKHOLDER APPROVAL IS REQUIRED OR SOUGHT IN CONNECTION WITH THE DISTRIBUTION. EACH STOCKHOLDER WILL AUTOMATICALLY RECEIVE A CERTIFICATE
  REPRESENTING CORN PRODUCTS COMMON STOCK RECEIVED IN THE DISTRIBUTION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO TAKE ANY ACTION WITH
                             RESPECT TO YOUR SHARES.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ---------------------
       THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR
               THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                             ---------------------

          The date of this Information Statement is December __, 1997.

     THIS INFORMATION STATEMENT IS BEING FURNISHED SOLELY TO PROVIDE INFORMATION TO STOCKHOLDERS OF CPC WHO WILL RECEIVE SHARES OF CORN PRODUCTS COMMON STOCK IN THE DISTRIBUTION. IT IS NOT, AND IS NOT INTENDED TO BE CONSTRUED AS, AN INDUCEMENT OR ENCOURAGEMENT TO BUY OR SELL ANY SECURITIES OF THE COMPANY OR CPC. THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS BELIEVED TO BE ACCURATE AS OF DECEMBER __, 1997. CHANGES MAY OCCUR AFTER THAT DATE, AND NEITHER THE COMPANY NOR CPC WILL UPDATE THE INFORMATION CONTAINED HEREIN EXCEPT IN THE NORMAL COURSE OF THEIR RESPECTIVE PUBLIC DISCLOSURES.


                            ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form 10 (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of Corn Products Common Stock to be received by the holders of CPC common stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are qualified in their entirety by reference to each such contract, agreement or other document filed as an exhibit to the Registration Statement, all of which are hereby incorporated herein by reference. The Registration Statement and the exhibits thereto may be inspected and copied at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the SEC's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of the Registration Statement and related documents may be obtained through the SEC Internet address at http://www.sec.gov.

     The Company will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC. Additionally, the Company will be required to provide annual reports containing audited financial statements to its stockholders in connection with its annual meetings of stockholders. After the Distribution, such reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. Application has been made to list the shares of Corn Products Common Stock on the NYSE and, if and when such shares of Corn Products Common Stock commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                          FORWARD-LOOKING STATEMENTS


     This Information Statement includes or may include certain forward-looking statements that involve risks and uncertainties. This Information Statement contains certain forward-looking statements concerning the Company's financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements herein include fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which the Company manufactures and sells its products, including fluctuations in the value of local currencies; costs or difficulties related to the establishment of the Company as an independent entity; and increased competitive and/or customer pressure in the corn refining industry. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this Information Statement. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that the Company will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. See "RISK FACTORS" at page 17.


                            ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR CPC.

                              TABLE OF CONTENTS

ADDITIONAL INFORMATION  ...........................    ii
FORWARD-LOOKING STATEMENTS ........................   iii
SUMMARY  ..........................................     1
CORN PRODUCTS INTERNATIONAL,
   INC. SUMMARY HISTORICAL
   FINANCIAL DATA .................................     6
RECENT DEVELOPMENTS  ..............................     7
CORN PRODUCTS INTERNATIONAL,
   INC. SUMMARY PRO FORMA
   FINANCIAL DATA .................................     8
INTRODUCTION   ....................................     9
BUSINESS ..........................................    10
   Overview .......................................    10
   Business Strategy ..............................    10
   Products .......................................    11
   Competition ....................................    12
   Customers   ....................................    13
   Raw Materials  .................................    13
   Management of Corn Cost versus Selling
      Price .......................................    13
   Geographic Scope  ..............................    14
   Research and Development   .....................    14
   Sales and Distribution  ........................    14
   Patents and Trademarks  ........................    14
   Employees and Management   .....................    14
   Properties  ....................................    15
   Government Regulation and Environmental
      Matters  ....................................    16
   Legal Proceedings ..............................    16
RISK FACTORS   ....................................    17
   Uncertain Ability to Reverse Recent
      Disappointing Financial Performance    ......    17
   Uncertain Ability to Contain Costs or to
      Fund Capital Expenditures  ..................    17
   Competition; Expanding Industry Capacity ........   18
   Price Volatility and Uncertain Availability of
      Corn  .......................................    18
   Potential Losses from Commodities Hedging
      Activities  .................................    18
   Unavailability of CPC's Financial and Other
      Resources   .................................    19
   Absence of Prior Trading Market for Corn
      Products Common Stock   .....................    19
   Uncertainty of Dividends   .....................    19
   Foreign Operations Risks   .....................    19
   Certain Anti-Takeover Effects ..................    19
   Indebtedness   .................................    20

   Limited Relevance of Historical Financial
      Information    ..............................    21
   Possibility of Substantial Redistribution of
      Corn Products Common Stock    ...............    21
   Reliance on Major Customers   ..................    21
THE DISTRIBUTION  .................................    22
   Reasons for the Distribution  ..................    22
   Manner of Effecting the Distribution   .........    22
   Certain U.S. Federal Income Tax
      Consequences of the Distribution    .........    23
   Listing and Trading of Corn Products Com-
      mon Stock                                        24
   Expenses of the Distribution  ..................    25
   Treatment of Employee Options, Restricted
      Stock and Rabbi Trusts in the Distribution       25
RELATIONSHIP BETWEEN THE
   COMPANY AND CPC AFTER THE
   DISTRIBUTION   .................................    26
   Distribution Agreement  ........................    27
   Tax Sharing Agreement   ........................    27
   Tax Indemnification Agreement ..................    27
   Debt Agreement .................................    28
   Transition Services Agreement ..................    29
   Employee Benefits Agreement   ..................    29
   Other Agreements and Arrangements   ............    30
FINANCING   .......................................    31
PRO FORMA CAPITALIZATION   ........................    32
SELECTED HISTORICAL FINANCIAL
   DATA  ..........................................    33
PRO FORMA FINANCIAL DATA   ........................    34
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF
   OPERATIONS  ....................................    38
   Introduction   .................................    38
   Overview and Outlook ...........................    38
   Results of Operations: First Nine Months of
      1997 Compared With First Nine Months
      of 1996  ....................................    39
   Results of Operations: 1996 Compared With
      1995  .......................................    40
   Results of Operations: 1995 Compared With
      1994  .......................................    40
   Liquidity and Capital Resources  ...............    41
MANAGEMENT  .......................................    42
   Directors of the Company   .....................    42
   Directors' Meetings, Fees and Committees  ......    43

Audit Committee   ..............................     44
Compensation and Nominating Committee  .........     44
Executive Officers of the Company   ............     44
EXECUTIVE COMPENSATION;
   PENSION AND BENEFIT PLANS  ..................     46
   Historical Compensation .....................     46
   Base Salaries  ..............................     49
   Annual Bonuses ..............................     49
   Severance Agreements ........................     49
   Stock Incentive Plan ........................     49
   Pension Plans  ..............................     50
   Defined Contribution Plan  ..................     50
   Other Benefit Plans  ........................     51
CERTAIN RELATIONSHIPS AND
   TRANSACTIONS   ..............................     51
SECURITY OWNERSHIP OF CERTAIN
   BENEFICIAL OWNERS    ........................     52
DESCRIPTION OF CAPITAL STOCK  ..................     53
   Authorized Stock  ...........................     53
   No Preemptive Rights ........................     54
   Transfer Agent and Registrar  ...............     54
   Rights Plan .................................     55
ANTI-TAKEOVER EFFECTS OF
   CERTAIN PROVISIONS OF THE
   CHARTER, THE BY-LAWS, THE
   RIGHTS PLAN AND DELAWARE
   LAW   .......................................     57
   Classified Board of Directors; Removal of
      Directors   ..............................     57
   Filling Vacancies on the Board   ............     58
   Written Consents and Special Meetings  ......     58
   Advance Notice Provisions for Stockholder
      Nominations and Proposals  ...............     58
   Restrictions on Amendment  ..................     59
   Preferred Stock   ...........................     59
   Other Considerations ........................     60
   Certain Effects of the Rights Plan  .........     60
   Delaware Business Combination Statute  ......     60
LIABILITY AND INDEMNIFICATION OF
   DIRECTORS AND OFFICERS  .....................     60
INDEPENDENT ACCOUNTANTS ........................     61
DIVIDEND POLICY   ..............................     61
TABLE OF DEFINED TERMS  ........................     62
INDEX TO CORN PRODUCTS
   COMBINED FINANCIAL
   STATEMENTS  .................................    F-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements set forth in this Information Statement, which should be read in its entirety.


                       Corn Products International, Inc.

     CPC International Inc., a Delaware corporation ("CPC"), is a successor to Corn Products Refining Company, which was originally incorporated in 1906. Corn Products Refining Company was initially an amalgamation of virtually all of the corn syrup and starch companies in the United States. CPC remained the leading corn refiner in the United States into the early 1970's. Over the years, CPC grew and diversified and placed an increasing emphasis on a branded foods business. The management and the Board of Directors of CPC have concluded that it is in the best interests of CPC and its stockholders for CPC to focus exclusively on its worldwide branded foods businesses, and to create a separate, independent company to focus solely on the corn refining and related businesses (the "Corn Refining Business").

     Corn Products International, Inc., a Delaware corporation and a wholly owned subsidiary of CPC (the "Company" or "Corn Products"), was formed in March 1997 to assume the operations of the Corn Refining Business. As described herein, effective at 11:59:59 p.m. on December 31, 1997, CPC will distribute all of the stock of the Company to holders of CPC common stock (the "Distribution"). CPC will transfer the assets and related liabilities of the Corn Refining Business to the Company prior to the Distribution. Following the Distribution, CPC will no longer own any stock of the Company and the Company will operate the Corn Refining Business as an independent, publicly traded company. The Company's principal executive offices are located at 6500 South Archer Road, Bedford Park, IL 60501-1933 and its telephone number is (708) 563-2400. See "THE DISTRIBUTION" at page 22 and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page 26.


Business

     The Company produces a large variety of food ingredients and industrial products derived from the wet milling of corn and other farinaceous materials for use in more than 60 industries. The Company is one of the largest corn refiners in the world, and believes it is the fourth largest corn refiner in the United States and the leading corn refiner in both Latin America and Canada based on annual grind. The Company engages in business in over 20 countries, operating directly and through affiliates in nine countries with 19 plants and indirectly through joint ventures and technical licensing agreements elsewhere in Latin America, Asia, Africa, Australia and New Zealand. In 1996, the Corn Refining Business produced net sales worldwide of approximately $1.5 billion of which intercompany sales accounted for approximately $157 million. Sweeteners, such as high fructose corn syrup (a sweetener used in soft drinks and other products), accounted for $842 million (55%) of 1996 net sales, while starches (used for both food and non-food purposes) accounted for $336 million (22%) of 1996 net sales. See "BUSINESS" at page 10, "RISK FACTORS" at page 17, "SELECTED HISTORICAL FINANCIAL DATA" at page 33, "PRO FORMA FINANCIAL DATA" at page 34, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38 and the Company's Combined Financial Statements beginning at page F-1.



Business Strategy

     The Company is committed to optimizing its productive capacities, enhancing its market positions and increasing profitability by employing the following key strategies:

     o Leverage Leading Market Positions and Geographic Diversity.

     o Expand into New Markets through New and Existing Strategic
       Relationships.

     o Seize Trade Opportunities Based on Regional Presence.

     o Improve and Introduce Value-Added Products.

     o Maximize Operating Efficiencies.

     o Emphasize Close Customer Relationships in Delivering Quality Products and Service.

     o Improve Management Effectiveness and Focus Employee Incentives.

See "BUSINESS -- Business Strategy" at page 10.


                               The Distribution

Primary Purposes of the
 Distribution............   CPC and the Company believe that the Distribution
                            will enhance the ability of each of CPC and the Company to maximize the profitability of its respective operations by enabling each company to focus its managerial and financial resources on the growth and development of its core businesses without regard to the corporate objectives, policies and investment standards of the other. In addition, the Distribution will enable the Company to establish equity-based incentive compensation arrangements which will more effectively attract, retain and motivate employees by offering benefits that are more directly associated with the employees' efforts to improve the performance of the Company. CPC also believes that the Distribution will enable CPC to implement significant cost savings that would not have been possible without the decision to proceed with the Distribution. See "THE DISTRIBUTION -- Reasons for the Distribution" at page 22.

Distribution Ratio ......   Each holder of CPC common stock, par value $0.25
                            per share ("CPC Common Stock"), will receive one share of common stock, par value $0.01 per share, including the associated preferred stock purchase rights ("Corn Products Common Stock"), of the
                            Company for every four shares of CPC Common Stock held on the Record Date (as defined below). See "THE
                            DISTRIBUTION -- Manner of Effecting the
                            Distribution" at page 22.


Tax Consequences to CPC

 Stockholders   .........   CPC has received a private letter ruling (the
                            "Ruling") from the Internal Revenue Service (the
                            "IRS") that the receipt of shares of Corn Products
                            Common Stock will be tax-free for U.S. federal income tax purposes to the holders of CPC Common
                            Stock. The Ruling does not address the treatment of cash received for fractional share interests of Corn Products Common Stock. Cash, if any, received in lieu of fractional shares will not be tax-free to holders of CPC Common Stock. See "THE
                            DISTRIBUTION -- Manner of Effecting the
                            Distribution" at page 22 and "-- Certain U.S.
                            Federal Income Tax Consequences of the
                            Distribution" at page 23.

Shares to be
 Distributed    .........   Approximately 35.5 million shares of Corn Products
                            Common Stock will be distributed pursuant to the Distribution based on the approximately 142 million shares of CPC Common Stock outstanding on September
                            30, 1997 and eligible to receive the Distribution.
                            In addition, as of September 30, 1997,
                            approximately 55,000
                            restricted shares of CPC Common Stock and options with respect to approximately 250,000 shares of CPC Common Stock were held by CPC employees who will become employees of the Company. As provided in the Employee Benefits Agreement, the Company will issue restricted shares of Corn Products
                            Common Stock and options with respect to Corn
                            Products Common Stock to adjust and substitute for such CPC restricted stock and options. The Company has reserved an additional 3.5 million shares of Corn Products Common Stock for issuance from time to time under stock-based compensation plans. See
                            "THE DISTRIBUTION -- Manner of Effecting the
                            Distribution" at page 22, "-- Treatment of
                            Employee Options, Restricted Stock and Rabbi
                            Trusts in the Distribution" at page 25 and "EXECUTIVE COMPENSATION; PENSION AND BENEFIT
                            PLANS" at page 46.

No Fractional Shares  ...   No fractional shares of Corn Products Common Stock
                            will be distributed. All fractional share interests will be aggregated and sold by the Distribution
                            Agent (as defined below) and the cash proceeds will be distributed to those stockholders otherwise entitled to a fractional interest. See "THE
                            DISTRIBUTION -- Manner of Effecting the
                            Distribution" at page 22.

Listing and Trading
 Market   ...............   The Corn Products Common Stock has been approved for
                            listing, subject to official notice of issuance, on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "CPO." See "THE DISTRIBUTION --
                            Listing and Trading of Corn Products Common Stock" at page 24.

Record Date  ............   Close of business on December 15, 1997 (the
                            "Record Date").

Effective Date  .........   11:59:59 p.m. on December 31, 1997 (the "Effective
                            Date").

Mailing Date    .........   Certificates representing shares of Corn Products
                            Common Stock are expected to be mailed to holders of CPC Common Stock on or about January 2, 1998.

Distribution Agent    ...   First Chicago Trust Company of New York (the
                            "Distribution Agent"). CPC stockholders with questions concerning procedural issues related to the Distribution or the trading of Corn Products
                            Common Stock or CPC Common Stock for the period generally between the Record Date and the Effective
                            Date may call the Distribution Agent at (201)
                            324-0498 or (800) 446-2617.

Dividend Policy    ......   The Company's dividend policy will be set by the
                            Company's Board of Directors (the "Corn Products
                            Board") after the Distribution. The Company currently anticipates that it will pay modest quarterly cash dividends, although the declaration and payment of dividends is at the discretion of the Corn Products Board and will be subject to the Company's financial results and the availability of surplus funds to pay dividends. The Delaware General
                            Corporation Law (the "DGCL") prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration of dividends and the amount thereof will depend on a number of factors, including the Company's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the Corn Products Board may deem relevant. No assurance can be given that the Company will pay any dividends. See "RISK FACTORS -- Uncertainty of
                            Dividends" at page 19, "MANAGEMENT'S DISCUSSION
                            AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                            OPERATIONS" beginning at page 38 and "DIVIDEND
                            POLICY" at page 61.

Relationship with CPC After the

 Distribution   .........   The Company will have ongoing relationships with
                            CPC following the Distribution. CPC and the Company intend to enter into the Master Supply Agreement and a number of other agreements in connection with the Distribution, including the Distribution Agreement, the Tax Sharing Agreement, the Tax Indemnification
                            Agreement, the Debt Agreement, the Transition
                            Services Agreement, the Employee Benefits Agreement, the Access Agreement and the Master License
                            Agreement. Under the Master Supply Agreement, CPC will generally agree, among other things, to purchase certain products exclusively from the Company for a period of two years from the Effective
                            Date. In addition, the Company and CPC initially will have four common members on their respective
                            Boards of Directors and one CPC employee will initially serve as a director of the Company. See
                            "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE
                            DISTRIBUTION" at page 26 and "MANAGEMENT" at page 42.

Risk Factors    .........   Stockholders should be aware that there are
                            certain risks inherent in an investment in Corn
                            Products Common Stock and should carefully consider those risks, which include the uncertain ability of the Company to reverse its recent disappointing financial performance and to fund its anticipated capital expenditures; the competitiveness of the corn refining industry and its recent overcapacity;
                            the price volatility of corn; the potential losses that may result from the Company's commodities hedging activities; and the impact of the Company's anticipated indebtedness on its operations. For a full description of these and other risks associated with such an investment, see "RISK FACTORS" beginning at page 17.

                             STOCKHOLDER INQUIRIES

     Stockholders of CPC with questions relating to the Distribution and delivery of stock certificates, or the trading of Corn Products Common Stock or CPC Common Stock for the period generally between the Record Date and the Effective Date, should contact the Distribution Agent:

                    First Chicago Trust Company of New York
                                 P.O. Box 2500
                          Jersey City, NJ 07303-2506
                                (201) 324-0498
                                      or
                     (800) 446-2617 (Anywhere in the U.S.)

                             ---------------------

   For other questions addressed to CPC, please contact:

                    Shareholder Communications Corporation
                                17 State Street
                              New York, NY 10004
                                (800) 451-0155

     After the Effective Date, stockholders of the Company with inquiries relating to the Distribution or their investment in the Company should contact Corn Products International, Inc., 6500 South Archer Road, Bedford Park, IL 60501-1933, Attention: Investor Relations.

                       CORN PRODUCTS INTERNATIONAL, INC.
                       SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth a summary of selected financial data for the Company. The historical financial information below may not necessarily be indicative of the results of operations or financial position that would have been obtained if the Company had been a separate, independent company during the period shown or of the Company's future performance as an independent company. The financial data set forth below should be read in conjunction with the Company's financial statements and the notes thereto found elsewhere in this Information Statement. Interim results may not necessarily be indicative of the Company's results of operations or financial position for a full year. See "SELECTED HISTORICAL FINANCIAL DATA" at page 33, "PRO FORMA FINANCIAL DATA" at page 34, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38 and the Company's Combined Financial Statements beginning at page F-1. Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA" at page 34.




                                Nine Months Ended
                                  September 30,                            Years Ended December 31,
  (in millions, except      --------------------------   -------------------------------------------------------------
     current ratio)
                                 1997           1996       1996         1995            1994          1993      1992
                            ---------------   --------   --------   -------------   -------------   --------   -------
Income Statement
  Data:
Net sales (1)   .........    $  1,055          $1,144     $1,524     $ 1,387         $ 1,385         $1,243    $1,250
Gross profit ............          96             142        143         304             298            254       258
Restructuring
  charges (gains) --
  net  ..................          94              --         --         (37)             19             --        --
Spin-off costs  .........          15              --         --          --              --             --        --
Operating income
  (loss)  ...............         (84)             81         65         251             188            182       180
Income (loss) before
  income taxes  .........        (106)             60         37         223             169            166       162
Income tax expense
  (benefit)  ............         (25)             22         12          86              67             66        65
Minority
  stockholders'
  interest   ............           1               2          2           2               2              1         1
                             --------          -------    -------    --------        --------        -------   -------
Net income (loss)  ......    $    (82)(2)      $   36     $   23     $   135(2)      $   100(2)      $   99    $   96
                             ========          =======    =======    ========        ========        =======   =======

Balance Sheet Data:
Working capital  ......    $   88     $  176     $  147     $    31     $  106     $   33    $   33
Current ratio .........       1.3        1.6        1.5         1.1        1.5        1.2       1.2
Plant and properties,
  net   ...............    $1,051     $1,042     $1,057     $   920     $  830     $  792    $  745
Total debt ............    $  350     $  340     $  350     $   363     $  294     $  269    $  263
Deferred income
  taxes, net  .........    $   73     $  107     $   85     $   102     $  100     $  114    $  118
CPC equity
  investment  .........    $  941     $1,007     $1,025     $   600     $  550     $  484    $  444
Total assets  .........    $1,642     $1,656     $1,663     $ 1,306     $1,207     $1,110    $1,053

------------
(1) Includes sales to CPC as follows: $123; $124; $157; $154; $163; $140; and
    $153 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.
(2) Includes provisions for restructuring. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38.


                              RECENT DEVELOPMENTS

     The Company does not as a matter of course make public projections as to future performance or earnings. The following information has been included in this Information Statement for the limited purpose of giving all Corn Products stockholders access to certain financial projections made available to investment analysts in connection with the Distribution. As of the date of this Information Statement, the Company expects that its operating profits before restructuring charges and spin-off costs will be in the range of $45 million to $50 million, and that its operating cash flows should reach $170 million, for the year ending December 31, 1997. These results include estimated North American operating losses in the range of $25 million to $30 million and estimated operating profits for other international operations of approximately $80 million to $85 million for 1997. See "FORWARD-LOOKING STATEMENTS" at page iii and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" at page 38.

                       CORN PRODUCTS INTERNATIONAL, INC.
                       SUMMARY PRO FORMA FINANCIAL DATA

     The following summary pro forma financial data make adjustments to the Company's historical statement of income as if the Distribution had occurred on December 31, 1995 for purposes of the pro forma statement of earnings, and make adjustments to the Company's historical balance sheet as if the Distribution had occurred on September 30, 1997 for purposes of the September 30, 1997 pro forma balance sheet and on December 31, 1996 for purposes of the December 31, 1996 pro forma balance sheet. See "PRO FORMA FINANCIAL DATA" at page 34 for a discussion of the principal adjustments involved in the preparation of the pro forma financial information. The pro forma financial statements of the Company may not reflect the future results of operations or financial position of the Company or what the results of operations would have been if the Company had been a separate, independent company during such periods. See "PRO FORMA FINANCIAL DATA" at page 34.

                                               Nine Months         Year
                                                  Ended            Ended
                                              September 30,     December 31,
                                             ---------------   -------------
                                                  1997             1996
(in millions, except per share data)         ---------------   -------------

Statement of Earnings Data:
Net sales   ..............................     $   1,055          $ 1,524
Restructuring charges -- net  ............            94               --
Spin-off costs    ........................            15               --
Operating income (loss)    ...............           (81)              69
Income (loss) before income taxes   ......          (103)              41
Net income (loss)    .....................           (80)              26
Earnings (loss) per share(1)  ............     $   (2.24)         $  0.73

Balance Sheet Data:
Current assets    ........................     $     416          $   434
Working capital   ........................           236              309
Plant and properties, net  ...............         1,051            1,057
Total assets   ...........................         1,642            1,663
Current liabilities  .....................           180              125
Long-term debt    ........................           350              350
Stockholders' equity    ..................     $     952          $ 1,037

------------
(1) The number of shares used to compute earnings (loss) per share is based on the number of shares of CPC Common Stock outstanding at September 30, 1997 and December 31, 1996 (excluding shares held by the Rabbi Trusts and taking into account an estimated number of shares of restricted Corn Products Common Stock to be issued to Corn Products Employees in substitution for shares of restricted CPC Common Stock as provided in the Employee Benefits Agreement), adjusted for an assumed distribution ratio of one share of Corn Products Common Stock for every four shares of CPC Common Stock held on the Record Date.

                                 INTRODUCTION

     On November 18, 1997, the Board of Directors of CPC declared the Distribution payable to the holders of record of CPC Common Stock at the close of business on the Record Date of one share of Corn Products Common Stock, including the associated preferred stock purchase rights ("Rights"), for every four shares of CPC Common Stock outstanding on the Record Date. (Unless the context otherwise requires, all references to Corn Products Common Stock in this Information Statement shall include the associated Rights.) The Distribution will occur at the Effective Date. As a result of the Distribution, 100% of the outstanding shares of Corn Products Common Stock will be distributed to holders of CPC Common Stock, and CPC will no longer own any shares of Corn Products Common Stock. It is expected that certificates representing shares of Corn Products Common Stock will be mailed to holders of CPC Common Stock on or about January 2, 1998. See "THE DISTRIBUTION -- Manner of Effecting the Distribution" at page 22.

     CPC formed the Company in March 1997 to assume the operations of the Corn Refining Business and to effect the Distribution. In connection with the Distribution, CPC will transfer to the Company all of the assets and related liabilities of the Corn Refining Business, including the stock of certain of CPC's foreign and domestic subsidiaries engaged in the Corn Refining Business. Following the Distribution, the Company will focus on the Corn Refining Business and CPC will focus on its worldwide branded foods business. See "BUSINESS" at page 10 and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Distribution Agreement" at page 27. Unless the context indicates otherwise, all references herein to the business, operations, activities, customers, assets and other attributes of the Company prior to the Distribution Date relate to the Corn Refining Business conducted by CPC and its subsidiaries prior to the Distribution and are described herein as those of the Company for ease of presentation and all references herein to the Company or Corn Products include Corn Products International, Inc. and its subsidiaries.


     Stockholders of CPC with questions concerning procedural issues related to the Distribution or the trading of Corn Products Common Stock or CPC Common Stock for the period generally between the Record Date and the Effective Date may call the Distribution Agent, First Chicago Trust Company of New York, at
(201) 324-0498 or (800) 446-2617. Other inquiries addressed to CPC should be directed to Shareholder Communications Corporation at 17 State Street, New York, NY 10004, or by telephone at (800) 451-0155. After the Effective Date, stockholders of the Company with inquiries relating to the Distribution or their investment in the Company should contact Corn Products International, Inc., 6500 South Archer Road, Bedford Park, IL 60501-1933, Attention: Investor Relations. The Company's telephone number is (708) 563-2400.

                                   BUSINESS

Overview

     The Corn Refining Business dates back to the original formation of CPC's predecessor over 90 years ago. In 1906, Corn Products Refining Company was formed through an amalgamation of virtually all the corn syrup and starch companies in the United States. International expansion followed soon thereafter. In 1928, the Corn Refining Business commenced Latin American operations in Brazil, followed quickly by expansions into Argentina and Mexico. The Company engages in business in over 20 countries, operating directly and through affiliates in nine countries with 19 plants and indirectly through joint ventures and technical licensing agreements elsewhere in Latin America, Asia, Africa, Australia and New Zealand. The largest of these joint ventures is in Mexico, where the operations of the Corn Refining Business have been combined into a joint venture with the corn refining operations of Arancia Industrial S.A. de C.V. This joint venture was, in 1996, the first producer in Mexico of HFCS-55, the primary form of high fructose corn syrup used in the soft drink industry. The Company is one of the largest corn refiners in the world, and believes it is the fourth largest corn refiner in the United States and the leading corn refiner both in Latin America (including its Mexican joint venture which is the largest corn refiner in Mexico) and in Canada, based on annual grind. Approximately 68% of the Company's net sales are generated in North America, 27% in Latin America and 5% in other geographic regions through product sales and technology license fees.

     As a result of the multinational nature of the Company's operations, the Company has developed a management structure that is able to provide strategic direction on a global basis and also can implement ideas and service customers locally. The Company has developed both formal and informal networks to facilitate the sharing of business experiences and problem solving. The Company believes this flexible structure enables it to take advantage of the relaxation of international trade barriers to increase exports between countries and allows for more effective management and higher utilization of resources.

     The Corn Refining Business supplies customers in more than 60 industries with value-added products processed from starch and commodity products. The Company's most important customers are in the food and beverage, pharmaceuticals, paper products, corrugated and laminated paper, textiles and brewing industries and in the animal feed markets.

     Corn refining is a capital-intensive two-step process that involves the wet milling and processing of corn. During the front end grind, corn is steeped in water and separated into starch and co-products such as animal feed and germ. The starch is then either dried for sale or further modified or refined through various processes to make products designed to serve the particular needs of various industries. The germ is refined to produce corn oil. See "-- Products" at page 11.

     The Company believes it has competitive, up-to-date and cost-effective facilities. In recent years, significant capital expenditures have been made to update, expand and improve the Company's facilities, averaging in excess of $135 million per year for the last five years. Capital investments have included the rebuilding of the Company's plant in Cali, Colombia; an expansion of both grind capacity and dextrose production capacity at the Company's Argo facility in Bedford Park, Illinois; entry into the high maltose corn syrup business in Brazil, Colombia and Argentina; and the installation of energy co-generation facilities in Canada. The Company believes these capital expenditures will allow the Company to operate highly efficient facilities for the foreseeable future with further annual capital expenditures that are significantly below historical averages. In recent years, steps have also been taken to reduce costs by closing facilities which could not economically be made efficient, including plants in Argentina and Honduras.


Business Strategy

     The Company is committed to generating growth by optimizing its productive capacities, enhancing its market positions and increasing its profitability, employing the following key strategies:

     Leverage Leading Market Positions and Geographic Diversity. The Company intends to increase sales and develop new markets by leveraging its position as a market leader for specific products and in specific geographic regions. For dextrose, in which the Company has a leading position on a worldwide basis, the Company's investment strategy favors the timely provision of additional production capacity to meet rising demand.

For glucose, corn syrup and starch, in which the Company generally has a strong position and a leading position in Latin America, the Company follows a similar investment strategy. For example, in 1994, the Company introduced high maltose corn syrup for use by the brewing industry in Latin America, where the Company was already a leader in the corn refining industry. The Company also plans to use its local operations, licensing and technical relationships and joint ventures, which are located in over 20 countries around the world, to expand in markets where demand for corn refining products is expected to grow at a faster rate than demand in North America and other more established markets. In light of its existing market positions for sweeteners and starches in the faster-growing areas of Latin America, Asia and Africa, the Company believes it is well-positioned to expand its presence in these emerging markets.

     Expand into New Markets through New and Existing Strategic Relationships. The Company plans to seek additional strategic alliances with local starch producers as a cost effective method of expanding into emerging markets. The Company believes it can leverage its advanced technology, global business experience, management and product application skills and existing customer relationships by forming alliances with local market participants who have unique knowledge of regional customers, markets and other political and business conditions. For example, by combining operations in a joint venture with Mexico's largest corn refiner in November 1994, the Company and its partner solidified their leading market positions and enabled themselves to tap into that nation's developing market for high fructose corn syrup.

     Seize Trade Opportunities Based on Regional Presence. The Company believes it is well-positioned to take advantage of the relaxation of international trade barriers to increase exports between countries by using facilities and distribution systems currently in place. Moreover, the Company is focused on employing its local operations around the world as a base for expansion into newly-accessible markets.

     Improve and Introduce Value-Added Products. While non-differentiated commodity products have accounted, and are expected to continue to account, for most of the Company's sales volume, the Company intends to continue to invest in the introduction of products geared to the specific needs of its customers as well as to attempt to anticipate their future needs in ever-changing international markets.

     Maximize Operating Efficiencies. Competitiveness in the corn refining industry depends on the ability to continually improve operating and cost efficiencies. The Company has implemented, and intends to continue to focus on, cost-saving and productivity programs. For example, the Company has installed energy co-generation facilities in a number of plants to reduce utility costs and has recently coordinated global purchasing to optimize its worldwide purchasing power. The Company plans to continue to emphasize continued improvement in preventive maintenance programs that have resulted in improved facility reliability over the past several years and have enabled the Company to achieve record annual corn grind in fifteen plants in 1996.

     Emphasize Close Customer Relationships in Delivering Quality Products and Service. The Company believes it has established a reputation for delivering high quality products and providing superior customer service. The Company intends to continue to improve its service levels and focus on customer needs through its sales networks and customer surveys. The Company believes that its localized operations enable it to reach a broad customer base and that close relations with customers increase its overall profitability.

     Improve Management Effectiveness and Focus Employee Incentives. The Company intends to continue to give strategic direction on a global basis while encouraging strong local management implementation. Moreover, the Company will seek to increase sales and efficiency by tying compensation more closely to the performance of the Corn Refining Business and expanding performance-based compensation further into the organizational structure than was possible before the Distribution.


Products

     The Company serves many industries, including the food and beverage, pharmaceuticals, paper products, corrugated and laminated paper, textiles and brewing industries and the animal feed markets in North America and internationally.

     Sweetener Products. Sweeteners accounted for 55%, or $842 million, of the net sales of the Corn Refining Business in 1996; 57%, or $786 million, and 50%, or $688 million, of net sales in 1995 and 1994, respectively. The Company's Sweeteners Products include:

       High Fructose Corn Syrup: The Company produces two types of high fructose corn syrup: (1) HFCS-55, which is primarily used as a sweetener in soft drinks and (2) HFCS-42, which is used as a sweetener in various consumer products such as fruit-flavored beverages, yeast-raised breads, rolls, doughs, ready-to-eat cakes, yogurt and ice cream.

       Glucose Corn Syrups: Glucose corn syrups are widely used in the food industry, including in baked goods, snack foods, alcoholic and non-alcoholic beverages, canned fruits, condiments, candy and other sweets, dairy products, ice cream, jams and jellies and as table syrups.

       High Maltose Corn Syrup: This special type of glucose syrup has a unique carbohydrate profile, which makes it ideal for use in brewing as a source of fermentable sugars to produce quality beers. High maltose syrups are also used in the production of confections, canning and some other food processing applications.

       Maltodextrin: Maltodextrin, which comes in several grades, has a wide variety of uses, contributing bulking benefits and complex carbohydrates to many applications including dry mixes, sports drinks, baked products and confections.

       Dextrose: The Company produces two types of dry dextrose - monohydrate and anhydrous. Monohydrate dextrose is used in a broad variety of applications by the food industry where a dry product is needed, including confections, baking, dry mixes and sugar substitutes. Anhydrous dextrose is used for making dextrose solutions for intravenous injection and other pharmaceutical applications. Dextrose also has a wide range of industrial applications, including production of biodegradable surfactants, wall board and as a base for many fermentation products including organic acids, vitamins, amino acids and alcohols.

     Starch Products. Starch products accounted for 22%, or $336 million, of the net sales of the Corn Refining Business in 1996; 22%, or $308 million, and 24%, or $334 million, of net sales in 1995 and 1994, respectively.

       Corn Starch: Corn starch is a component in the production of paper, corrugated containers, construction materials and textiles. It is also used in numerous food applications as a thickener and binder in a range of products. Other examples of starch applications include dusting powders, pharmaceutical tablets, cosmetics, mining and the production of plastics and resins.

     Co-Products. Co-products accounted for 23%, or $346 million, of the net sales of the Corn Refining Business in 1996; 21%, or $293 million, and 26%, or $363 million, of net sales in 1995 and 1994, respectively. The Company's Co-products include:

       Corn Oil: Corn oil is used as cooking oil and in the production of margarine, salad dressings, shortening, mayonnaise and other foods.

       Corn Gluten Feed and Corn Gluten Meal: Corn gluten feed is sold as animal feed and corn gluten meal is sold as a feed protein, primarily to the poultry industry.


Competition

     The corn refining industry is highly competitive. Most of the Company's products compete with virtually identical products and derivatives manufactured by other companies in the industry. The U.S. market is the most competitive, with participation by eleven corn refiners, including ADM Corn Processing Division ("ADM") (a division of Archer Daniels Midland Company), Cargill, A.E. Staley Manufacturing Co. ("Staley") (a subsidiary of Tate & Lyle, PLC) and National Starch and Chemical Company ("National Starch") (a subsidiary of Imperial Chemicals Industries plc). In Latin America, Cargill has corn refining operations in Brazil, National Starch has operations in Brazil and Mexico, and ALMEX, a joint venture between ADM and Staley, has operations in Mexico. Several local corn refiners also operate in Latin America. Competition within markets is largely based on price, quality and product availability.

     Several of the Company's products also compete with products made from raw materials other than corn. High fructose corn syrup and monohydrate dextrose compete principally with cane and beet sugar products. Co-products such as corn oil and gluten meal compete with products of the corn dry milling industry and with soybean oil and soybean meal. Fluctuations in prices of these competing products may affect prices of, and profits derived from, the Company's products.

Customers

     The Company supplies a broad range of customers in over 60 industries. Historically, CPC's worldwide branded foods business has been one of the Corn Refining Business' largest customers, accounting for approximately 10% of total sales in 1996. The Company and CPC will enter into a two-year Master Supply Agreement, which sets forth the terms under which the Company will sell its products to CPC following the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Other Agreements and Arrangements" at page 30. In addition, approximately 15% of the worldwide sales of the Corn Refining Business in 1996 represented sales of high fructose corn syrup to international, regional and local companies engaged in the soft drink industry, primarily in North America. See "RISK FACTORS -- Reliance on Major Customers" at page 21. The Company believes its customers value its local approach to service.


Raw Materials


     The basic raw material of the corn refining industry is yellow dent corn. In the United States, the corn refining industry processes about 10% to 15% of the annual U.S. corn crop. The supply of corn in the United States has been, and is anticipated to continue to be, adequate for the Company's domestic needs. The price of corn, which is determined by reference to prices on the Chicago Board of Trade, fluctuates as a result of three primary supply factors -- farmer planting decisions, climate and government policies -- and three major market demand factors -- livestock feeding, shortages or surpluses of world grain supplies and domestic and foreign government policies and trade agreements.

     Corn is also grown in other areas of the world, including Canada, South Africa, Argentina, Brazil, China and Australia. The Company's affiliates outside the United States utilize both local supplies of corn and corn imported from other geographic areas, including the United States. The supply of corn for these affiliates is also generally expected to be adequate for the Company's needs. Corn prices for the Company's non-U.S. affiliates generally fluctuate as a result of the same factors that affect U.S. corn prices.

     Due to the competitive nature of the corn refining industry and the availability of substitute products not produced from corn, such as sugar from cane or beets, end product prices may not necessarily fluctuate in relation to raw material costs of corn. See "RISK FACTORS -- Price Volatility and Uncertain Availability of Corn" at page 18 and "-- Potential Losses from Commodities Hedging Activities" at page 18.


Management of Corn Cost versus Selling Price


     Approximately 50% of the Company's starch and refinery products are sold at prices established in supply contracts lasting for periods of up to one year. The remainder of the Company's starch and refinery products are not sold under firm pricing arrangements and actual pricing for those products is affected by the cost of corn at the time of production and sale.

     The Company generally hedges its exposure to corn price fluctuations to attempt to mitigate their impact on operating profits. However, such hedging activities cannot eliminate all risk exposure, and at times the Company will realize gains or losses in its raw material positions.

     In North America, the Company follows guidelines (the "Corn Purchasing Policy") to coordinate final product prices with corn costs and reduce the risks associated with corn purchasing and/or hedging activities. The Corn Purchasing Policy operates according to two basic principles. First, the Company purchases or prices corn for all contracted firm price product sales. Second, the Company purchases or prices a limited amount of corn on an anticipatory basis, based upon continuous evaluation of market conditions and expectations with respect to the sale of starch and refinery products not covered by firm price contracts. The Company has similar purchasing and pricing policies for its non-U.S. affiliates.

     Notwithstanding these programs, losses can and have occurred. See "RISK FACTORS -- Price Volatility and Uncertain Availability of Corn" at page 18, "-- Potential Losses from Commodities Hedging Activities" at page 18 and the Company's Combined Financial Statements beginning at page F-1.

Geographic Scope


     The Company engages in business in over 20 countries, operating directly and through affiliates in nine countries with 19 plants and indirectly through joint ventures and technical licensing agreements elsewhere in Latin America, Asia, Africa, Australia and New Zealand. The Company has wholly owned operations in North America, Latin America and Africa, as well as a 49% interest in a joint venture in Mexico and other joint venture interests (as well as licensing and technical agreements) in Latin America, Asia and Africa. In 1996, approximately 68% ($1,046 million) of the Company's net sales was derived from its operations in North America, 27% ($406 million) was derived from Latin American operations (excluding the Company's Mexican joint venture) and 5% ($72 million) was derived from the Company's Cooperative Management Group in other regions. See "RISK FACTORS -- Foreign Operations Risks" at page 19 and Note 15 to the Company's Combined Financial Statements at page F-19.


Research and Development


     The Company's product development activity is focused on developing product applications for identified customer and market needs. Through this approach, the Company has developed value-added products for use in the corrugated paper, food, textile, baking and confectionery industries. The Company usually collaborates with customers to develop the desired product application either in the customers' facilities, the Company's technical service laboratories or on a contract basis. The Company's marketing, product technology and technology support staffs devote a substantial portion of their time to these efforts. Product development is enhanced through technology transfers pursuant to existing licensing arrangements.


Sales and Distribution


     The Company's products are sold directly to manufacturers and distributors by salaried sales personnel, who are generally dedicated to customers in a geographic region. In addition, the Company has a staff that provides technical support to the sales personnel on an industry basis. The Company generally utilizes contract truckers to deliver bulk products to customer destinations but also has some of its own trucks for product delivery. In North America, the trucks generally ship to nearby customers. For those customers located considerable distances from Company plants, a combination of railcars and trucks is used to deliver product. Railcars are generally leased for terms of five to fifteen years.


Patents and Trademarks


     Following the Distribution, the Company will own a number of patents which relate to a variety of products and processes and a number of established trademarks under which the Company markets such products. The Company will also have the right to use certain other patents and trademarks pursuant to patent and trademark licenses, including the Master License Agreement with CPC. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page 26. The Company does not believe that any individual patent or trademark is material to the Corn Refining Business. There is not currently any pending challenge to the use or registration of any of the Company's significant patents or trademarks that would have a material adverse impact on the Company or its results of operations.


Employees and Management


     As of September 30, 1997, the Corn Refining Business had approximately 4,300 employees, of which approximately 950 were located in the U.S. Approximately 30% and 52% of these employees are unionized in the U.S. and worldwide, respectively. The Company believes its union and non-union employee relations are good.

     The Company has a new Chief Executive Officer and a new Chief Financial Officer, both of whom have substantial experience in the Corn Refining Business. Otherwise, the Company will have substantially the same operating management as currently operates the Corn Refining Business. See "MANAGEMENT -- Executive Officers of the Company" at page 44. While it is anticipated that the Company will operate the Corn Refining

Business in substantially the same manner in which it has operated in the past, the Distribution will enable the Company's management team to focus on developing the Corn Refining Business without regard to how such developments will impact CPC's worldwide branded foods business. See "THE DISTRIBUTION -- Reasons for the Distribution" at page 22.


Properties

     In the U.S., the Company owns and operates four manufacturing facilities. The Company's international subsidiaries operate an additional fifteen facilities, fourteen of which are owned and one of which is leased (Jundiai, Brazil). While the Company has achieved high capacity utilization, the Company believes its facilities are sufficient to meet its current production needs. In addition, the Company owns its corporate headquarters in Bedford Park, Illinois. The following list details the location of the Company's manufacturing plants/facilities:

                         U.S.
                            Stockton, California
                            Bedford Park, Illinois
                            Winston-Salem, North Carolina
                            Beloit, Wisconsin
                         Canada
                            Cardinal, Ontario
                            London, Ontario
                            Port Colborne, Ontario
                         Latin America
                            Baradero, Argentina
                            Balsa Nova, Brazil
                            Cabo, Brazil
                            Jundiai, Brazil
                            Mogi-Guacu, Brazil
                            Llay-Llay, Chile
                            Barranquilla, Colombia
                            Cali, Colombia
                            Medellin, Colombia
                         Asia
                            Petaling Jaya, Malaysia
                            Faisalabad, Pakistan
                         Africa
                            Eldoret, Kenya

     The Company is continually implementing preventive maintenance and de-bottlenecking programs in order to further improve grind capacity and facility reliability. The Company believes its facilities are well maintained and suitable and adequate for its immediate needs and that additional space is available if needed to accommodate expansion.

     The Company has electricity co-generation facilities at all of its U.S. and Canadian plants, as well as its plants in Argentina and Pakistan, that provide electricity at a lower cost than is available from third parties. The Company generally owns and operates such co-generation facilities itself, but has two large facilities at its Stockton, California and Cardinal, Ontario locations that are owned by, and operated pursuant to co-generation agreements with, third parties.

     The Company has agreed to provide utilities and other services to CPC at certain facilities where CPC will maintain facilities or conduct operations next to or on the Company's property. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Other Agreements and Arrangements" at page 30.

     CPC is currently the obligor under certain tax-exempt bonds issued by the Illinois Development Finance Authority and its predecessor (the "Authority") to finance the construction and installation of boiler emission control equipment on property located at the Argo facility in Bedford Park, Illinois and used by the Corn Refining Business. Until certain of the bonds are repaid in full, CPC leases this property and equipment from the Authority, a state agency formed to create and increase job opportunities in labor surplus areas in the State of Illinois. In connection with the Distribution, CPC will transfer all of its interests in this property and equipment to the Company. The Company will not have any obligation to make payments pursuant to the underlying bonds and CPC will retain the obligation to make all such payments. The Company, however, will agree to continue to use the property and equipment for air or water pollution control within the meaning of applicable sections of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder, and as required by the Authority and to provide 90 days' prior notice to CPC of certain occurrences or circumstances. Once these bonds have been paid in full, title to the property and equipment will be transferred to the Company.


Government Regulation and Environmental Matters

     As a manufacturer and maker of food items and items for use in the pharmaceutical industry, the Company's operations and the use of many Company products are subject to various U.S., state, foreign and local statutes and regulations, including the Federal Food, Drug and Cosmetic Act and the Occupational Safety and Health Act, and to regulation by various government agencies, including the United States Food and Drug Administration, which prescribe requirements and establish standards for product quality, purity and labeling. The finding of a failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines. The Company may also be required to comply with U.S., state, foreign and local laws regulating food handling and storage. The Company believes its competitive position has not been negatively affected by these laws and regulations.

     The operations of the Company are also subject to various U.S., state, foreign and local laws and regulations with respect to environmental matters, including air and water quality and underground fuel storage tanks, and other regulations intended to protect public health and the environment. Compliance by the Company with such laws and regulations has not had a material adverse effect upon the Company, and the Company believes it is in material compliance with all such applicable laws and regulations. Based upon current laws and regulations and the interpretations thereof, the Company has no reason to believe that the costs of future environmental compliance would be likely to materially adversely impact its business, results of operations, cash flows or financial position.

     The Company currently anticipates that it will spend approximately $4.9 million in fiscal 1998 for environmental control equipment to be incorporated into existing facilities and in planned construction projects. This equipment is intended to enable the Company to continue its policy of compliance with existing known environmental laws and regulations. Under the U.S. Clean Air Act Amendments of 1990, air toxics regulations will be promulgated for a number of industry source categories. The U.S. Environmental Protection Agency's regulatory timetable specifies the promulgation of standards for vegetable oil production and for industrial boilers by the year 2000. At that time, additional pollution control devices may be required at the Company's U.S. facilities to meet these standards. The ultimate financial impact of the standards cannot be accurately estimated at this time.


Legal Proceedings

     On July 6, 1995, CPC announced that it had received a federal grand jury subpoena to provide documents relating to an investigation by the Antitrust Division of the U.S. Department of Justice of U.S. corn refiners regarding the marketing of high fructose corn syrup and other "food additives" (the investigation of CPC relates only to high fructose corn syrup). CPC has complied with the grand jury subpoena. CPC, as a high fructose corn syrup producer, was also named as one of the defendants in a number of private treble damage class action lawsuits, by direct and indirect customers, alleging violations of federal and state antitrust laws. Following the certification of a federal class action on behalf of direct purchasers of high fructose corn syrup in June, 1996, CPC entered into a settlement of this action in which it paid the class plaintiffs $7 million. CPC remains a defendant in one opt-out individual case (Gray and Company v. Archer Daniels Midland, Civ. No. 97-69-AS) in the United States District Court for the District of Oregon (subsequently transferred to the United States District Court for the Central District of Illinois, Peoria Division for consolidation in MDL, Docket No. 1087 and Master File No. 95-1477). CPC is also a defendant in related state law indirect purchaser class actions in Alabama, California, the District of Columbia, West Virginia, Kansas and Michigan, each of which was filed in 1995 or 1996.

     Pursuant to the terms of the Distribution Agreement, the Company has agreed to indemnify CPC for certain liabilities relating to the operation of the Corn Refining Business prior to the Distribution, including liabilities relating to the federal antitrust investigation, the Gray case and the state law indirect purchaser class actions. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Distribution Agreement" at page 27.

     Although it is impossible to predict the outcome of any legal proceeding and the Company cannot predict the range of the ultimate liability, if any, relating to these proceedings, the Company believes that CPC has meritorious defenses to the claims pending against it in such proceedings and that the outcome of such proceedings should not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company.

     The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of business, including under environmental laws. The Company does not believe that the results of such legal proceedings, even if unfavorable to the Company, will have a materially adverse impact on its financial condition or the results of operations.


                                 RISK FACTORS


Uncertain Ability to Reverse Recent Disappointing Financial Performance

     The Company's ability to generate operating income and to increase profitability depends to a large extent upon its ability to price finished products at a level that will cover manufacturing and raw material costs and provide a profit margin. The Company's ability to maintain appropriate price levels is determined by a number of factors largely beyond the Company's control, such as aggregate industry supply and market demand, which may vary from time to time and by the geographic region of the Company's operations.

     For example, in 1996, although the Corn Refining Business produced worldwide sales of $1.5 billion (a 9.9% increase over 1995 sales of approximately $1.4 billion), operating income fell approximately 70% to $64.9 million from $214 million in 1995 (excluding restructuring and other charges). This decline in operating income reflected sharply lower profit margins resulting from unprecedentedly high costs for corn in 1996 and increased industry capacity in North America, particularly for production of high fructose corn syrup. Combined with extreme volatility in the corn futures markets and competitive prices in alternative feed ingredient markets worldwide, these factors prevented the Company from raising its price levels to cover higher raw material costs in the North American market and exerted pressure on the Company's profit margins in other world markets. See "BUSINESS" at page 10, "-- Competition; Expanding Industry Capacity" at page 18, "-- Price Volatility and Uncertain Availability of Corn" at page 18, "-- Potential Losses from Commodities Hedging Activities" at page 18 and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38.

     Other factors also affect the Company's profitability, including the economic conditions in various geographic regions and countries in which the Company manufactures and sells its finished products. See "-- Foreign Operations Risks" at page 19.

     Accordingly, there can be no assurance that the Company will successfully restart profit growth in 1998.


Uncertain Ability to Contain Costs or to Fund Capital Expenditures

     The Company's future profitability and growth also depends on the Company's ability to reduce operating costs and per-unit product costs, to maintain and/or implement effective cost control programs and to develop successful value-added products and new product applications, while at the same time maintaining competitive pricing and superior quality products, customer service and support. The Company's ability to maintain a competitive cost structure depends on continued containment of manufacturing, delivery and administrative costs as well as the implementation of cost-effective purchasing programs for raw materials, energy and related manufacturing requirements. The Company expects to spend approximately $70 to $100 million per year for worldwide capital expenditures from 1998 through 2000, primarily to implement productivity improvements and, if supported by customer demand, expand the production capacity of its facilities. Additional funds may be needed for working capital as the Company grows and expands its operations. To the extent possible, these capital expenditures and other expenses are expected to be funded from operations. If the Company's cash flow is insufficient to fund such expenses, the Company may either reduce its capital expenditures or utilize certain general credit facilities. To the extent permitted by the Tax Indemnification Agreement (as hereinafter defined) and the Credit Facility (as hereinafter defined), the Company may also seek to generate additional liquidity through the sale of debt or equity securities in private or public markets or through the sale of non-productive assets. The Company cannot provide any assurance that cash flow from operations will be sufficient to fund anticipated capital expenditures and working capital requirements or that additional funds can be obtained from the financial markets or the sale of assets at terms favorable to the Company. If the Company is unable to generate sufficient cash flows or raise sufficient additional funds to fund capital expenditures, it may not be able to achieve its desired operating efficiencies and expansion plans, which may adversely impact the Company's competitiveness and, therefore, its results of operations. See "-- Indebtedness" at page 20, "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page 27 and "FINANCING" at page 31.


Competition; Expanding Industry Capacity


     The Company operates in a highly competitive environment. Almost all of the Company's products compete with virtually identical or similar products manufactured by other companies in the corn refining industry. In the United States, there are ten other corn refiners, several of which are divisions of larger enterprises and some of which, unlike the Company, have vertically integrated their corn refining and other operations. Currently, the supply of products produced by the Company and its competitors exceeds the current U.S. demand for these products, particularly high fructose corn syrup. Many of the Company's products also compete with products made from raw materials other than corn. Fluctuation in prices of these competing products may affect prices of, and profits derived from, the Company's products. Competition within markets is largely based on price, quality and product availability and the Company experiences price pressures in certain of its markets as a result of competitors' pricing practices. See "BUSINESS -- Competition" at page 12.


Price Volatility and Uncertain Availability of Corn


     Corn purchasing costs, which include the price of the corn plus delivery cost, vary between 40% and 65% of the Company's product costs. The price and availability of corn are influenced by economic and industry conditions, including supply and demand factors such as crop disease and severe weather conditions such as drought, floods or frost, that are difficult to anticipate and cannot be controlled by the Company. In 1996, profitability was adversely impacted by an exceptional increase in corn costs which the Company was not able to offset with an increase in the price of its products. In addition, the price of corn sweeteners, especially high fructose corn syrup, is indirectly impacted by government programs supporting sugar prices. There can be no assurance that the Company will be able to purchase corn at prices that can be adequately passed on to customers or in quantities sufficient to sustain or increase its profitability. See "BUSINESS -- Raw Materials" and "-- Management of Corn Cost versus Selling Price" at page 13 and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38.


Potential Losses from Commodities Hedging Activities


     The Company enters into corn futures contracts, or takes hedging positions in the corn futures markets, in an attempt to minimize the effects of the volatility of corn costs on operating profits. The effectiveness of such hedging activities is dependent upon, among other things, the cost of corn and the ability of the Company to sell sufficient products to utilize all of the corn with respect to which it has futures contracts. Occasionally, such hedging activities can themselves result in losses, some of which may be material. During the fourth quarter of 1996, the Company recognized a loss of $40 million in connection with the liquidation of certain corn futures contracts. No assurance can be given that such hedging-related losses will not recur. See "BUSINESS -- Raw Materials" and "-- Management of Corn Cost versus Selling Price" at page 13 and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38.

Unavailability of CPC's Financial and Other Resources


     Prior to the consummation of the Distribution, the business conducted by the Company has been operated as an unincorporated division of CPC. Thus, the Company does not have an operating history as a separate company. Following consummation of the Distribution, the Company will not be able to rely on CPC for financial support or benefit from its relationships with CPC to obtain credit or receive favorable terms for the purchase or sale of certain goods and services. In addition, following consummation of the Distribution, the Company will be responsible for obtaining its own sources of financing and, except as provided in the Transition Services Agreement, for its own corporate administrative services such as tax, treasury, risk management and insurance, accounting, legal, information systems and human resources. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page 26.


Absence of Prior Trading Market for Corn Products Common Stock


     There has not been any established public trading for Corn Products Common Stock. The Corn Products Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol "CPO," and trading is expected to commence on a "when-issued" basis prior to the Distribution. See "THE DISTRIBUTION -- Listing and Trading of Corn Products Common Stock" at page 24.

     There can be no assurance as to the prices at which Corn Products Common Stock will trade before or after the Effective Date. Until the Corn Products Common Stock is fully distributed and an orderly market develops, the prices at which such shares trade may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for shares of Corn Products Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, investor perception of the Company, changes in economic conditions in the corn refining industry and general economic and market conditions. In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, could have a materially adverse impact on the market price of the shares of Corn Products Common Stock.


Uncertainty of Dividends


     The payment of dividends is at the discretion of the Corn Products Board and will be subject to the Company's financial results and the availability of surplus funds to pay dividends. No assurance can be given that the Company will pay any dividends. See "DIVIDEND POLICY" at page 61.

Foreign Operations Risks

     The Company operates a multinational business and, accordingly, is subject to risks that are inherent in operating in foreign countries. Approximately 46% of the Corn Refining Business' 1996 revenues were generated by non-U.S. operations and approximately 52% of revenues in the first nine months of 1997 were generated by non-U.S. operations. Due to the significant amount of non-U.S. revenues, fluctuations in the value of foreign currencies relative to the U.S. dollar could increase the volatility of the Company's U.S. dollar-denominated operating results. The Company's non-U.S. operations are also subject to political, economic and other risks inherent in operating in countries outside the United States, including possible nationalization, expropriation, adverse government regulation, imposition of import and export duties and quotas, currency restrictions, price controls, potentially burdensome taxation and/or other restrictive government actions. See "BUSINESS -- Geographic Scope" at page 14.


Certain Anti-Takeover Effects

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Corn Products Charter") and the Company's By-Laws (the "Corn Products By-Laws") and of the Delaware General Corporation Law (the "DGCL") may have the effect of delaying, deterring or preventing a change in control of the

Company not approved by the Corn Products Board. These provisions include (i) a classified Board of Directors, (ii) a requirement of the unanimous consent of all stockholders for action to be taken without a meeting, (iii) a requirement that special meetings of stockholders be called only by the Chairman of the Board or the Board of Directors, (iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal the Corn Products By-Laws and certain provisions of the Corn Products Charter, (vi) authorization for the Corn Products Board to issue without stockholder approval preferred stock with such terms as the Board of Directors may determine and (vii) authorization for the Corn Products Board to consider the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business, in evaluating proposed corporate transactions. With certain exceptions, Section 203 of the DGCL ("Section 203") imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Corn Products Common Stock. In addition, the Company has adopted a stockholder rights plan (the "Rights Plan"). The Rights Plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Corn Products Board, could impair the Company's ability to represent stockholder interests. The provisions of the Rights Plan may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover. See "DESCRIPTION OF CAPITAL STOCK" at page 53 and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page 57.

     These provisions of the Corn Products Charter and Corn Products By-Laws, the DGCL and the Rights Plan could discourage potential acquisition proposals and could delay or prevent a change in control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's stockholders. Such provisions could also make it more difficult for third parties to remove and replace the members of the Corn Products Board. Moreover, these provisions could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current market value of Corn Products Common Stock, and may also inhibit increases in the market price of Corn Products Common Stock that could result from takeover attempts or speculation.

     In connection with the Distribution, the Company has agreed to indemnify CPC for certain taxes resulting from the failure of the Distribution (or certain related transactions) to qualify as tax-free transactions if such failure is attributable to certain actions by, or relating to, the Company, including certain change in control transactions involving the Company and certain dispositions of the Company's businesses occurring prior to the second anniversary of the Effective Date. Such agreements may have the effect of discouraging or preventing an acquisition of the Company or a disposition of the Company's businesses, which may in turn depress the market price for the shares of Corn Products Common Stock. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page 27.


Indebtedness


     After the Distribution and, in part, as a result of the incurrence of debt under a credit facility to be negotiated with one or more major financial institutions (the "Credit Facility"), the Company will have approximately $350 million of total debt, all of which will have been assumed by the Company or incurred pursuant to the terms of the Debt Agreement. In addition, the Company may incur additional indebtedness from time to time to meet working capital requirements and for capital expenditures. In addition to creating debt service obligations for the Company, the terms of the Credit Facility will contain customary affirmative and negative covenants that will, among other things, require the Company to satisfy certain financial tests and maintain certain financial ratios. See "FINANCING" at page 31.

     The Company's ability to service this anticipated indebtedness will depend on future operating performance, which will be affected by prevailing economic conditions and financial and other factors, certain of which are beyond the Company's control. If the Company were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as reducing its capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital (which may substantially dilute the ownership interest of existing holders of Corn Products Common Stock). There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38, "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Debt Agreement" at page 28 and "FINANCING" at page 31.


Limited Relevance of Historical Financial Information


     The historical financial information included in this Information Statement may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future or the results of operations, financial position and cash flows had the Company operated as a separate stand-alone entity during the periods presented. The financial information included herein does not reflect any changes that may occur in the funding and operations of the Company as a result of the Distribution. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38 and the Company's Combined Financial Statements beginning at page F-1.


Possibility of Substantial Redistribution of Corn Products Common Stock


     The Distribution will involve the distribution to holders of CPC Common Stock of an aggregate of approximately 35.5 million shares of Corn Products Common Stock, representing all of the outstanding shares of Corn Products Common Stock. It is expected that substantially all of these shares will be eligible for immediate resale in the public market. The Company is not able to predict whether substantial amounts of Corn Products Common Stock will be redistributed in the open market following the Distribution. Sales of substantial amounts of Corn Products Common Stock in the public markets, or the perception that such sales might occur, could materially adversely affect the market price of the Corn Products Common Stock. See "THE DISTRIBUTION -- Listing and Trading of Corn Products Common Stock" at page 24.



Reliance on Major Customers


     Historically, CPC's worldwide branded foods business has been one of the Corn Refining Business' largest customers, accounting for approximately 10% of total sales in 1996. The Company and CPC will enter into a two-year Master Supply Agreement, which sets forth the terms under which the Company will sell its products to CPC following the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Other Agreements and Arrangements" at page 30. In addition, approximately 15% of the worldwide sales of the Corn Refining Business in 1996 represented sales of high fructose corn syrup to international, regional and local companies engaged in the soft drink industry, primarily in North America. If CPC were not to continue to purchase products from the Company or the Company's soft drink customers were to substantially decrease their purchases, the business of the Company might be materially adversely affected.

                               THE DISTRIBUTION


Reasons for the Distribution


     CPC continually reviews its businesses for means by which it can improve its focus and performance, as well as enhance the long-term interests of stockholders. As it became increasingly clear that the Corn Refining Business and CPC's branded foods business were becoming more dissimilar, CPC undertook a review of the strategic alternatives available for maximizing the potential of each business. In February 1997, following a lengthy period of review of other available strategic alternatives, including the spin-off of the Corn Refining Business, a recapitalization in which CPC would issue a "lettered stock" security that tracked the Corn Refining Business, a sale of the Corn Refining Business or a spin-off of the branded foods business followed by an acquisition by a third party of the remaining Corn Refining Business, the CPC Board of Directors determined that the strategic alternative that was most likely to be successfully completed and that best furthered the interests of CPC's stockholders, and the respective businesses, was to separate the Corn Refining Business from CPC's core worldwide branded foods business by means of the Distribution.

     The Distribution is designed to separate two different businesses with distinct financial, investment and operating characteristics so that each company can pursue objectives appropriate to its specific businesses. In this regard, CPC's worldwide branded foods business is a marketing-oriented business in which investment in advertising and in product differentiation and innovation is critical. In the Corn Refining Business, however, the focus is on capital expenditures for manufacturing facilities to cut costs and improve efficiency because capacity utilization is a key determinant of price and profit. CPC and the Company believe that the Distribution will enable the management of each company to focus its managerial and financial resources on the growth and development of its core business operations without regard to the corporate objectives, policies and investment standards of the other, and to develop appropriate operational, marketing and financial strategies. Furthermore, each company's management will have greater flexibility to respond more quickly to the competitive requirements of its own industry.

     In addition, by separating the Corn Refining Business into an independent publicly traded company, the Company will be able to establish incentive compensation arrangements (including the Stock Incentive Plan (as defined herein) and other equity-based benefits described herein) which will enable the Company to more effectively attract, retain and motivate employees by offering benefits which are more directly associated with the employees' efforts to improve the performance of the Company. See "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS" at page 46.


     CPC also believes that the Distribution will enable CPC to implement significant cost savings that would not have been possible without the decision to proceed with the Distribution.

Manner of Effecting the Distribution


     The general terms and conditions relating to the Distribution will be set forth in a Distribution Agreement (the "Distribution Agreement") between CPC and the Company.

     CPC will effect the Distribution on the Effective Date by providing for the delivery of shares of Corn Products Common Stock to the Distribution Agent for Distribution to the holders of record of CPC Common Stock on the Record Date. The Distribution will be made on the basis of one share of Corn Products Common Stock for every four shares of CPC Common Stock outstanding on the Record Date. Pursuant to adjustments made in accordance with CPC's 1984 and 1993 Stock and Performance Plans (the "CPC Stock Plans"), employee holders of restricted shares of CPC Common Stock who remain with CPC after the Distribution will receive additional restricted shares of CPC Common Stock in lieu of shares of Corn Products Common Stock. Employees who become employees of the Company will receive restricted shares of Corn Products Common Stock in substitution for their restricted shares of CPC Common Stock. In addition, certain special grantor trusts established to protect beneficiaries under certain CPC benefit plans (the "Rabbi Trusts"), which hold shares of CPC Common Stock are expected to waive their right to receive shares of Corn Products Common Stock in the Distribution and no distribution of Corn Products Common Stock will be made with respect to shares of CPC Common

Stock held by the Rabbi Trusts. In lieu of the Distribution, the Rabbi Trusts will receive additional shares of CPC Common Stock. As of September 30, 1997, the Rabbi Trusts held, in the aggregate, approximately 1.258 million shares of CPC Common Stock. See "-- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25.

     The actual number of shares of Corn Products Common Stock to be distributed will depend on the number of shares of CPC Common Stock outstanding on the Record Date. Based upon the approximately 142 million shares of CPC Common Stock outstanding on September 30, 1997 (excluding restricted shares and shares held by the Rabbi Trusts), the Company estimates that approximately 35.5 million shares of Corn Products Common Stock will be distributed to holders of CPC Common Stock. In addition, as of September 30, 1997, approximately 55,000 restricted shares of CPC Common Stock were held by CPC employees who will become employees of the Company. As provided in the Employee Benefits Agreement, the Company will issue restricted shares of Corn Products Common Stock to adjust and substitute for such CPC restricted stock. See "-- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25.

     The Board of Directors of the Company has adopted the Rights Plan. Each share of Corn Products Common Stock issued in the Distribution will be accompanied by a Right issued under the Rights Plan. See "DESCRIPTION OF CAPITAL STOCK -- Rights Plan" at page 55.

     On November 18, 1997, the Board of Directors of CPC declared the Distribution payable on December 31, 1997. At the time of the Distribution, shares of Corn Products Common Stock will be delivered to the Distribution Agent for transfer to CPC's stockholders. It is expected that certificates representing shares of Corn Products Common Stock will be mailed to holders of CPC Common Stock on or about January 2, 1998. All such shares of Corn Products Common Stock will be fully paid, nonassessable and free of preemptive rights. See "DESCRIPTION OF CAPITAL STOCK" at page 53.

     No certificates or scrip representing fractional shares of Corn Products Common Stock will be issued to holders of CPC Common Stock as part of the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Proceeds from sales of fractional shares will be paid by the Distribution Agent based upon the average gross selling price per share of Corn Products Common Stock of all such sales. See "-- Certain U.S. Federal Income Tax Consequences of the Distribution" below. CPC will bear the cost of commissions incurred in connection with such sales. Such sales are expected to be made as soon as practicable after the Record Date. None of CPC, the Company or the Distribution Agent will guarantee any minimum sale price for the shares of Corn Products Common Stock, and no interest will be paid on the proceeds.

     No holders of CPC Common Stock will be required to pay any cash or other consideration for the shares of Corn Products Common Stock to be received in the Distribution or to surrender or exchange shares of CPC Common Stock or to take any other action in order to receive Corn Products Common Stock. Except as described in "-- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25, the Distribution will not affect the number of outstanding shares of CPC Common Stock.


Certain U.S. Federal Income Tax Consequences of the Distribution

     CPC has received the Ruling from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free spin-off to CPC and its stockholders under Sections 355 and 368(a)(1)(D) of the Code. Accordingly, the Distribution qualifies under Sections 355 and 368(a)(1)(D) of the Code, and the material United States federal income tax consequences to holders of CPC Common Stock as a result of the Distribution will be as follows:

     (i) no income, gain or loss will be recognized by or be includible in the income of a holder of CPC Common Stock solely as a result of the receipt of Corn Products Common Stock upon the Distribution, except as described below in connection with cash received in lieu of fractional shares of Corn Products Common Stock;

     (ii) assuming that a holder of CPC Common Stock holds his or her CPC Common Stock as a capital asset, such stockholder's holding period for the Corn Products Common Stock received in the Distribution will include the period during which the stockholder held CPC Common Stock;

     (iii) the tax basis of CPC Common Stock held by a holder of CPC Common Stock immediately prior to the Distribution will be apportioned (based upon relative fair market values at the time of the Distribution) between such CPC Common Stock and the Corn Products Common Stock received (including any fractional shares of Corn Products Common Stock deemed received) by such stockholders in the Distribution; and

     (iv) a holder of CPC Common Stock who receives cash in lieu of a fractional share of Corn Products Common Stock as a result of the sale of such shares by the Distribution Agent will be treated as if such fractional share had been received by the stockholder as part of the Distribution and then redeemed from the stockholder by the Company. Such stockholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in the Corn Products Common Stock that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional share was held by the stockholder as a capital asset at the time of the Distribution.

     Treasury regulations require each holder of CPC Common Stock who receives Corn Products Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Holders of record of CPC Common Stock as of the Record Date will receive a statement conveying the information necessary to comply with this requirement and information with respect to allocation of tax basis between Corn Products Common Stock and CPC Common Stock described in clause (iii) above.

     THE FOREGOING IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. IT DOES NOT PURPORT TO COVER ALL INCOME TAX CONSEQUENCES AND MAY NOT APPLY TO SHAREHOLDERS WHO ACQUIRED THEIR CPC COMMON STOCK IN CONNECTION WITH A GRANT OF SHARES AS COMPENSATION, WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AND AS TO POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.


Listing and Trading of Corn Products Common Stock


     The Corn Products Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE and Corn Products Common Stock is expected to trade on the NYSE under the symbol "CPO." There is currently no public trading market for Corn Products Common Stock. The Company cannot predict prices at which Corn Products Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution. In particular, until the Corn Products Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly and may be higher or lower than the price that would be expected for a fully distributed issue. The prices at which Corn Products Common Stock trades will be determined by the market and may be influenced by many factors, including, among others, the depth and liquidity of the market for Corn Products Common Stock, investor perception of the Company and the corn refining industry, the Company's dividend policy, and general economic and market conditions. See "RISK FACTORS -- Absence of Prior Trading Market for Corn Products Common Stock" at page 19. Such prices may also be affected by the anti-takeover provisions in the Corn Products Charter and the Corn Products By-Laws. See "RISK FACTORS -- Certain Anti-Takeover Effects" at page 19, "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page 57 and "DIVIDEND POLICY" at page 61.

     As a result of the Distribution, the trading price of CPC Common Stock will likely be lower immediately following the Distribution as compared to the trading price of CPC Common Stock immediately prior to the Record Date, although the receipt of shares of Corn Products Common Stock is likely to offset some or all of such effect. The aggregate market values of CPC Common Stock and Corn Products Common Stock after the Distribution may be less than, equal to or greater than the market value of CPC Common Stock prior to the Distribution.

     The shares of Corn Products Common Stock to be received by holders of CPC Common Stock in the Distribution will be freely transferable, unless a holder is deemed to be an "affiliate" of the Company under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain of the Company's officers and directors. Persons who are affiliates of the Company will be permitted to sell their shares of Corn Products Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

     The Company estimates that it will initially have approximately 26,980 stockholders of record, based on the number of stockholders of record of CPC as of September 30, 1997. The Distribution Agent will also serve initially as the transfer agent and the registrar for the Corn Products Common Stock.


Expenses of the Distribution


     All costs and expenses of the Distribution incurred on or prior to the Effective Date shall be paid by CPC. Except as otherwise provided in the Distribution Agreement or in any other agreement entered into in connection with the Distribution, CPC and the Company shall each bear its own costs and expenses after the Effective Date. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page 26.


Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution

     Each employee of the Company or any U.S. subsidiary of the Company on the day following the Effective Date (a "Corn Products Employee") who at the time of the Distribution holds an option to purchase CPC Common Stock issued under the CPC Stock Plans will receive an option to purchase Corn Products Common Stock from the Company in substitution for such option, with the number of shares that may be acquired and the exercise price adjusted pursuant to the following formula: (i) the number of shares of Corn Products Common Stock covered by the substitute option shall be equal to the pre-Distribution number of shares of CPC Common Stock covered by the CPC option multiplied by a fraction, the numerator of which is the pre-Distribution CPC Market Price and the denominator of which is the post-Distribution Corn Products Market Price (the "Corn Products Conversion Factor"), and (ii) the exercise price under the substituted option shall be equal to the pre-Distribution exercise price under the CPC option multiplied by a fraction, the numerator of which is the post-Distribution Corn Products Market Price and the denominator of which is the pre-Distribution CPC Market Price. For this purpose, the "pre-Distribution CPC Market Price" means the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days prior to the first day on which there is trading in CPC Common Stock on a post-Distribution basis, and the "post-Distribution Corn Products Market Price" means the average of the high and low prices of Corn Products Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in Corn Products Common Stock, including on a "when issued" basis. As of September 30, 1997, individuals expected to become Corn Products Employees held options with respect to an aggregate of approximately 250,000 shares of CPC Common Stock. The Employee Benefits Agreement provides that the holders of these CPC options shall receive new options to acquire Corn Products Common Stock based upon market prices as of future dates for the CPC Common Stock and the Corn Products Common Stock; accordingly, the exact number of shares that may be acquired pursuant to these new options cannot be calculated at this time. For illustrative purposes only, assuming a pre-Distribution CPC Market Price of $100 and a post-Distribution Corn Products Market Price of $20, options to acquire approximately 1.25 million shares of Corn Products Common Stock would be issued pursuant to the Employee Benefits Agreement based on the shares and options outstanding on September 30, 1997. Assuming a pre-Distribution CPC Market Price of $100 and a post-Distribution Corn Products Market Price of $40, options to acquire approximately 625,000 shares of Corn Products Common Stock would be issued pursuant to the Employee Benefits Agreement based on the shares and options outstanding on September 30, 1997.

     In addition, each Corn Products Employee who at the Distribution holds an outstanding grant of shares of restricted CPC Common Stock issued under the CPC Stock Plans will receive restricted Corn Products Common

Stock from the Company in substitution for such restricted CPC Common Stock, with the number of shares of restricted Corn Products Common Stock determined by multiplying the number of shares of restricted CPC Common Stock held by such employee by the Corn Products Conversion Factor. Such restricted Corn Products Common Stock will be subject to the same terms as the restricted CPC Common Stock except that Corn Products Employees will be credited with their past service with CPC and, after the Distribution, service with the Company will be substituted for service with CPC. As of September 30, 1997, individuals expected to become Corn Products Employees held approximately 55,000 shares of restricted CPC Common Stock. The Employee Benefits Agreement provides that the holders of CPC restricted stock shall receive Corn Products restricted stock based upon market prices as of future dates for the CPC Common Stock and the Corn Products Common Stock; accordingly, the exact number of shares of Corn Products restricted stock to be issued cannot be calculated at this time. For illustrative purposes only, assuming a pre-Distribution CPC Market Price of $100 and a post-Distribution Corn Products Market Price of $20, approximately 275,000 restricted shares of Corn Products Common Stock would be issued pursuant to the Employee Benefits Agreement based on the number of restricted shares outstanding on September 30, 1997. Assuming a pre-Distribution CPC Market Price of $100 and a post-Distribution Corn Products Market Price of $40, approximately 137,500 restricted shares of Corn Products Common Stock would be issued pursuant to the Employee Benefits Agreement based on the number of restricted shares outstanding on September 30, 1997.

     In the case of each person other than a Corn Products Employee who at the Distribution holds an option to purchase CPC Common Stock issued under the CPC Stock Plans, the number of shares of CPC Common Stock that may be acquired and the exercise price will be adjusted pursuant to the following formula: (i) the number of shares of CPC Common Stock covered by the adjusted option shall be equal to the greater of (w) the pre-Distribution number of shares of CPC Common Stock covered by the option and (x) such number of shares multiplied by a fraction, the numerator of which is the pre-Distribution CPC Market Price and the denominator of which is the post-Distribution CPC Market Price (the "CPC Conversion Factor"), and (ii) the exercise price under the adjusted option shall be equal to the lesser of (y) the pre-Distribution exercise price under the option and (z) such exercise price multiplied by a fraction, the numerator of which is the post-Distribution CPC Market Price and the denominator of which is the pre-Distribution CPC Market Price. For this purpose, the pre- Distribution CPC Market Price is as defined above, and the "post-Distribution CPC Market Price" means the average of the high and low prices of CPC Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in CPC Common Stock on a post-Distribution basis. In addition, in the case of each person other than a Corn Products Employee who at the Distribution holds an outstanding grant of shares of restricted CPC Common Stock issued under the CPC Stock Plans, additional shares of restricted CPC Common Stock will be issued to such person such that the aggregate number of shares of restricted CPC Common Stock held by such person will be equal to the number of restricted shares held by such person prior to the Distribution, or if greater, such number of restricted shares multiplied by the CPC Conversion Factor.

     Five Rabbi Trusts exist to assist CPC in carrying out its obligations under certain non-qualified deferred compensation plans. The assets of each of these Rabbi Trusts are subject to the claims of CPC's creditors in the event of CPC's insolvency. These Rabbi Trusts currently hold shares of CPC Common Stock. It is expected that the trustee of each of these Rabbi Trusts will waive such Rabbi Trust's right to receive shares of Corn Products Common Stock in the Distribution, so that no distribution of Corn Products Common Stock will be made with respect to shares of CPC Common Stock held by such trusts. In consideration for such waiver and in lieu of the Distribution, CPC will contribute to each Rabbi Trust an additional number of shares, if any, of CPC Common Stock so that the cumulative number of shares of CPC Common Stock held by each such Rabbi Trust will be the greater of the number of shares held by such Rabbi Trust immediately prior to the Distribution and such number of shares multiplied by the CPC Conversion Factor. As of September 30, 1997, the Rabbi Trusts held, in the aggregate, approximately 1.258 million shares of CPC Common Stock.


        RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION

     For purposes of governing certain of the ongoing relationships between CPC and the Company after the Distribution and to provide for an orderly transition on the Effective Date to the status of two separate, independent companies, CPC and the Company have entered into the various agreements described below. The discussion below is a summary of certain provisions of the Distribution Agreement, the Tax Sharing Agreement, the

Tax Indemnification Agreement, the Debt Agreement, the Transition Services Agreement, the Employee Benefits Agreement, the Master License Agreement, the Access Agreement and the Master Supply Agreement. This summary does not purport to be complete. Reference is made to the complete provisions of, and such summary is qualified in its entirety by reference to, forms of such agreements, copies of which are filed as exhibits to the Registration Statement on Form 10 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of Corn Products Common Stock to be received by the holders of CPC Common Stock in the Distribution.


Distribution Agreement

     CPC and the Company will enter into the Distribution Agreement which provides for, among other things, the principal corporate transactions required to effect the transition to the Company's status as a company separate and independent from CPC, and the allocation of certain assets and liabilities of CPC's overall business between CPC and the Company. The Distribution Agreement provides that all outstanding intercompany payables and receivables between the Company and its subsidiaries and CPC and its subsidiaries will be settled prior to the Effective Date, to the extent practicable, and otherwise thereafter.

     Pursuant to the Distribution Agreement, the Company will indemnify CPC against most liabilities relating to the operation of the Corn Refining Business, whether such liabilities arise on, prior to, or after the Effective Date, except for liabilities arising out of events or occurrences prior to the Effective Date that are covered by CPC's insurance and are not also covered by the Company's insurance. CPC will indemnify the Company against all other liabilities relating to the operation of CPC's business, before, on or after the Effective Date. The Distribution Agreement includes procedures of notice and payment of such claims and generally provides that the indemnifying party may assume the defense of a claim or suit brought by a third party. None of the foregoing indemnities applies to tax or employee benefit claims or liabilities, which are respectively addressed in the Tax Sharing Agreement, the Tax Indemnification Agreement and the Employee Benefits Agreement described below.


Tax Sharing Agreement

     CPC and the Company will enter into a tax sharing agreement on or prior to the Effective Date (the "Tax Sharing Agreement") which, subject to the Tax Indemnification Agreement, will allocate responsibility for U.S. federal income and various other taxes ("Taxes") among the companies.

     In general, CPC will be liable for the U.S. federal income taxes payable with respect to the returns of the CPC consolidated group (which prior to the Effective Date includes the Company) as well as certain other Taxes payable with respect to returns attributable to the operations of the Corn Refining Business (i) directly conducted by CPC for periods ending on or prior to the Effective Date or (ii) directly conducted by a foreign affiliate of CPC that also conducted the branded foods business. The Company and its U.S. subsidiaries will be liable for Taxes payable with respect to returns filed after the Effective Date that are attributable to the operations of the Company or its U.S. subsidiaries. The Company and its subsidiaries will be liable for certain other Taxes to be paid after the Effective Date with respect to (i) returns filed on or after the Effective Date that are attributable to the operations of the Corn Refining Business conducted by a U.S. subsidiary of the Company for periods ending on or prior to the Effective Date and (ii) returns filed by non-U.S. subsidiaries of the Company for all periods (whether ending before or after the Effective Date). If, in connection with a Tax audit contest, or the filing of an amended return, a taxing authority adjusts CPC's consolidated federal income tax return or any other return described above with respect to which CPC is liable for payment of Taxes, CPC will be liable for the resulting Tax assessments or will be entitled to the resulting Tax refund. Similarly, the Company will be responsible for the Tax assessments and entitled to the Tax refunds, in connection with the above described returns with respect to which the Company is liable for payment of Taxes. CPC, in general, will be responsible for Tax assessments and will be entitled to the Tax refunds in connection with returns originally filed prior to the Effective Date relating to the Company's U.S. subsidiaries.


Tax Indemnification Agreement

     CPC and the Company will enter into a tax indemnification agreement on or prior to the Effective Date (the "Tax Indemnification Agreement") pursuant to which:

     (A) the Company will represent to CPC that (1) it has reviewed the submissions to the IRS in connection with the request for rulings under Sections 355 and 368(a)(1)(D) of the Code filed in respect of the Distribution (and certain related transactions) on behalf of CPC on April 11, 1997 and all supplements thereto (the "Ruling Request"), and that, to the best of its knowledge, all statements and representations therein concerning the Company and its affiliates are complete and accurate in all material respects, (2) the Company and its affiliates will comply with each representation concerning the Company and its affiliates made in or in connection with the Ruling Request or the Ruling, (3) the Company concurs with all representations and statements made in the submissions and (4) neither the Company nor any of its subsidiaries in Canada, Brazil and Chile, as described and defined in the Ruling Request (each a "Foreign Spinoff Company"), or their respective affiliates has any present intention to (a) cease to engage in an active business as defined in the Treasury regulations under Section 355 of the Code (the "Active Business"), (b) undertake, or permit to be undertaken, any action that would result in a violation of any of the Company's covenants under the Tax Indemnification Agreement, or (c) in any way undertake, approve, or facilitate any contract or transaction described in paragraph B(3) below;

     (B) the Company and each Foreign Spinoff Company will covenant that during the two-year period commencing on the Effective Date (the "Restricted Period") (1) to continue to engage in an Active Business; (2) (a) to continue to manage and own directly at least 50% of the gross assets which it manages and owns directly immediately after the Effective Date or the foreign spinoff date, as applicable, (b) to continue to manage and own (directly and indirectly through one or more entities) at least 50% of the gross assets which it manages or owns (directly and indirectly) immediately after the Effective Date or the foreign spinoff date, as applicable and (c) not to take any action (including the acquisition or entering into of business other than extensions of the Active Business) which would cause the fair market value of its Active Business to be less than five percent (5%) of its total gross assets; (3) that neither the Company, nor any Foreign Spinoff Company nor any affiliated entity, person or representative will in any way undertake, approve or facilitate a contract or transaction with respect to: (a) the issuance of common stock or other ownership interests (including options and other instruments convertible into common stock or other ownership interests) that would exceed twenty percent (20%) of the outstanding shares of common stock or other ownership interests immediately after the Effective Date; (b) the issuance of any other instrument that would constitute equity for U.S. federal income tax purposes ("Disqualified Stock"); (c) the issuance of options and other instruments convertible into Disqualified Stock; (d) any acquisitions of more than 20% of capital stock or other equity capital from shareholders, or any redemptions, purchases or other acquisitions by the Company, any Foreign Spinoff Company or any of their respective affiliates unless such redemptions, purchases or other acquisitions satisfy certain requirements; (e) the dissolution, merger, or complete or partial liquidation of the Company or any announcement of such action; or (f) the waiver, redemption, amendment, termination or modification of any provision of the Rights Plan, or the redemption of the Rights thereunder, in connection with, or in order to permit or facilitate, any acquisition of Corn Products Common Stock or other equity interest in the Company; and

     (C) the Company will agree to indemnify CPC (i) for Taxes and other liabilities arising from breaches or violations of paragraphs (A) or (B) above (provided, however, that the Company will not be required to indemnify CPC for violations of covenants described in paragraph (B) above if, following the day which is six months after the Effective Date, and prior to such conduct, the Company delivers to CPC a ruling from the IRS or an opinion of counsel to the effect that the proposed action or conduct will not cause the Distribution or any of the foreign spinoffs to fail to qualify for tax-free treatment) and
(ii) for Taxes arising as a result of (X) an acquisition of 50% or more of the stock of the Company by a person or group of persons during the Restricted Period or (Y) the commencement of a tender offer by a third party for 50% or more of the stock of the Company. If obligations of the Company under this agreement were breached and as a result thereof the Distribution or any of the foreign spinoffs did not qualify for tax-free treatment, the Company would be required to indemnify CPC for Taxes imposed as well as related expenses and such indemnification obligations could exceed the net asset value of the Company at such time.

     Generally, the Tax Indemnification Agreement also requires the Company to take such actions as CPC may reasonably request to preserve the tax-free treatment of the Distribution or the foreign spinoffs.


Debt Agreement

     CPC and the Company will enter into a debt agreement prior to the Effective Date (the "Debt Agreement") which will provide that the Company and certain of its subsidiaries will assume from CPC, and borrow from third parties, an aggregate amount of debt so that, as of the Effective Date, the Company and its subsidiaries will have approximately $350 million of total interest-bearing debt. The Company will transfer to CPC the proceeds of any third party debt that is borrowed by the Company. CPC will use these proceeds to repay certain of its third party indebtedness. In addition, after the Effective Date, the Company may borrow under its credit facilities to fund operations. See "FINANCING" at page 31 and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" at page 38.


Transition Services Agreement

     CPC and the Company plan to enter into a Transition Services Agreement prior to the Effective Date (the "Transition Services Agreement") pursuant to which, in exchange for the fees specified in the Transition Services Agreement, CPC will agree to continue to provide certain administrative services to the Company in certain locations including accounting, payroll processing and tax filing assistance and the Company will agree to provide certain administrative services to CPC. In general, these services will be provided at a fixed percentage above the provider's cost. In this agreement, the respective service provider will undertake to provide the same degree of care and diligence as it uses in providing these services to itself and its subsidiaries. The Transition Services Agreement will expire two years from the Effective Date. The Company believes that the terms and conditions of the Transition Services Agreement are as favorable to the Company as those available from unrelated parties for a comparable arrangement.


Employee Benefits Agreement

     CPC and the Company plan to enter into an agreement with regard to their respective liabilities for employee benefit-related matters for periods before and after the Effective Date and to provide for certain other employee benefit matters (the "Employee Benefits Agreement"). The Employee Benefits Agreement provides that the Company will adopt a defined benefit plan for salaried employees, a defined benefit plan for certain hourly employees, a defined contribution savings plan for salaried employees and related trusts effective as of the day following the Effective Date (the "Coverage Date") each of which will be designed to meet the requirements for tax qualification and to recognize service with CPC prior to the Coverage Date for the Corn Products Employees. The defined benefit plan for certain hourly employees will be substantially identical to the CPC International Inc. Hourly Employees Retirement Income Plan, Supplement H (Corn Products OCAW/IAM) (the "CPC Hourly Plan"). CPC will cause assets and liabilities attributable to the accrued benefits of Corn Products Employees to be transferred from the CPC International Inc. Non-Contributory Retirement Income Plan for Salaried Employees, the CPC Hourly Plan and the CPC International Inc. Savings/Retirement Plan for Salaried Employees to the corresponding plans of the Company. In addition, CPC will continue to maintain after the Effective Date the CPC International Inc. Hourly Employees Retirement Income Plan, Supplements I (Discontinued) and K (Frozen OCAW/IAM) and the CPC International Inc. Supplemental Benefits Plan (OCAW, AFGM, IAM Acme Resin). The Company will adopt, effective as of the Coverage Date, the CPC International Inc. Corn Products Division Savings/Retirement Plan for Hourly Employees (Corn Products OCAW/IAM), and CPC will withdraw its sponsorship of such plan. Effective as of the Coverage Date, the Company will also adopt plans similar to CPC's Excess Pension Plan and Excess Savings Plan recognizing service of Corn Products Employees with CPC prior to the Coverage Date, and the liabilities for accrued benefits of Corn Products Employees will be transferred from such CPC excess plans to the new Company excess plans. The Employee Benefits Agreement also provides that, effective as of the Coverage Date, the Company will assume all of CPC's obligations and liabilities under the collective bargaining agreements entered into by CPC with the Oil, Chemical and Atomic Workers Union, Local 7-507, and the International Association of Machinists, District 8.

     The Employee Benefits Agreement also provides that the Company will establish employee welfare benefit plans for salaried employees, effective as of the Coverage Date, providing medical, long term disability, flexible spending and life insurance benefits to Corn Products Employees which are generally comparable to those previously provided by CPC, including health care coverage for certain retirees and their dependents through a cash balance account. In addition, the Company will assume sponsorship of certain insured welfare benefit plans covering hourly Corn Products Employees (subject to any required consent of the insurer) and the Corn Products (Bedford Park, Illinois) Cafeteria Plan, and CPC will withdraw as sponsor of such plans, effective as of the Coverage Date. Effective as of the Effective Date, the Company will assume all accrued liabilities for vacation pay for Corn Products Employees. CPC's long term disability plan for salaried employees will continue to cover individuals who are totally disabled on the Distribution Date and who would have become Corn Products Employees if in active employment on the Coverage Date for so long as such individuals remain totally disabled. Effective on the Coverage Date, the Company will assume sole responsibility for all Corn Products Employees who are on medical leave from CPC. The Company will establish, effective as of the Coverage Date, an executive life insurance plan substantially similar to CPC's executive life insurance plan covering Corn Products Employees previously covered by CPC's plan who consent to the transfer of CPC's rights and obligations under CPC's plan to the Company.

     Pursuant to the Employee Benefits Agreement, the Company will establish a stock incentive plan effective as of the Coverage Date pursuant to which stock options on Corn Products Common Stock, restricted Corn Products Common Stock, and other equity-based rights may be granted. The Employee Benefits Agreement also provides for the issuance of Corn Products stock options and shares of restricted Corn Products Common Stock to Corn Products Employees in substitution for CPC stock options and shares of restricted CPC Common Stock. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25 and "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS" at page 46. Effective as of the Coverage Date, the Company will adopt a deferred compensation plan and deferred stock unit plan which will assume liabilities for Corn Products Employees under CPC's deferred compensation plan and deferred stock unit plan, respectively. CPC will transfer to the Company the insurance policies associated with the liabilities under CPC's deferred compensation plan assumed by the Company. CPC will be responsible for paying any amounts awarded to Corn Products Employees under CPC's annual bonus plans by CPC's Board of Directors for 1997.

     In general, the Employee Benefits Agreement provides that Corn Products Employees shall be given credit for all years of service with CPC or any CPC affiliate performed on or prior to the Effective Date with respect to matters of employment, including vacation eligibility and participation in employee benefit plans.


Other Agreements and Arrangements

     CPC and the Company plan to enter into a variety of other agreements and arrangements governing certain activities following the Distribution. Pursuant to the Master Supply Agreement, the Company and its affiliates will continue to supply CPC and its affiliates with certain corn refining products at prices based generally upon prevailing market prices. The Master Supply Agreement will have a two-year term and is renewable thereafter. Pursuant to the Master Supply Agreement, CPC will agree to purchase certain products exclusively from the Company, and the Company will agree to certain limitations with respect to competing with CPC in the sale of these products. Under the Master License Agreement, each of CPC and the Company will license to the other certain intellectual property which will be subject to usage by both parties for a period of time following the Distribution. The terms and fees for such licenses vary depending on the intellectual property and are set forth in such Agreement.

     After the Distribution, CPC and the Company will continue to have common use of certain plants and facilities. Under the Access Agreement, CPC will be permitted to continue to package branded food products at the Company's Argo plant in Bedford Park, Illinois for an access fee which will be a fixed percentage above the cost of CPC's use of utilities and other support services. In certain other countries, specific agreements and arrangements will be put in place between the affiliates of CPC and the Company in order to
(i) divide ownership of certain facilities, (ii) permit affiliates of CPC to utilize facilities owned by the Company or (iii) permit affiliates of the Company to use facilities owned by CPC.

                                   FINANCING

     The Company intends to enter into an unsecured revolving Credit Facility of approximately $350 million with one or more major financial institutions in the U.S. In addition, the Company will have a number of other credit facilities in its non-U.S. affiliates consisting of committed and uncommitted bank lines.

     The Company expects to borrow under the Credit Facility to fund a portion of its payments under the Debt Agreement. Subsequent borrowings under the Credit Facility are expected to be used by the Company for working capital and other general corporate purposes. The Company expects to be required to repay in full all borrowings under the Credit Facility on the fifth anniversary of the date of its initial borrowing under the Credit Facility. Borrowings under the Credit Facility are expected to generally accrue interest on a variable basis.

     The Credit Facility is expected to include financial covenants requiring the Company to (i) maintain a ratio of debt to debt plus shareholders' equity of no more than approximately 45% and (ii) an EBITDA/interest coverage ratio of greater than or equal to 3.5 times.

     The Credit Facility is expected to contain customary events of default, including failure by the Company to satisfy its obligations under the Credit Facility, a change of control of the Company, events of bankruptcy, insolvency and reorganization and other material indebtedness defaults by the Company.

                           PRO FORMA CAPITALIZATION


     The following table sets forth the unaudited pro forma capitalization of the Company at September 30, 1997. This data should be read in conjunction with the pro forma balance sheet and the introduction to the pro forma financial statements appearing elsewhere in this Information Statement. The pro forma capitalization table has been derived from the historical financial statements and reflects certain pro forma adjustments as if the Distribution had been consummated as of September 30, 1997. The pro forma information may not reflect the capitalization of the Company in the future or as it would have been had the Company been a separate, independent company at September 30, 1997. See "PRO FORMA FINANCIAL DATA" at page 34.

                                                                September 30, 1997
($ Millions)                                        -------------------------------------------
                                                     Historical      Adjustment       Pro Forma
                                                    ------------   ---------------   ----------
Debt -- third party   ...........................     $  227        $     123         $  350
Debt -- CPC International Inc.    ...............        123             (123)            --
Equity:
 CPC equity investment (1)  .....................        954             (954)(2)         --
Stockholders' equity
 Cumulative translation adjustment   ............        (13)              --            (13)
 Common stock, par value $0.01, authorized
   200,000,000 shares, 35,700,000 outstanding
   shares  ......................................         --                1(3)           1
 Additional paid in capital .....................         --              964(4)         964
                                                      ------        ---------         ------
Total capitalization  ...........................     $1,291        $      11         $1,302
                                                      ======        =========         ======

------------
(1) CPC's equity investment includes the original investment in the Company and the net intercompany payable from the Company reflecting transactions described in Note 13 to the Company's Combined Financial Statements beginning at page F-1.

(2) To reflect the elimination of CPC's equity investment effected by the distribution of all the outstanding shares of Corn Products Common Stock to holders of CPC Common Stock described under "THE DISTRIBUTION" at page 22.
(3) To record the par value of the shares of Corn Products Common Stock distributed to holders of CPC's Common Stock at a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC's Common Stock held on the Record Date as described under "THE DISTRIBUTION" at page 22.

(4) To record the recapitalization of CPC's equity investment. See note 6 to the Corn Products International, Inc. Pro Forma Balance Sheet at September 30, 1997.

                      SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of the Company should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Information Statement. The historical financial statements of the Company may not necessarily reflect the results of operations or financial position that would have been obtained had the Company been a separate, independent company. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page
38. Earnings per share data are presented elsewhere in this Information Statement and on a pro forma basis only. See "PRO FORMA FINANCIAL DATA" at page 34.

                                            Nine Months Ended
                                              September 30,
($ Millions)                         -------------------------------
                                           1997            1996
                                     ----------------  -------------
                                               (Unaudited)
Statement of Earning Data:
Net sales  ........................   $   1,055         $ 1,144
Cost of sales    ..................         959           1,002
                                      ---------         --------
Gross profit  .....................          96             142
Selling, general and
 administrative  ..................          70              67
Restructuring charges (gains)
 -- net    ........................          94              --
Spin-off costs   ..................          15              --
Equity in earnings of
 unconsolidated affiliates   ......           1              (6)
                                      ---------         --------
Operating income (loss)   .........         (84)             81
Financing costs  ..................          22              21
                                      ---------         --------
Income (loss) before income
 taxes  ...........................        (106)             60
Provision (benefit) for income
 taxes  ...........................         (25)             22
Minority interest   ...............           1               2
                                      ---------         --------
Net income (loss)   ...............   $     (82)(1)     $    36
                                      =========         ========
Balance Sheet Data:
Working capital  ..................   $      88         $   176
Current ratio .....................         1.3             1.6
Plants and properties, net   ......   $   1,051         $ 1,042
Total debt    .....................   $     350         $   340
Deferred income taxes, net   ......   $      73         $   107
CPC International Inc. equity
 investment   .....................   $     941         $ 1,007
Total assets  .....................   $   1,642         $ 1,656
Other Financial Data:
EBITDA (2)    .....................   $     (13)        $   146
Net cash flows from operations        $     114         $  (110)
Net cash used by investing
 activities   .....................   $     (83)        $  (188)
Net cash provided by (used by)
 financing activities  ............   $     (28)        $   299

                                                          Years Ended December 31,
($ Millions)                         ------------------------------------------------------------------
                                        1996         1995           1994          1993         1992
                                     -----------  -----------  --------------  -----------  -----------
Statement of Earning Data:
Net sales  ........................   $ 1,524      $ 1,387       $ 1,385        $ 1,243      $ 1,250
Cost of sales    ..................     1,381        1,083         1,087            989          992
                                      -------      -------       --------       -------      -------
Gross profit  .....................       143          304           298            254          258
Selling, general and
 administrative  ..................        88          102            99             84           89
Restructuring charges (gains)
 -- net    ........................        --          (37)           19             --           --
Spin-off costs   ..................        --           --            --             --           --
Equity in earnings of
 unconsolidated affiliates   ......       (10)         (12)           (8)           (12)         (11)
                                      -------      -------       --------       -------      -------
Operating income (loss)   .........        65          251           188            182          180
Financing costs  ..................        28           28            19             16           18
                                      -------      -------       --------       -------      -------
Income (loss) before income
 taxes  ...........................        37          223           169            166          162
Provision (benefit) for income
 taxes  ...........................        12           86            67             66           65
Minority interest   ...............         2            2             2              1            1
                                      -------      -------       --------       -------      -------
Net income (loss)   ...............   $    23      $   135       $   100        $    99      $    96
                                      =======      =======       ========       =======      =======
Balance Sheet Data:
Working capital  ..................   $   147      $    31       $   106        $    33      $    33
Current ratio .....................       1.5          1.1           1.5            1.2          1.2
Plants and properties, net   ......   $ 1,057      $   920       $   830        $   792      $   745
Total debt    .....................   $   350      $   363       $   294        $   269      $   263
Deferred income taxes, net   ......   $    85      $   102       $   100        $   114      $   118
CPC International Inc. equity
 investment   .....................   $ 1,025      $   600       $   550        $   484      $   444
Total assets  .....................   $ 1,663      $ 1,306       $ 1,207        $ 1,110      $ 1,053
Other Financial Data:
EBITDA (2)    .....................   $   153      $   334       $   268        $   260      $   259
Net cash flows from operations        $  (105)     $   174       $   148        $   151      $   171
Net cash used by investing
 activities   .....................   $  (251)     $  (132)      $  (145)       $  (120)     $   (64)
Net cash provided by (used by)
 financing activities  ............   $   357      $   (45)      $      (1)     $   (31)     $  (110)

------------
(1) Reflects the effect of the $109 million provision for restructuring and consolidation. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38.

(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for measures of performance or cash generation prepared in accordance with generally accepted accounting principles. See Combined Financial Statements and notes thereto, beginning at page F-1.

                           PRO FORMA FINANCIAL DATA

     The historical combined financial statements of the Company reflect periods during which the Corn Refining Business was operated as a division of CPC. The historical financial statements of the Company may not necessarily reflect the consolidated results of operations or financial position of the Company or what the results of operations would have been if the Corn Refining Business had been operated as an independent, public company during such periods.

     The unaudited pro forma combined statements of income for the period ended September 30, 1997 and the fiscal year ended December 31, 1996 present the combined results of the Company's operations assuming that the Distribution had occurred on December 31, 1995. Such statements of income have been prepared by adjusting the historical statement of income to reflect the costs, expenses and the recapitalization associated with the Distribution as if it had occurred on December 31, 1995.

     The unaudited pro forma combined balance sheets at September 30, 1997 and December 31, 1996 present the combined financial position of the Company assuming the Distribution had occurred on September 30, 1997 and December 31, 1996, respectively. Such balance sheets have been prepared by adjusting the historical balance sheet for the effects of assets, liabilities and the recapitalization associated with the Distribution as if it had occurred on September 30, 1997 and December 31, 1996, respectively.

     The unaudited pro forma financial statements should be read in conjunction with the financial data presented elsewhere in this Information Statement. The pro forma financial data are presented for informational purposes only and may not reflect the future results of operations or financial position of the Company or what the results of operations would have been had the Company been operated as an independent, public company during such periods.

                       CORN PRODUCTS INTERNATIONAL, INC.
                        PRO FORMA STATEMENTS OF INCOME
                             (Dollars in millions)

                                                               Historical     Adjustments     Pro Forma
                                                              ------------   -------------    ---------
For the Nine Months Ended September 30, 1997
Net sales  ................................................     $ 1,055                       $ 1,055
Cost of sales    ..........................................         959                           959
                                                                -------      ------           -------
Gross profit  .............................................          96                            96
                                                                -------      ------           -------
Selling, general and administrative   .....................          70          (3)(1)            67
Restructuring charges -- net    ...........................          94                            94
Spin-off costs   ..........................................          15          --                15
Equity in earnings of unconsolidated affiliates   .........           1                             1
                                                                -------      ------           -------
Expenses and other income -- net   ........................         180          (3)              177
                                                                -------      ------           -------
Operating income (loss)   .................................         (84)          3              (81)
Financing costs  ..........................................          22                            22
                                                                -------      ------           -------
Income (loss) before income taxes and minority interest   .        (106)          3             (103)
Provision (benefit) for income taxes  .....................         (25)          1(2)           (24)
Minority stockholders' interest    ........................           1                             1
                                                                -------      ------           -------
Net income (loss)   .......................................     $   (82)     $    2          $   (80)
                                                                =======      ======           =======

------------
(1) To record the reduction in pension and other post-employment expenses due to the retention of the liability and associated expenses for retirees by CPC and changes in plan design.

(2) To record the net change in the provision for income taxes to reflect the pro forma adjustments. The effective tax rate utilized was 36%, which approximates the Company's effective rate before the benefit associated with the restructuring charge.

                       CORN PRODUCTS INTERNATIONAL, INC.
                        PRO FORMA STATEMENTS OF INCOME
                             (Dollars in millions)

                                                             Historical     Adjustments     Pro Forma
                                                            ------------   -------------    ---------
For the Year Ended December 31, 1996
Net sales   .............................................     $ 1,524                       $ 1,524
Cost of sales  ..........................................       1,381                         1,381
                                                              -------      ------           -------
Gross profit   ..........................................         143                           143
                                                              -------      ------           -------
Selling, general and administrative    ..................          88          (4)(1)            84
Restructuring charges -- net  ...........................          --                            --
Equity in earnings of unconsolidated affiliates    ......         (10)                          (10)
                                                              -------      ------           -------
Expenses and other income -- net    .....................          78          (4)               74
                                                              -------      ------           -------
Operating income  .......................................          65           4                69
Financing costs   .......................................          28                            28
                                                              -------      ------           -------
Income before income taxes and minority interest   ......          37           4                41
Provision (benefit) for income taxes   ..................          12           1(2)             13
Minority stockholders' interest  ........................           2                             2
                                                              -------      ------           -------
Net income  .............................................     $    23      $    3           $    26
                                                              =======      ======           =======

------------
(1) To record the reduction in pension and post-employment expenses due to the retention of the liability and associated expenses for retirees by CPC and changes in plan design.

(2) To record the net change in the provision for income taxes to reflect the pro forma adjustments. The effective tax rate utilized was 33.6%.

                       CORN PRODUCTS INTERNATIONAL, INC.
                           PRO FORMA BALANCE SHEETS
                             (Dollars in Millions)

                                                      Historical        Adjustments        Pro Forma
                                                     ------------   -------------------    ---------
At September 30, 1997
Assets
Current assets
 Cash and cash equivalents   .....................     $    35                             $    35
 Accounts receivable -- net  .....................         182                                 182
 Inventories  ....................................         147                                 147
 Prepaid expenses   ..............................          16                                  16
 Other current assets  ...........................          26                                  26
 Due to parent   .................................          10                                  10
                                                       -------      -----------            -------
   Total current assets   ........................         416               --                416
 Investments in unconsolidated affiliates   ......         164                                 164
 Plants and properties    ........................       1,051                               1,051
 Other assets    .................................          11                                  11
                                                       -------      -----------            -------
Total Assets  ....................................     $ 1,642               --            $ 1,642
                                                       =======      ===========            =======
Liabilities and Stockholders' Equity
Current liabilities
 Notes payable   .................................     $   142      $      (142) (1)       $    --
 Current portion of long-term debt    ............           6               (6) (1)            --
 Accounts payable   ..............................         102                                 102
 Accrued liabilities   ...........................          78                                  78
                                                       -------      -----------            -------
   Total current liabilities .....................         328             (148)               180
                                                       -------      -----------            -------
 Noncurrent liabilities   ........................          70              (19) (2)            51
 Long-term debt  .................................         202              148  (1)           350
 Deferred taxes on income    .....................          92                8  (3)           100
 Minority stockholders' interest   ...............           9                                   9
                                                       -------      -----------            -------
   Total noncurrent liabilities ..................         373              137                510
                                                       -------      -----------            -------
Stockholders' equity
 Cumulative translation adjustment    ............         (13)                                (13)
 Net stockholders' investment   ..................         954             (954) (4)            --
 Common stock    .................................          --                1 (5)              1
 Paid-in capital .................................          --              964 (6)            964
                                                       -------      -----------            -------
   Total stockholders' equity   ..................         941               11                952
                                                       -------      -----------            -------
Total Liabilities and Stockholders' Equity  ......     $ 1,642               --            $ 1,642
                                                       =======      ===========            =======

------------
(1) To record the recapitalization of the Company's debt.

(2) To record an increase in the pension liability of $11 million and a decrease in the postemployment liability of ($30) million.

(3) To reflect the deferred tax liability associated with the pension and postemployment liabilities to be retained by CPC.

(4) To reflect the elimination of CPC's equity investment effected by the distribution of all outstanding shares of Corn Products Common Stock to holders of CPC Common Stock as described under "THE DISTRIBUTION" at page 22.

(5) To record the par value of shares of Corn Products Common Stock distributed to holders of CPC Common Stock at a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC Common Stock held on the Record Date as described under "THE DISTRIBUTION" at page 22.

(6) To record the transfer of CPC's equity investment of $954 million and the cumulative effect of (i) an increase in net assets for the assumption by CPC of the postemployment benefit liability associated with retirees of ($30) million, (ii) a decrease in net assets for the assumption by CPC of the pension liability associated with retirees of ($46) million and a reduction in the pension assets transferred to the Company of $57 million, (iii) a decrease in net assets for the change in the deferred tax liability associated with (i) and (ii) above and (iv) par value of $0.01 of the Corn Products Common Stock attributable to the distribution of all of the outstanding shares of Corn Products Common Stock to holders of CPC Common Stock as described under "THE DISTRIBUTION" at page 22.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Introduction

     This discussion should be read in conjunction with the description of the Company's business (including the RISK FACTORS) and the Combined Financial Statements and notes thereto included elsewhere in this Information Statement. This discussion and the financial statements included in this Information Statement were prepared by attributing the historical data for the Corn Refining Business to the Company utilizing accounting policies consistent with those applied to the preparation of CPC's historical financial statements. Since the Corn Refining Business was operated as a division of CPC during the periods presented, such financial information and statements may not necessarily reflect the consolidated results of operations or financial position of the Company or what the results of operations would have been if the Company had been an independent, public company during those periods.

Overview and Outlook


     Following several years of attractive growth, the Company's profits declined sharply in 1996 and 1997 (see below). The primary reason for the profit decline in 1997 was a significant expansion of high fructose corn syrup capacity in North America ahead of industry demand which has been, however, growing at 5-6% per year. The current supply/demand imbalance caused North American high fructose corn syrup prices to fall sharply and made this important product unprofitable for the Company in 1997. Based on the Company's 90 years of experience in the corn refining industry, it believes that such imbalances and the accompanying profit downturns arise periodically, approximately every 7-10 years. The industry, however, has historically recovered from such downturns, generally fairly quickly.

     To restart profit growth, for 1998, the Company intends to focus in all its markets and operations on improving prices, volume, profit margins and efficiencies by continuing to strive for optimal product selection, optimal production capacity usage, cost reductions in purchasing, manufacturing and administration, and improvement in quality of products and customer service. More specifically:

     In North America, in view of the industry over-capacity in high fructose corn syrup and the resulting depressed profit margins, the Company's strategy is to seek sales and profit growth by shifting production, to the extent its existing capacity permits, away from high fructose corn syrup to products with better margins. The Company plans to concentrate its capital expenditures on cost reduction projects at existing facilities. The Company also intends to increase export sales by making full use of its worldwide infrastructure.

     In Latin America, the Company plans to concentrate on meeting growing demand. In 1998, several plant expansions are expected to be completed. The Company also intends to explore expansion into new markets across borders in the region, using its existing strong positions and facilities in Argentina, Brazil, Chile, Columbia and Mexico.

     In Asia and Africa and other parts of the world, the Company plans to continue expanding and improving its facilities to meet growing demand. It further plans to continue to explore an increased participation in the region's corn refining industry through joint ventures and technology transfers.

     As of the date of this Information Statement, the Company expects that its operating profits before restructuring charges and spin-off costs will be in the range of $45 million to $50 million, and that its operating cash flows should reach $170 million, for the year ending December 31, 1997. These results include estimated North American operating losses in the range of $25 million to $30 million and estimated operating profits for other international operations of approximately $80 million to $85 million for 1997. There can be no assurance that the Company will successfully restart profit growth in 1998. The Company's plans and expectations may change at any time for various reasons. Should any of the factors described above change, the Company's results of operations would be correspondingly affected. See "FORWARD-LOOKING STATEMENTS" at page iii.

Results of Operations: First Nine Months of 1997 Compared With First Nine Months of 1996

     Net sales. Despite volume growth of 2.3%, net sales for the first nine months of l997 decreased 8.7% to $1,055 million compared with net sales of $1,144 million for the same period in 1996. This decline was due entirely to a 18% decline in sales in North America, where lower corn costs in combination with excess supply in the high fructose corn syrup business resulted in significantly lower prices. Excess supply was caused by a significant capacity expansion by one of the Company's competitors, the entry of a new competitor into the market and lower than expected demand in Mexico. In Latin America, sales increased 14% compared with the first nine months of 1996 on both strong volume gains of 12% and improved prices. Sales in Asia and Africa increased 4% compared with the first nine months of 1996 on improved volume and prices, which were partially offset by weaker currency values.

     Cost of sales and operating expenses. Cost of sales as a percentage of net sales in the first nine months of 1997 was 90.9% compared with 87.6% in the first nine months of 1996, resulting in gross profit margins of 9.1% and 12.4% for each of these periods, respectively. This decline in gross profit margins reflects extremely low high fructose corn syrup pricing during the first six months of 1997 as a result of significant excess supply in this important product category. A decline in corn prices during this period compared with the same period in 1996 could not make up for this substantial margin erosion.

     The Company follows a policy of hedging its exposure to commodities fluctuations with commodities futures contracts for certain of its North American raw material purchases. Such raw materials may or may not be hedged at any given time based on management's judgment as to the need to fix the costs of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the costs of those commodities and are included in the cost when purchased.

     At September 30, 1997, the Company had open corn commodities contracts of $49.5 million, or 19.8 million bushels, to cover its requirements in North America. These contracts call for delivery between December 1997 and December 1998 and had unrealized gains of $2.4 million. These contracts cover less than 13% of the Company's North American annual grind requirements.

     Restructuring charge -- net. The Company recorded a $94 million pre-tax ($71 million after tax) restructuring charge in 1997. This charge included primarily severance and severance-related costs for more than 200 employees who were or will be terminated as part of the overall realignment of the new business. The majority of the restructuring is taking place in the Company's international operations.

     Spin-off costs. The Company also recorded a $15 million charge ($12 million after taxes) charged by CPC to the Company for the direct costs of the spin-off of the Corn Refining Business including fees in the legal, tax and investment banking areas.

     Operating income. Excluding the 1997 restructuring charge described above, operating income declined 69% during the first nine months of 1997 compared with the same period in 1996. All of this decline came from North America, where excess high fructose corn syrup supply severely impacted pricing and adversely affected results. In Latin America, Asia and Africa, volumes and margins both improved, but were unable to offset margin declines in North America.

     Financing costs. Financing costs were $22 million for the first nine months of 1997 compared with $20.8 million in the same period of 1996, due to an increase in the amount of outstanding borrowings and higher interest rates.

     Provision for income taxes. The effective tax rate for the first nine months of 1997 on the loss was 23.6% compared with an effective tax rate on income of 37% for the same period of 1996. The lower effective tax rate in 1997 was the result of reduced tax benefits related to the restructuring charge taxed at a lower effective rate of 24% rather than the regular effective tax rate on operating results of 36%. This 36% effective tax rate is not necessarily indicative of the effective tax rate that may be applicable in future periods and future effective tax rates may vary depending on the relative proportions of the Company's U.S. and non-U.S. income and changes in the effective tax rates in each of the jurisdictions where the Company operates.

     Net loss. Excluding the after-tax restructuring charge described above, the Company reported a net income of $.3 million for the first nine months of 1997, compared with net income of $36.6 million for the same period in 1996, resulting from much lower operating income and higher financing costs. Including the restructuring and spin-off charges, the net loss was $82.2 million.

     Impact of new accounting pronouncements. In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS 128), "Earnings Per Share," which superseded APB 15, "Earnings Per Share." FAS 128 requires a dual presentation of basic and diluted earnings per share on the income statement for companies with complex capital structures. FAS 128 is required to be adopted for year-end 1997 and earlier application is not permitted.

     FAS 129, "Disclosure of Information About Capital Structure," was also issued in February 1997. The Company does not expect its current disclosures regarding capital structure to be materially different under this new statement.

     FAS 130, "Reporting Comprehensive Income," was issued in June 1997 and is effective for the Company's 1998 fiscal year. This statement requires the reporting of comprehensive income as part of a full set of financial statements. The Company will comply with the requirements of this statement.

     Also in June 1997, FAS 131, "Disclosure About Segments of an Enterprise and Related Information," was issued and requires certain information be reported about operating segments of an enterprise on an annual and interim basis. This statement is effective for the Company's 1998 fiscal year. The Company will comply with the requirements of this statement.


Results of Operations: 1996 Compared With 1995

     Net sales. Net sales in 1996 advanced 9.9% to $1.5 billion on increased volume of 6.4% and also reflecting higher corn costs. All geographic areas contributed to the increase over the prior year. North America accounted for the majority of the sales gain as a result of corn cost increases resulting in higher prices and an 8% increase in volumes. In Latin America, sales improved 1.1% on an increase in volumes of 1.6% but were partially offset by slightly lower prices. Volumes in Asia and Africa were up significantly, but increased prices were fully offset by weaker currency values.

     Cost of sales and operating expenses. Cost of sales as a percentage of net sales was 90.6% in 1996, compared with 78.1% in 1995, resulting in gross profit margins of 9.4% and 21.9% for each of these periods, respectively. The higher cost of corn in 1996, which reached an all-time high during the year, and a $40 million fourth-quarter loss for certain liquidated corn futures positions, significantly impacted results.

     Operating income. Operating income decreased 70%, excluding the 1995 special items (see "Results of Operations: 1995 Compared With 1994 -- Restructuring and other charges -- net" below). Strong volume gains in all areas were more than offset by reduced margins. In North America, which accounted for most of the overall decrease in operating income, margins declined significantly as a result of the higher cost of raw materials described above and the inability to increase prices due to excess supply. In Latin America, additional profits from volume improvements were more than offset by reduced margins related to higher corn costs. In Asia and Africa, higher volumes and prices resulted in increased profits but were partially offset by the effects of weaker currencies.

     Provision for income taxes. The effective tax rate in 1996 was 33.6%, compared with 38.5% in 1995. The 4.9% decline was due chiefly to a decrease in tax rates in certain foreign jurisdictions and an increase in the proportion of the Company's worldwide income represented by foreign income, which, on average, was taxed at a lower rate than U.S. income.

     Net income. Net income of $23 million was 79% below 1995, excluding the 1995 special items (see "Results of Operations: 1995 Compared With 1994 -- Restructuring and other charges -- net" below). This decline resulted from a significant decline in operating income partially offset by the benefit of a lower effective tax rate.


Results of Operations: 1995 Compared With 1994

     Net sales. Net sales in 1995 remained flat at $1.4 billion, primarily as a result of eliminating sales of the Company's Mexican operations, which were converted into a joint venture early in the year. Excluding sales for

Mexico in 1994, net sales in 1995 would have increased 3.9% on a volume advance of 6.9%. Driven by lower corn costs, sales in North America were 1.2% lower despite volume gains. In Latin America, sales increased slightly as volumes increased by 6.4%, but were partially offset by declines in selling prices driven by corn costs. Sales in Asia and Africa increased on a 10% volume gain and improved prices. Volumes in this area are increasing as the Company continues to reach new markets in Asia.

     Cost of sales and operating expenses. Cost of sales as a percentage of net sales was 78.1% in 1995, compared with 78.5% in 1994, resulting in gross profit margins of 21.9% and 21.5% in 1995 and 1994, respectively. The improvement in gross profit margins came from the Company's continuing restructuring efforts, which began in 1994. Operating expenses as a percentage of net sales remained flat compared with the prior year.

     Restructuring and other charges -- net. In 1995, the Company recorded a pre-tax gain of $52 million from the sale of its ethanol business in the U.S. This was partially offset by a pre-tax restructuring charge of $15 million. In 1994, the Company incurred a restructuring charge of $19 million. Both of these restructuring charges were designed to ensure competitiveness.

     Operating income. Operating income for 1995, excluding the special items in both 1995 and 1994 (discussed above), improved 3.3% as profits from volume gains were partially offset by lower margins. In North America, operating income increased 7.2% on both improved volumes and margins. Latin American operating income was up 2.1%. Operating income in Asia and Africa was down, compared to the prior year, as the Company continued to invest in infrastructure as it expanded into new markets. Operating income for 1995 also excluded a full year's earnings from Pekin Energy, the Company's ethanol business. Adjusting 1994 to exclude ethanol earnings, operating income in 1995 rose 5.7%.

     Financing costs. Financing costs of $28 million were significantly higher than in 1994 as borrowings increased 23%, mostly outside the U.S., where interest rates were higher.

     Provision for income taxes. The effective tax rate in 1995 was 38.5%, compared with 39.5% in 1994. The lower tax rate in 1995 was attributable to the effect of declines in worldwide tax rates. This rate was higher than the U.S. statutory rate of 35% because it included state income taxes and foreign income taxed at different effective rates.

     Net income. Net income of $112 million (excluding special items in 1995) was slightly higher than net income in 1994 of $111 million (excluding 1994 special items). Higher operating income and a lower effective tax rate in 1995 were mostly offset by increased financing costs.


Liquidity and Capital Resources


     The Company expects that future cash flows will be sufficient to fund operations, to provide for adequate capital expenditures in support of its growth strategy and to pay a modest dividend. The Company also expects to secure an investment-grade debt rating.

     The Company's North American and Latin American plants have been modernized and expanded in line with projected market demand and no major capacity additions are planned for 1998. Worldwide capital expenditures of approximately $70 to $100 million per year are planned from 1998 through 2000, primarily for identified cost reduction opportunities, a significant reduction from average capital expenditures of $135 million for each of the last five years. New capacity expansion (other than projects already in process) will be limited to products or market areas where the Company anticipates significant growth or has identified market demand.

     The Company is currently negotiating the terms of a $350 million credit facility in the U.S. to provide funds to satisfy the Company's obligations under the Debt Agreement and for working capital and other general corporate purposes. In addition, the Company also has a number of credit facilities in its foreign operations. The Company expects that these credit facilities, together with cash flow from operations, will provide it with sufficient operating funds. See "FINANCING" at page 31. If there is a material change in economic conditions, however, the Company may be required to reduce capital expenditures or modify or eliminate dividends, or seek additional credit facilities.

     Net cash flows. Net cash flows from operations of $114 million in the first nine months of 1997 improved significantly over a $110 million deficit for the same period in 1996, despite a net loss in 1997. This resulted from reductions in trade working capital, higher depreciation and the adjustment of the net loss for the restructuring charge and spin-off costs described above. The benefit of increased cash flows from operations and lower investment requirements in 1997 resulted in a significant improvement in net cash outflows after investment of $31 million versus $298 million deficit in the first nine months of 1996.

     In 1996, lower net income, together with higher working capital and higher capital expenditures, resulted in a negative cash flow from operations of $85 million. Capital expenditures during 1996 were mainly for plant expansions in Latin America and North America, as well as for plant efficiency projects. A $60 million loan to Arancia-CPC S.A. de C.V., the Company's Mexican joint venture, financed construction of a high fructose corn syrup plant to serve the Mexican soft drink industry's conversion to high fructose corn syrup.

     In 1995, net cash flow from operations, which benefited from a decrease in trade working capital, and the proceeds from the disposal of the Company's investment in Pekin Energy fully covered all capital expenditures and provided positive cash flow after investments of $42 million compared with $3 million in 1994.

     Key balance sheet items. Total assets at September 30, 1997 remained largely the same compared with December 31, 1996 as a reduction in current assets was matched by an increase in the investment in Arancia-CPC S.A. de C.V., the Company's Mexican joint venture. Total debt at September 30, 1997 increased $10 million to $350 million from total debt at September 30, 1996.

     Total assets in 1996 increased $357 million to $1.6 billion from year-end 1995, mainly due to loans made to the Company's unconsolidated joint venture in Mexico for the construction of a new plant; higher capital expenditures and an increase in working capital. Total debt decreased $13 million to $350 million.

     Total assets in 1995 increased $109 million to $1.3 billion from year-end 1994, mainly due to higher capital expenditures and the inclusion of the Company's investment in its Mexican joint venture, partially offset by the sale of the Company's investment in Pekin Energy and a decrease in trade working capital. Total debt increased by $67 million to $363 million.



                                  MANAGEMENT

Directors of the Company


     Pursuant to the Corn Products Charter and Corn Products By-Laws, the Corn Products Board will consist of the number of directors duly authorized from time to time by the Corn Products Board, divided into three approximately equal classes with each class serving a three-year term; provided, that there shall not be fewer than seven nor more than seventeen directors. Following the Distribution, the Corn Products Board will consist initially of the nine individuals who currently comprise the Corn Products Board. Class I directors will initially serve until the next annual meeting of stockholders, currently expected to be held in April 1998 and are expected to stand for reelection at that time. Class II and Class III directors will serve until the annual meetings of stockholders in 1999 and 2000, respectively.

     Set forth below is certain information as to the individuals who will serve as directors of the Company following the Distribution, their class membership and their original terms. The directors' ages are shown as of December 31, 1997. The Corn Products Board has a director tenure policy that provides that outside directors will retire from the Corn Products Board at the annual meeting of stockholders coincident with or immediately following their 70th birthday, and employee directors will retire from the Corn Products Board upon retirement or other termination of active employment, whether or not the term for which such director has been elected has expired. Konrad Schlatter will serve as the initial Chairman of the Corn Products Board.

     Ignacio Aranguren-Castiello (Class III), age 66, is Chairman and Chief Executive Officer of Arancia-CPC S.A. de C.V., a joint venture formed in November 1994 by the combination of the Mexican operations of the Corn Refining Business with Arancia Industrial S.A. de C.V., a Mexican company controlled by Mr. Aranguren-Castiello and his family. He has been President of Arancia Industrial S.A. de C.V. since the late 1970's. Mr. Aranguren-Castiello is also a director of Bancomer S.A.

     Alfred C. DeCrane, Jr. (Class II), age 66, retired as Chairman and Chief Executive Officer of Texaco Inc. in July 1996. Mr. DeCrane was elected President of Texaco in 1983, Chairman of the Board in 1987 and Chief Executive Officer in 1993. He is also a director of CPC International Inc., CIGNA Corporation and Harris Corporation.

     William C. Ferguson (Class I), age 67, retired as Chairman of NYNEX Corporation in April 1995 and as Chief Executive Officer in December 1994. Prior thereto, Mr. Ferguson served as Vice Chairman of NYNEX from 1987 to 1989. He is also a director of CPC International Inc. and General Re Corporation.

     Richard G. Holder (Class II), age 66, retired as the Chairman and Chief Executive Officer of Reynolds Metals Company in 1996. Prior thereto, Mr. Holder served as President and Chief Operating Officer of Reynolds Metals from 1988 until 1992. He is also a director of CPC International Inc. and Universal Corp.

     Bernard H. Kastory (Class I), age 52, is Senior Vice President - Finance and Administration, of CPC. Mr. Kastory served as Chairman and Chief Executive Officer of CPC's baking business from October 1995 until February 1997 and prior thereto, served as President of the Corn Refining Business and as a Vice President of CPC since 1992. Mr. Kastory joined CPC in 1967 and, since then, has held various technical, financial and general management positions in its Corn Refining Business.

     William S. Norman (Class III), age 59, is President and Chief Executive Officer of the Travel Industry Association of America, a position he has held since 1994. Previously, Mr. Norman served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK) since 1987. He is also a director of CPC International Inc.

     Konrad Schlatter (Class II), age 62, is Chairman and Chief Executive Officer of Corn Products. Mr. Schlatter served as Senior Vice President of CPC from 1990 to 1997 and Chief Financial Officer of CPC from 1993 to February 1997.

     Samuel C. Scott (Class I), age 53, is President and Chief Operating Officer of Corn Products. Mr. Scott has been President of CPC's worldwide Corn Refining Business since 1995 and has been President of CPC's North American Corn Refining Business since 1989. He was elected a Vice President of CPC in 1991. Mr. Scott is a director of Motorola, Inc. and Reynolds Metals Company.

     Clifford B. Storms (Class III), age 65, is an attorney in private practice. Mr. Storms was Senior Vice President (since 1988) and General Counsel (since 1975) of CPC until his retirement from CPC in June 1997. Mr. Storms joined CPC in 1964 and was appointed Assistant General Counsel in 1968 and Vice President for Legal Affairs in 1973.


Directors' Meetings, Fees and Committees


     The Corn Products Board expects to hold regularly scheduled meetings, and will hold such special meetings as it deems advisable to review significant matters affecting the Company and to act upon matters requiring Corn Products Board approval. Outside directors will receive an annual retainer of $35,000, plus $1,000 for attending each regular or special Corn Products Board or committee meeting, including telephone meetings. In addition, outside directors who are chairmen of the Audit Committee and Compensation and Nominating Committee will each receive an additional annual retainer of $3,000.

     The Company expects to have a deferred compensation plan for outside directors under which 50% of a director's annual retainer will be deferred in phantom stock of the Company plus dividend equivalents thereon, until death or after termination of service as a director.

     Prior to the Distribution, the Corn Products Board is expected to establish and delegate specific functions to an Audit Committee and a Compensation and Nominating Committee. The Compensation and Nominating Committee will be composed entirely of outside directors who are independent of management and eligible to serve on such committee under the applicable rules and regulations of the SEC, NYSE and the IRS. The eligibility of each outside director to serve on each committee will be reviewed annually by the Audit Committee and reported to the full Corn Products Board.

Audit Committee

     The Audit Committee will review the scope and results of the Company's annual audit, approve the non-audit services rendered by independent auditors and recommend appointment of independent auditors for the ensuing year. The Audit Committee will also review the proposed financial statements for the annual report to stockholders, accounting policies, internal control systems and internal auditing procedures, and the process by which unaudited quarterly financial information is compiled and issued. The initial members of the Audit Committee will be Messrs. Storms, DeCrane and Ferguson.


Compensation and Nominating Committee

     The Compensation and Nominating Committee will approve the compensation of all executive officers and administer executive incentive compensation plans, review employee benefit plans and recommend proposals for adoption, amendment or termination of such plans and recommend and administer any compensation arrangements for outside directors. The Compensation and Nominating Committee will also develop criteria for Corn Products Board membership and consider candidates for membership on the Corn Products Board. Stockholders who may wish to recommend a candidate for consideration for director may do so by writing to the Secretary of the Company and furnishing a statement of the candidate's experience and qualifications. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW -- Advance Notice Provisions for Stockholder Nominations and Proposals" at page 58. The initial members of the Compensation and Nominating Committee will be Messrs. Holder and Norman.

Executive Officers of the Company

     The Company has a new Chief Executive Officer and a new Chief Financial Officer, both of whom have substantial experience in the Corn Refining Business. Otherwise, the Company's senior management (the "Executive Officers") will consist primarily of those individuals currently responsible for the management of the Corn Refining Business as conducted by CPC. See "BUSINESS -- Employees and Management" at page 14.

     Generally, following the Distribution, Executive Officers will be elected by the Corn Products Board concurrently with the Company's Annual Meeting of Stockholders, and will serve until the next such meeting or until their earlier retirement, resignation or removal. The first Annual Meeting of Corn Products stockholders is expected to be held in April 1998. The Corn Products Board has adopted an Executive Officer tenure policy that provides that executive officers will retire at age 65.

     In addition to Mr. Schlatter, who will serve as Chairman and Chief Executive Officer and Mr. Scott, who will serve as President (see "-- Directors of the Company" above), the following persons are expected to serve as Executive Officers of the Company following the Distribution. Ages given are as of December 31, 1997.

     Marcia E. Doane, age 56, will be elected Vice President, General Counsel and Corporate Secretary prior to the Effective Date. Ms. Doane has served as Vice President, Legal and Regulatory Affairs of the Corn Products Division of CPC since 1996. Prior thereto, she served as Counsel to the Corn Products Division from 1994 to 1996. Ms. Doane joined CPC's legal department in 1989 as Operations Attorney for the Corn Products Division.

     Frank J. Kocun, age 55, will be elected Vice President and President, Cooperative Management Group prior to the Effective Date. Mr. Kocun has served as President of the Cooperative Management Group of the Corn Products Division of CPC since 1991 and as Vice President of the Cooperative Management Group since 1985. Mr. Kocun joined CPC in 1968 and has served in various executive positions in the Corn Products Division and in Penick Corporation, a CPC subsidiary.

     Eugene J. Northacker, age 56, will be elected Vice President and President, Latin American Division prior to the Effective Date. Mr. Northacker was appointed President of CPC's Latin America Corn Refining Division and elected a Vice President of CPC in 1992. Prior to that, he served as Business Director of CPC's Latin America Corn Refining Division from 1989 to 1992, as Corn Refining General Manager of CPC's then Mexican subsidiary from 1986 to 1989 and as Vice President of Finance and Administration of such Mexican subsidiary from 1984 to 1986. Mr. Northacker joined CPC in 1968 in the financial group of Best Foods, CPC's North American consumer foods division, and has held executive assignments in several CPC subsidiaries.

     Michael R. Pyatt, age 50, will be elected Vice President and Executive Vice President, North American Division prior to the Effective Date. Mr. Pyatt has served as Chairman, President and Chief Executive Officer of Canada Starch Co., Inc., a CPC subsidiary, since 1994 and as President of the Canadian business of CPC's Corn Products Division, Vice Chairman of Canada Starch and as a Vice President of the Corn Products Division since 1992. Mr. Pyatt joined CPC in 1982 and has served in various sales and marketing positions in the Casco business.

     James W. Ripley, age 54, will be elected Vice President -- Finance and Chief Financial Officer prior to the Effective Date. Mr. Ripley has served as Comptroller of CPC since 1995. Prior thereto, he served as Vice President of Finance for CPC's North American Corn Refining Division from 1984 to 1995. Mr. Ripley joined CPC in 1968 as chief international accountant, and has subsequently served as CPC's Assistant Corporate Comptroller, Corporate General Audit Coordinator and Assistant Comptroller for CPC's European Consumer Foods Division.

     Richard M. Vandervoort, age 54, will be elected Vice President -- Business Development and Procurement, North American Division prior to the Effective Date. Mr. Vandervoort has served as Vice President -- Business Management and Marketing for CPC's Corn Products Division since 1989. Mr. Vandervoort joined CPC in 1971 and has served in various executive sales positions in CPC's Corn Products Division and in Peterson/Puritan Inc., a CPC subsidiary.

               EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS


Historical Compensation

     Prior to the Distribution, the Corn Refining Business has been operated as a division of CPC. The following table and narrative describe the compensation paid by CPC in 1996, 1995 and 1994 to the Company's Chief Executive Officer and each of the other four individuals initially expected to be the most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Such amounts do not reflect the compensation such Named Executive Officers will receive following the Distribution. The principal positions listed in the table are those which will be held by the Company's Named Executive Officers following the Distribution Date.


                          Summary Compensation Table

                                  Annual Compensation                     Long-Term Compensation
                              ----------------------------  ---------------------------------------------------
                                                                         Awards                    Payouts
                                                            ---------------------------------  ----------------
                                                                                 Securities       Long-Term        All Other
          Name and                     Salary      Bonus        Restricted       Underlying       Incentive       Compensation
     Principal Position        Year      ($)        ($)      Stock Awards ($)    Options (#)    Payouts ($)(1)      ($)(2)
----------------------------  ------  ---------  ---------  ------------------  -------------  ----------------  -------------
K. Schlatter    ............   1996    391,250    220,000              0           13,500          750,938         107,006
 Chairman and Chief            1995    370,000    205,000              0           28,874          787,102         106,679
 Executive Officer (4)         1994    342,500    160,000              0           13,500          465,781         105,319

S.C. Scott   ...............   1996    286,667     60,000              0           13,500          500,625          49,293
 President and Chief           1995    247,500    140,000              0           10,000          572,438          46,698
 Operating Officer (5)         1994    221,250    110,000              0            9,000          307,389          42,311

E.J. Northacker    .........   1996    231,250     50,000              0            8,000          406,737          51,199
 Vice President and            1995    217,500     95,000              0            7,500          465,105          50,280
 President,                    1994    200,000     85,000              0            7,000          102,445          38,758
 Latin American Division (6)

J.W. Ripley  ...............   1996    183,750     72,000              0            5,000               --          39,256
 Vice President --             1995    167,500     60,000        123,250(3)            --               --          37,290
 Finance and Chief             1994    151,667     43,000              0               --               --          24,673
 Financial Officer (7)

F.J. Kocun   ...............   1996    183,250     29,000              0            5,500          281,581          56,699
 Vice President and            1995    172,000     74,000              0            5,000          286,219          55,495
 President, Cooperative        1994    160,000     65,000              0            4,500               --          52,522
 Management Group (8)

------------
(1) Includes cash and the market value of CPC Common Stock paid in respect of performance units awarded under CPC's 1984 Stock and Performance Plan at the end of four-year performance cycles.
(2) Includes the following for 1996:

      a. CPC matching contributions to defined contribution plans as follows:
         K. Schlatter, $30,976; S. C. Scott, $24,763; E. J. Northacker, $21,666;
         J. W. Ripley, $19,022; and F. J. Kocun, $18,994.

      b. Value of premiums paid by CPC under its Executive Life Insurance Plan as follows: K. Schlatter, $76,029; S. C. Scott, $24,089; E. J. Northacker, $29,016; J. W. Ripley, $20,041; and F. J. Kocun, $37,665.
      c. For S. C. Scott, $438; E. J. Northacker, $518; and J. W. Ripley, $192, of above-market interest at the rate credited to all participants in the CPC Deferred Compensation Plan, pursuant to which all or a portion of annual bonus may be deferred and credited to an interest bearing account, and paid over a fifteen-year period following retirement.
(3) Represents the value of 2,000 shares of restricted stock on June 20, 1995, the date of the award. Restrictions lapse on one-fourth of the shares on each of the four anniversary dates of the award. On December 31, 1996 the 1,500 remaining restricted shares had a value of $116,250. Dividends are paid on restricted stock at the rate paid to all stockholders. The named executive officers hold no other shares of restricted stock.
(4) Mr. Schlatter's compensation for 1994, 1995 and 1996 was paid to him as Senior Vice President and Chief Financial Officer of CPC.

(5) Mr. Scott's compensation for 1994, 1995 and 1996 was paid to him as President of CPC's North American corn refining business (1994) and its worldwide Corn Refining Business (1995 -- 1996).
(6) Mr. Northacker's compensation for 1994, 1995 and 1996 was paid to him as President, Latin America Corn Refining Division of CPC.
(7) Mr. Ripley's compensation for 1994 and 1995 was paid to him as Vice President -- Finance of CPC's North America Corn Refining Division (1994 -- June 1995) and as Comptroller of CPC (June 1995 -- 1996).
(8) Mr. Kocun's compensation for 1994, 1995 and 1996 was paid to him as President, Cooperative Management Group of the Corn Refining Business of CPC.

     The following table summarizes grants of stock options made by CPC under the CPC Stock Plans to the Named Executive Officers during the 1996 fiscal year. As a result of the Distribution, each CPC option granted to the Company's Named Executive Officers listed below will be replaced with an option to purchase Corn Products Common Stock pursuant to adjustments provided in the Employee Benefits Agreement, and, as a result, their value will depend on the future value of Corn Products Common Stock. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25 and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page 29.

                             Option Grants in 1996

                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                        Annual Rates of
                                                                                    Stock Price Appreciation
                               Individual Grants                                       for Option Term(3)
-------------------------------------------------------------------------------  ------------------------------
                                          Percent of
                            Number of       Total
                            Securities     Options
                            Underlying    Granted to    Exercise
                             Options      Employees       Price      Expiration
          Name              Granted(#)     in 1996      ($/Share)      Date       0%($)     5%($)      10%($)
-------------------------  ------------  ------------  -----------  -----------  -------  ---------  ----------
K. Schlatter    .........    13,500(1)      0.8957       70.0000      1/15/06       0      594,100   1,505,447

S. C. Scott  ............    13,500(1)      0.8957       70.0000      1/15/06       0      594,100   1,505,447
                              2,086(2)      0.1384       70.6875      3/14/98       0       16,642      34,257
                              2,275(2)      0.1509       70.6875      3/20/99       0       27,249      57,520
                              2,250(2)      0.1493       70.6875      3/19/00       0       36,250      78,481
                              2,063(2)      0.1369       70.6875      3/18/01       0       42,140      93,612
                                500(2)      0.0332       70.6875      3/16/02       0       12,478      28,458
                                500(2)      0.0332       70.6875      1/18/03       0       14,488      33,802

E. J. Northacker   ......     8,000(1)      0.5308       70.0000      1/15/06       0      352,059     892,117
                              1,000(2)      0.0663       67.8750      3/14/98       0        6,330      12,914
                                688(2)      0.0456       67.8750      3/18/01       0       12,434      27,360
                              1,625(2)      0.1078       67.8750      3/16/02       0       36,311      82,013
                              1,625(2)      0.1078       67.8750      1/18/03       0       42,473      98,119
                              1,312(2)      0.0870       67.8750      1/17/04       0       40,442      95,998
                                281(2)      0.0186       67.8750      1/16/05       0       10,045      24,513

J. W. Ripley    .........     5,000(1)      0.3317       70.0000      1/15/06       0      220,037     557,573
                              1,000(2)      0.0663       68.8440      3/15/98       0        6,309      12,863
                              1,038(2)      0.0689       68.8440      6/17/01       0       19,987      44,230

F. J. Kocun  ............     5,500(1)      0.3648       70.0000      1/15/06       0      242,041     613,330
                              1,000(2)      0.0663       68.1875      9/15/97       0        4,752       9,591
                              2,000(2)      0.1327       68.1875      9/17/00       0       32,544      70,780
                              2,400(2)      0.1592       68.1875      9/16/01       0       49,159     109,723
                              1,000(2)      0.0663       68.1875      3/17/02       0       22,667      51,262
                                281(2)      0.0186       68.1875      1/18/03       0        7,439      17,206
                                188(2)      0.0125       68.1875      1/17/04       0        5,864      13,938

------------
(1) The CPC options listed were granted at an exercise price equal to the fair market value of the CPC Common Stock on the date of grant in tandem with an equivalent number of performance units under the CPC 1993 Stock and Performance Plan. The CPC performance units were issued for a cycle of four years' duration, with a goal based on improvement in CPC stockholder value, determined by the increase in the value of the CPC Common Stock during each year of the cycle assuming reinvestment of dividends, measured against the performance of a peer group of companies. Up to 25% of the units may be earned in each year of the cycle and are payable at the conclusion of the cycle. To the extent CPC performance units are earned and payable, a corresponding number of CPC options are canceled. To the extent CPC options are exercised, a corresponding number of CPC performance units are canceled. These CPC options were granted on January 16, 1996 and became exercisable on January 16, 1997. Under the CPC 1993 Stock and Performance Plan, in the event of a change in control of CPC, all CPC performance cycles will terminate and participants will receive the value in cash of the CPC performance units theretofore earned and 100% of the units that could have been earned during the remainder of the cycles. The amounts paid to the Named Executive Officers for the cycles ending in 1996, 1995 and 1994 are shown as "Long-Term Incentive Payouts" in the Summary Compensation Table on page 46.

(2) The CPC options listed are replacement CPC options which were granted upon exercise of previously granted CPC options. They are equivalent to the number of shares exercised and have an exercise price equal to the fair market value of the CPC Common Stock on the date of exercise of the original CPC option. The expiration date of the replacement CPC option is the same as the expiration date of the original CPC option. The replacement CPC option becomes exercisable one year from the date the original CPC option was exercised. The shares acquired on exercise of the original CPC option must be retained for three years.
(3) The amounts shown under these columns are calculated at 0% and at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation of CPC's stock price. The amounts shown assume that no CPC performance units will be earned so that all CPC options granted will be exercisable.

     The following table provides information with respect to CPC options exercised by the Company's Named Executive Officers during the 1996 fiscal year and the value of unexercised CPC options held by the Company's Named Executive Officers at fiscal year end. The amounts set forth in the two columns relating to unexercised CPC options, unlike the amounts set forth in the column headed "Value Realized," have not been, and might never be, realized. The underlying CPC options might not be exercised; and actual gains on exercise, if any, would depend on the value of the CPC Common Stock on the date of exercise, and there can be no assurance that these values would be realized. As a result of the Distribution, each CPC option granted to the Company's Named Executive Officers listed below will be replaced with an option to purchase Corn Products Common Stock pursuant to adjustments provided in the Employee Benefits Agreement, and, as a result, their value will depend on the future value of Corn Products Common Stock. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25 and "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page 29.

                      Aggregated Option Exercises in 1996
                   and Option Values as of December 31, 1996

                                                                          Number of                  Value of
                                                                    Securities Underlying          Unexercised
                                                                         Unexercised               In-the-Money
                                                                         Options at                 Options at
                                                                    December 31, 1996(#)      December 31, 1996($)(2)
                                                                   -----------------------   ------------------------
                             Shares Acquired         Value              Exercisable/               Exercisable/
Name                         on Exercise(#)      Realized($)(1)         Unexercisable             Unexercisable
----                        -----------------   ----------------   -----------------------   ------------------------
K. Schlatter    .........            --                  --                  22,724/33,375            324,495/630,281
S. C. Scott  ............         9,674             374,291                   5,062/37,174            154,251/537,654
E. J. Northacker   ......         6,531             166,114                      --/25,281                  0/408,072
J. W. Ripley    .........         2,688             110,578                   3,962/ 7,038            119,518/ 55,141
F. J. Kocun  ............         6,869             195,184                   4,186/19,494            119,397/294,054

------------
(1) Amounts shown are based on the difference between the market value of CPC Common Stock on the date of exercise and the exercise price.
(2) Amounts shown are based on the difference between the closing price of CPC Common Stock on December 31, 1996 ($77.50), as reported on the NYSE Consolidated Transactions Reporting System, and the exercise price.


Base Salaries

     The Compensation and Nominating Committee will establish salaries for each of the Company's Executive Officers and approve salary changes for such individuals in accordance with a written salary administration policy to initially be based upon a long-standing CPC policy. The Company's salary administration policy will be designed and periodically reviewed in consultation with external compensation consultants. Salary ranges are expected to be established for various positions through job evaluation and comparison with competitive salary data. Within the ranges, adjustments are expected to be recommended on the basis of individual performance and a corporate merit salary percentage factor. Consistent with the Company's overall objectives, these adjustments, combined with bonuses as described below, will emphasize payment for performance.

Annual Bonuses

     Following the Distribution, it is expected that the Company will have an annual bonus program applicable to the Executive Officers and certain other management level employees. Award levels under the bonus program are expected to range from zero to 120 percent of base salary as of the beginning of the annual performance period, depending on each participant's salary grade and the attainment of the Company's applicable business division profit targets as approved by the Compensation and Nominating Committee. The provisions of the Company's annual bonus program are expected to be substantially similar to those of CPC's annual bonus program.

Severance Agreements

     Each of the Named Executive Officers will enter into severance agreements with the Company. The following discussion is a summary of the material provisions of these severance agreements, a form of which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.

     Each of the severance agreements provides for a lump sum payment equal to three times the sum of the annual salary and bonus paid in the prior year, and for continuation of medical and insurance plans for a three-year period, if the executive officer's employment is terminated involuntarily other than for cause (as defined in the severance agreements) or voluntarily for good reason (as defined in the severance agreements) within two years after a change in control of the Company. The severance agreements also provide that the amount of excise tax, if any, under the Code to be paid by any executive officer shall be reimbursed by the Company. The severance agreements will be presented for the approval of the outside directors of the Company.

Stock Incentive Plan

     The Company intends to adopt, with the approval of CPC in its capacity as the sole stockholder of the Company, the Corn Products International, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan will be administered by the Company's Compensation and Nominating Committee. The Company intends to seek shareholder approval of the Stock Incentive Plan no later than its 1999 annual meeting of stockholders.

     The Stock Incentive Plan provides for the grant of incentive stock options that qualify under Section 422 of the Code, nonqualified stock options, restricted stock awards and performance awards to employees. The Company has reserved 3.5 million shares of Corn Products Common Stock for issuance under the Stock Incentive Plan. The Compensation and Nominating Committee is expected to grant, subject to the completion of the Distribution, qualified options to purchase Corn Products Common Stock to the Executive Officers and certain other persons who will be employees of the Company. Each such option will have an exercise price equal to 100% of the fair market value of Corn Products Common Stock on the effective date of grant and will be for a term of ten years. In addition to the shares reserved pursuant to the Stock Incentive Plan, the Employee Benefits Agreement provides that employees of the Company who hold options and restricted stock under the CPC International Inc. 1984 and 1993 Stock and Performance Plans will receive substitute awards of equivalent value following completion of the Distribution. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25.


Pension Plans

     After the Effective Date, the Company will adopt a defined benefit plan (the "Pension Plan") which is intended to be a tax-qualified plan within the meaning of Section 401(a) of the Code. All salaried employees of the Company who work in the United States or are U.S. citizens, including the Named Executive Officers, will be eligible to participate in the Pension Plan.

     It is anticipated that the Pension Plan will be a "cash balance" pension plan. As soon as practicable after the Effective Date, the accrued benefits of Corn Products Employees under the CPC Non-Contributory Retirement Income Plan for Salaried Employees, and assets and liabilities attributable thereto, will be transferred to the Pension Plan. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page 29. Employee accounts will also include an annual credit of between 3% and 10% of eligible pay, depending on the employee's years of service as of January 1 of each year. For this purpose, eligible pay will generally include base salary, bonus and overtime. Each employee's account will also accrue monthly interest credits using a rate equal to a specified amount in excess of the interest rate on short-term Treasury notes. The value of the account at retirement will be paid out as a straight life or joint and survivor annuity or under an optional form elected by the employee such as a lump-sum distribution.

     After the Effective Date, the Company will adopt a nonqualified defined benefit plan (the "Excess Pension Plan") in order to provide benefits to executives whose benefits under the Pension Plan are limited under Sections 401(a)(17) and 415 of the Code. The Excess Pension Plan will assume the existing liability for Company executives under CPC's excess pension plan. The Excess Pension Plan will not be tax-qualified under Section 401(a) of the Code, and participants will have only the rights of general creditors of the Company with respect to benefits accrued thereunder.

     Estimated age 65, annual benefits for each of the Named Executive Officers under the Company's qualified defined benefit Pension Plan, as well as the nonqualified Excess Pension Plan, are as follows, assuming that the 1998 and future compensation for each of the Named Executive Officers is equal to 1997 base pay plus 1996 earned bonus paid in 1997: K. Schlatter, $328,036; S.C. Scott, $193,401; E.J. Northacker, $178,706; J.W. Ripley, $147,973; and
F.J. Kocun, $119,747.

     Vesting and partial payment of the benefits shown will be accelerated if certain events occur that would result in a "change in control" of the Company after the Effective Date. For the portions of the benefits payable under the programs that are not tax-qualified, if an excise tax were imposed on an employee as to such benefits on account of such a change in control, the employee's benefits would be increased to the extent required to put the employee in the same position after payment of taxes as if no excise tax had been imposed.


Defined Contribution Plan


     After the Effective Date, the Company will adopt a defined contribution plan (the "Corn Products 401(k) Plan") designed to comply with the requirements of Sections 401(a) and 401(k) of the Code, which govern tax qualification and cash or deferred arrangements. All salaried employees of the Company who work in the United States or are U.S. citizens, including the Named Executive Officers, will be eligible to participate in this plan.

     An eligible employee may elect to make before-tax and after-tax contributions to the plan of up to 16% of total compensation. Special rules imposed by the Code may require lower limitations for the Executive Officers and other highly compensated employees. The Company will make matching contributions on the employees' before-tax and after-tax contributions in the manner determined by the plan's administrative committee from time to time. It is anticipated that during the first plan year after the Effective Date, the Company will make matching contributions equal to 100% of an employee's total combined before-tax and after-tax contributions up to 6% of such employee's base salary, bonus and overtime.

     Amounts contributed to the Corn Products 401(k) Plan will be invested by the trustee in one or more investment funds. It is contemplated that initially there will be seven funds offering a variety of investment options, including a Corn Products stock fund.

     All of an employee's before-tax and after-tax contributions will be 100% vested from the time they are made. All Company contributions will be vested once an employee has three years of service (including service with CPC). Upon termination of employment, retirement, disability or death, the employee will be entitled to distribution of his or her entire plan account.

     As soon as practicable after the Effective Date, the individual accounts of Corn Products Employees held under the CPC Saving/Retirement Plan for Salaried Employees immediately before the Effective Date will be transferred to the Corn Products 401(k) Plan. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Employee Benefits Agreement" at page 29.

     The Company will adopt a nonqualified defined contribution plan (the "Excess Benefits Plan") after the Distribution for the benefit of executives of the Company whose base salary exceeds the amount that may be taken into account under the Corn Products 401(k) Plan due to Code limitations. The Excess Benefits Plan will assume the existing liability for Corn Products Employees under CPC's excess benefits plan and will provide for future elective salary deferrals of up to 20% of base salary and bonus for employees whose pay exceeds the qualified plan limitation, along with matching contributions up to the 6% level. The current limitation on compensation that may be taken into account under a qualified plan is $160,000; accordingly, it is expected that a substantial number of the Executive Officers and other highly compensated employees will be eligible to participate in the Excess Benefits Plan after the Distribution. The Excess Benefits Plan will have "phantom" investments only for bookkeeping purposes. The Excess Benefits Plan will not be tax-qualified, and participants will have only the rights of general creditors of the Company with respect to their individual accounts under the Excess Benefits Plan.


Other Benefit Plans


     The Company expects to maintain employee group health, life, long term disability and other plans in which the Executive Officers will be eligible to participate on the same terms as other salaried employees. The Company also expects to maintain a split dollar life insurance plan for those salaried employees, including the Named Executive Officers, who are currently participants in CPC's Executive Life Insurance Plan.


                    CERTAIN RELATIONSHIPS AND TRANSACTIONS


     Four of the Company's directors are also directors of CPC and one of the Company's directors is currently an executive officer of CPC. The Company has in the past engaged in transactions with CPC. Such transactions have included, among other things, various types of financial support by CPC. Certain of such transactions have been on terms more or less favorable to the Company than would otherwise have been obtainable in transactions with unaffiliated third parties. The Company anticipates that it will have material ongoing contractual relationships with CPC following the Distribution. CPC and the Company have entered into a number of agreements in connection with the Distribution. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION" at page 26.

     Mr. Aranguren-Castiello is Chairman and Chief Executive Officer of Arancia-CPC S.A. de C.V. ("Arancia"), a joint venture formed in November 1994 by the combination of the Mexican operations of the Corn

Refining Business with Arancia Industrial S.A. de C.V., a Mexican corn refiner controlled by Mr. Aranguren-Castiello and his family. Arancia is engaged in the corn refining business and has in the past engaged in transactions with the Corn Refining Business. Such transactions are expected to continue after the Distribution. Arancia, which is headquartered in Guadalajara, Mexico, is a 51%/49% joint venture between Arancia Industrial S.A. de C.V. and the Company. Arancia produces high fructose corn syrup, other corn syrups, modified and unmodified starches, maltodextrins and sorbitol.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on information obtained from CPC's records and a review of statements filed with the SEC pursuant to Section 13 of the Exchange Act with respect to CPC Common Stock and other information received by CPC prior to October 31, 1997, no person known to the Company is expected to be the beneficial owner of more than 5% of the Corn Products Common Stock upon completion of the Distribution.

     The following table shows the shares of Corn Products Common Stock expected to be owned as of the Distribution by each present director, the Named Executive Officers and by all present directors and Executive Officers of the Company, as a group. All directors and Executive Officers as a group will own beneficially less than one percent of the outstanding common stock.

                                                                        Amount and Nature of
Name                                                                  Beneficial Ownership (1)     Percentage
----                                                                 --------------------------    ----------
Ignacio Aranguren-Castiello   ....................................                  0                  *
Alfred C. DeCrane, Jr.  ..........................................                125                  *
William C. Ferguson  .............................................                700                  *
Richard G. Holder (2)   ..........................................                500                  *
Bernard H. Kastory (2)  ..........................................              8,773                  *
William S. Norman    .............................................                250                  *
Konrad Schlatter (2)(3) ..........................................             15,286                  *
Samuel C. Scott (3)  .............................................              5,058                  *
Clifford B. Storms (2)  ..........................................             13,053                  *
Frank J. Kocun (3)   .............................................              1,609                  *
Eugene J. Northacker (3)   .......................................              2,423                  *
James W. Ripley (3)  .............................................              1,199                  *
All directors and Executive Officers of the Company as a group (15
 persons)   ......................................................             49,070                  *

------------
(1) Excludes shares receivable with respect to options to purchase shares of Corn Products Common Stock exercisable at or within 60 days of December 31, 1997 to be granted in substitution for options to purchase CPC Common Stock and shares of restricted stock to be granted in substitution for restricted shares of CPC Common Stock. The number of options to purchase shares of Corn Products Common Stock and the number of restricted shares of Corn Products Common Stock to be received by the Executive Officers is dependent upon the market price of the Corn Products Common Stock and the CPC Common Stock after the Record Date. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25.

(2) Includes shares held jointly with or owned by spouses or minor children or held in certain fiduciary capacities.
(3) Excludes units of phantom Corn Products Common Stock that may be granted to replace units of phantom CPC Common Stock to which the Named Executive Officers are currently entitled as deferred annual bonus under CPC's Deferred Stock Unit Plan.
 *  Less than 1%.

                         DESCRIPTION OF CAPITAL STOCK


Authorized Stock

     The total number of shares of all classes of stock that the Company has authority to issue under the Corn Products Charter is 225,000,000 shares, of which 200,000,000 shares are Corn Products Common Stock and 25,000,000 shares are preferred stock, par value $0.01 per share (the "Preferred Stock"). Based on the approximately 142 million shares of CPC Common Stock outstanding as of September 30, 1997 (excluding shares of restricted CPC Common Stock and shares of CPC Common Stock held by the Rabbi Trusts), and a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC Common Stock, approximately 35.5 million shares of Corn Products Common Stock are expected to be distributed to holders of CPC Common Stock on the Distribution Date. In addition, as of September 30, 1997, approximately 55,000 restricted shares of CPC Common Stock and options with respect to approximately 250,000 shares of CPC Common Stock were held by CPC employees who will become employees of the Company. As provided in the Employee Benefits Agreement, the Company will issue restricted shares of Corn Products Common Stock and options with respect to Corn Products Common Stock to adjust and substitute for such CPC restricted stock and options. In addition, the Company has reserved 3.5 million shares of Corn Products Common Stock for issuance pursuant to the Stock Incentive Plan. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25 and "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS -- Stock Incentive Plan" at page 49. No shares of Preferred Stock will be issued in connection with the Distribution, although one million shares of Series A Preferred Stock (defined below) have been reserved for issuance in connection with the Rights Plan. See "-- Preferred Stock" below.


Common Stock

     The holders of Corn Products Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or later provided in any resolution adopted by the Board of Directors of the Company with respect to any series of Preferred Stock. The Corn Products Common Stock will not have cumulative voting rights. It is currently expected that the first annual meeting of stockholders of the Company will be held in April 1998. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by the Board of Directors of the Company, the holders of Corn Products Common Stock will be entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of the Company. See "DIVIDEND POLICY" at page 61. In the event of the liquidation, dissolution or winding up of the Company, holders of Corn Products Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock. Subject to the restrictions contained in the Tax Indemnification Agreement, additional shares of Corn Products Common Stock may be issued without stockholder approval, other than such approval as may be required by applicable stock exchange rules. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page 27 and "-- Authorized But Unissued Capital Stock" below.


Preferred Stock

     The Board of Directors of the Company is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereon, as are stated in the resolutions adopted by the Board of Directors of the Company providing for the issuance of such series and as are permitted by the DGCL. Subject to the restrictions contained in the Tax Indemnification Agreement, shares of Preferred Stock may be issued without stockholder approval, other than such approval as may be required by applicable stock exchange rules. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page 27, "-- Authorized But Unissued Capital Stock" below and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW -- Preferred Stock" at page 59.

     Under the Corn Products Charter a series of Preferred Stock designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), consisting of one million shares, is authorized in connection with the Rights Plan. For a description of the Rights Plan and the Series A Preferred Stock, see "-- Rights Plan" at page 55 and "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page 57.


Authorized But Unissued Capital Stock


     Based on the calculations set forth above, the Company estimates that, following the Distribution, it will have approximately 164.5 million shares (less the number of restricted shares of Corn Products Common Stock to be issued to Corn Products Employees in substitution for restricted shares of CPC Common Stock pursuant to the Employee Benefits Agreement) of authorized but unissued Corn Products Common Stock (including the 3.5 million shares of Corn Products Common Stock reserved for issuance pursuant to the Stock Incentive Plan and the shares of Corn Products Common Stock issuable upon the exercise of stock options to be issued to Corn Products Employees in substitution for CPC stock options pursuant to the Employee Benefits Agreement) and 25,000,000 shares of authorized but unissued Preferred Stock (including the one million shares designated as Series A Preferred Stock). The Employee Benefits Agreement provides that the holders of CPC options and restricted stock shall receive new options to acquire Corn Products Common Stock and new restricted shares of Corn Products Common Stock based upon market prices as of future dates for the CPC Common Stock and the Corn Products Common Stock; accordingly, the exact number of shares that may be acquired pursuant to these new options and the exact number of shares of Corn Products restricted stock to be issued cannot be calculated at this time. See "THE DISTRIBUTION -- Treatment of Employee Options, Restricted Stock and Rabbi Trusts in the Distribution" at page 25. Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the Corn Products Common Stock remains listed on the NYSE, require prior stockholder approval of certain issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of Corn Products Common Stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company currently does not have any plans to issue additional shares of Corn Products Common Stock or Preferred Stock other than in connection with employee compensation plans. See "EXECUTIVE COMPENSATION; PENSION AND BENEFIT PLANS" at page 46. Pursuant to the Tax Indemnification Agreement, the Company has agreed to certain limitations on the issuance of additional Common Stock for a two-year period following the Effective Date. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page 27.

     One of the effects of the existence of unissued and unreserved Corn Products Common Stock and Preferred Stock may be to enable the Board of Directors of the Company to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management and possibly deprive the stockholders of the opportunity to sell their shares of Corn Products Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company pursuant to the operation of the Rights Plan, which is discussed below. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" at page 57. The issuance of Corn Products Common Stock or Preferred Stock, other than pursuant to the Rights Plan, is subject to certain limitations under the Tax Indemnification Agreement. See "RELATIONSHIP BETWEEN THE COMPANY AND CPC AFTER THE DISTRIBUTION -- Tax Indemnification Agreement" at page 27.


No Preemptive Rights

     No holder of any class of stock of the Company authorized at the time of the Distribution will have any preemptive right to subscribe for or purchase any kind or class of securities of the Company.


Transfer Agent and Registrar

     The transfer agent and registrar for the Corn Products Common Stock is First Chicago Trust Company of New York.

Rights Plan

     In connection with the Distribution, the Company has adopted the Rights Plan and has entered into a Rights Agreement (the "Rights Agreement"), dated as of November 19, 1997, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"). The Company has distributed to CPC one Right for each outstanding share of Corn Products Common Stock owned by CPC and will distribute one associated Right with each share of Corn Products Common Stock distributed in the Distribution. The terms of the Rights are set forth in the Rights Agreement. The Rights Agreement is substantially the same as CPC's rights plan and the Rights will operate in substantially the same manner as CPC's preferred share purchase rights. The Corn Products Charter specifically authorizes the Corn Products Board to adopt a stockholder rights plan such as the Rights Plan.

     Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a purchase price of $120.00, subject to adjustment (the "Purchase Price"). The Purchase Price may be paid in cash or, subject to applicable law, in shares of Corn Products Common Stock having a value at the time of exercise equal to the Purchase Price.

     Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $5.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Corn Products Common Stock. In the event of liquidation, the holders of shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $10.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Corn Products Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Corn Products Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Corn Products Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Corn Products Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of their dividend, liquidation and voting rights, the value of the interest in the one one-hundredth of a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Corn Products Common Stock.

     Until the earlier to occur of (i) the date that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of (x) 10% or more of the outstanding shares of Corn Products Common Stock, if such date is on or before December 31, 1999 or (y) 15% or more of the outstanding shares of Corn Products Common Stock, if such date is after December 31, 1999 (the "Stock Acquisition Date") and (ii) ten business days (or such later date as the Board of Directors shall determine prior to such time as any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning (x) 10% or more of the outstanding shares of Corn Products Common Stock, if such offer would terminate on or before December 31, 1999, or (y) 15% or more of the outstanding shares of Corn Products Common Stock, if such offer would terminate after December 31, 1999 (the earlier of such dates being the "Rights Separation Date"), the Rights will be evidenced by the certificates representing shares of Corn Products Common Stock and no separate Rights Certificates (defined below) will be issued and distributed. Except as otherwise determined by the Board of Directors, only shares of Corn Products Common Stock issued prior to the Rights Separation Date will be issued with Rights.

     Until the Rights Separation Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Corn Products Common Stock. Certificates representing shares of Corn Products Common Stock issued after the Effective Date will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Separation Date, a separate Certificate evidencing the Rights (a "Rights Certificate") will be mailed to holders of record of Corn Products Common Stock as of the close of business on the Rights Separation Date and such separate Rights Certificate alone will evidence the Rights. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

     The Rights are not exercisable until the Rights Separation Date and will expire at the close of business on December 31, 2007, unless previously redeemed by the Company as described below.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person or any affiliate or associate thereof and the Corn Products Common Stock is not changed or exchanged or (ii) any person shall become an Acquiring Person (except pursuant to a tender offer or exchange offer for all outstanding shares of Corn Products Common Stock at a price and on terms which at least a majority of the outside directors determine to be fair to the stockholders of the Company and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, Corn Products Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person and certain related parties will become null and void.

     To illustrate the rights described in the preceding paragraph, at an exercise price of $120.00 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $240.00 worth of Corn Products Common Stock (or other consideration, as noted above) for $120.00. Assuming that the Corn Products Common Stock has a per share value of $20.00 at such time, the holder of each Right would be entitled to purchase twelve shares of Corn Products Common Stock for $120.00.

     In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a merger with any person and the Corn Products Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events described in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the fraction of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock, or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In addition, to the extent that the Company does not have sufficient shares of Corn Products Common Stock issuable upon exercise of the Rights following the occurrence of a Triggering Event, the Company may, under certain circumstances, reduce the Purchase Price. No fractional shares of Series A Preferred Stock (other than fractions which are integral multiples of one one-hundredth) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock or the Corn Products Common Stock on the last trading date prior to the date of exercise.

     At any time until the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Corn Products Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the $0.01 redemption price. In addition, at any time after the Stock Acquisition Date, the Company's Board of Directors may elect to exchange each Right (other than Rights that have become null and void as described above), in whole or in part, for one share of Corn Products Common Stock. Both the redemption price and the exchange rate are subject to adjustment.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Corn Products Common Stock (or other consideration) or for common stock of an acquiring company as set forth above.

     Other than those provisions relating to the principal economic terms of the Rights (except with respect to increasing the Purchase Price under certain circumstances described in the Rights Agreement), any of the provisions of the Rights Agreement may be amended by the Corn Products Board prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Rights Agreement may be amended by the Corn Products Board in order to cure any ambiguity, to correct any defects or inconsistencies, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time when the Rights are not redeemable.

     As long as the Rights are attached to the Corn Products Common Stock, the Company will issue one Right for each share of Corn Products Common Stock issued prior to the Rights Separation Date so that all such shares will have attached Rights. One million shares of Series A Preferred Stock will initially be reserved for issuance upon exercise of the Rights.

     The Rights have certain anti-takeover effects. See "ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW" below.

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit to the Registration Statement and is incorporated herein by reference.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CHARTER, THE BY-LAWS, THE
                         RIGHTS PLAN AND DELAWARE LAW

     The Corn Products Charter, the Corn Products By-Laws, the Rights Plan and the DGCL contain certain provisions that could make more difficult the acquisition of control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions in the Corn Products Charter, the Corn Products By-Laws, the Rights Plan and the DGCL. These provisions are based in large part upon the provisions of CPC's Certificate of Incorporation and By-Laws. The following description is intended as a summary only and is qualified in its entirety by reference to the Corn Products Charter, the Corn Products By-Laws and the Rights Agreement, the forms of which are included as exhibits to the Registration Statement of which this Information Statement forms a part, and to the DGCL.


Classified Board of Directors; Removal of Directors

     The Corn Products Charter provides that the number of directors shall be not less than seven nor more than seventeen, with the exact number of directors to be determined from time to time by a majority of the entire Corn Products Board. The directors shall be divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms so that directors' initial terms will expire at the annual meeting of the Company's stockholders held in 1998, 1999 and 2000, respectively. Starting with the 1998 annual meeting of the Company's stockholders, one class of directors will be elected each year for a three-year term. See "MANAGEMENT -- Directors of the Company" at page 42.

     The Company believes that a classified Board of Directors will help to assure the continuity and stability of the Corn Products Board and the Company's business strategies and policies, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this in turn will permit the Board to represent more effectively the interests of stockholders.

     With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Board of Directors. As a result, the classification of the Board of Directors of the Company may discourage proxy contests for the election of directors, unsolicited tender offers or purchases of a substantial block of the Corn Products Common Stock because it could prevent an acquiror from obtaining control of the Corn Products Board in a relatively short period of time. In addition, pursuant to the DGCL and the Corn Products Charter, a director may be removed only for cause and only by the affirmative vote of holders of at least a majority of the outstanding shares of Corn Products Common Stock entitled to vote thereon. As a result, a classified Board of Directors delays stockholders who do not agree with the policies of the Board of Directors from replacing directors, unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote. Such a delay may help ensure that the Corn Products Board, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of the Company's stockholders.


Filling Vacancies on the Board

     The Corn Products Charter provides that, subject to the rights of holders of any shares of Preferred Stock, any vacancy in the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, these provisions could temporarily prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees.


Written Consents and Special Meetings

     The Corn Products Charter provides that no action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, except by unanimous written consent of all of the stockholders of the Company entitled to vote thereon. The Corn Products By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board or the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of such meeting.

     The provisions of the Corn Products Charter governing action by written consent and the provisions of the Corn Products By-Laws governing the calling of and matters considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions would also prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action.


Advance Notice Provisions for Stockholder Nominations and Proposals

     The Corn Products By-Laws establish an advance notice provision with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, or the bringing before any annual meeting of any stockholder proposal (the "Nomination and Business Proposal Provision").

     The Nomination and Business Proposal Provision provides that, subject to any rights of holders of any Preferred Stock, business other than that proposed by the Board of Directors may be transacted and candidates for director other than those selected by the Board of Directors may be nominated at the annual meeting only if the Secretary of the Company has received a written notice identifying such business or candidates and providing specified additional information not less than sixty nor more than ninety days before the first Tuesday in April (or, if the Board of Directors has set a different date for the annual meeting, not less than sixty nor more than ninety days before such other date or, if such other date has not been publicly disclosed at least seventy-five days in advance, then not less than fifteen days after such public disclosure). In addition, not more than ten days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.

     By requiring advance notice of nominations by stockholders, the Nominations and Business Proposal Provision will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform the stockholders about such qualifications. By requiring advance notice of proposed business, the Nominations and Business Proposal Provision will provide the Board of Directors with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meeting, together with any recommendation or statement of the Board of Directors' position as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such a meeting or to grant a proxy to the Board of Directors as to the disposition of any such business. Although the Corn Products By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.


Restrictions on Amendment

     The Corn Products Charter provides that the approval of holders of at least two-thirds of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal the provisions of the Corn Products Charter classifying the Corn Products Board; establishing the minimum and maximum number of members of the Corn Products Board; limiting the ability of stockholders to act by written consent; authorizing the Corn Products Board to adopt a stockholder rights plan; and authorizing the Corn Products Board to consider the interests of creditors, customers, employees and other constituencies of the Corporation and its subsidiaries and the effect upon communities in which the Corporation and its subsidiaries do business, in evaluating proposed corporate transactions. In addition, the Corn Products Charter provides that the approval of the Board of Directors or the affirmative vote of the holders of 80% of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal any of the provisions of the Corn Products By-Laws.


Preferred Stock

     The Corn Products Charter authorizes the Board of Directors of the Company to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the voting powers, if any, (ii) preferences and relative, participating, optional and other special rights, and (iii) the qualifications, limitations and restrictions thereof.

     The Company believes that the availability of the Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. However, under the Tax Indemnification Agreement, the Company generally cannot issue Preferred Stock (other than pursuant to the Rights Plan) during the two-year period following the Effective Date. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. Although the Board of Directors has no intention at the present time of doing so, it would have the power (subject to applicable law) to issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock. See "DESCRIPTION OF CAPITAL STOCK -- Rights Plan" at page 55.

Other Considerations

     Article Twelfth of the Corn Products Charter generally provides that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Company, the Corn Products Board may take into account the interests of creditors, customers, employees and other constituencies of the Company and its subsidiaries and the effect upon communities in which the Company and its subsidiaries do business.


Certain Effects of the Rights Plan

     The Rights Plan is designed to protect stockholders of the Company in the event of unsolicited offers to acquire the Company and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of the Company more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer the Company's stockholders the opportunity to sell their stock at a price above the then prevailing market rate and may be favored by a majority of the Company's stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Rights Plan" at page 55. The Corn Products Charter specifically authorizes the Corn Products Board to adopt a stockholder rights plan.


Delaware Business Combination Statute

     The terms of Section 203 of the DGCL apply to the Company. With certain exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which such person became an interested stockholder unless (i) the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under
Section 203, an "interested stockholder" is generally defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Corn Products Charter and Corn Products By-Laws do not exclude the Company from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the Board of Directors. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.


            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the DGCL, the Corn Products Charter and Corn Products By-Laws contain provisions entitling directors and officers of the Company to indemnification against certain losses, damages and expenses.

Among other things, the Corn Products Charter provides that a director of the Company shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payment of an improper dividend, or for an improper repurchase or redemption of the stock of the corporation, in violation of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Corn Products By-Laws also set forth certain rights of the directors and officers of the Company to indemnification. These provisions are intended to provide directors and officers of the Company with protection against monetary damages from certain actions taken in their capacity as officers and directors of the Company, including providing directors with protection from liability from suits alleging breach of the duty of care. These provisions do not eliminate such duty.

     The indemnification and exculpation rights conferred by the Corn Products Charter and Corn Products By-Laws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company intends to provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers and will enter into indemnification agreements with each of its directors and officers to provide the maximum indemnity protection permitted by Delaware law and the Corn Products By-Laws and to establish procedures by which their right to protection can be realized.


                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed KPMG Peat Marwick LLP ("KPMG") as the firm's independent accountants to audit the Company's financial statements for the 1997 fiscal year. KPMG has audited the financial statements that appear in this Information Statement and has served as CPC's auditors throughout the periods covered by the financial statements included in this Information Statement.


                                DIVIDEND POLICY

     The Company's dividend policy will be set by the Board of Directors after the Distribution. The Company currently intends to pay modest quarterly cash dividends, although the declaration and payment of dividends is at the discretion of the Company's Board of Directors and will be subject to the Company's financial results and the availability of surplus funds to pay dividends. The DGCL prohibits the Company from paying dividends or otherwise distributing funds to its stockholders, except out of legally available funds. The declaration of dividends and the amount thereof will depend on a number of factors, including the Company's financial condition, capital requirements, funds from operations, future business prospects and such other factors as the Corn Products Board may deem relevant. No assurance can be given that the Company will pay any dividends. See "RISK FACTORS -- Uncertainty of Dividends" at page 19 and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" beginning at page 38.

                            TABLE OF DEFINED TERMS


Defined Term                                           Page
------------                                           ----
Acquiring Person  .................................     55
Active Business   .................................     28
ADM   .............................................     12
Arancia  ..........................................     51
Authority   .......................................     15
Code  .............................................     16
Company  ..........................................      1
Corn Products  ....................................      1
Corn Products Board  ..............................      3
Corn Products By-Laws   ...........................     19
Corn Products Charter   ...........................     19
Corn Products Common Stock ........................      2
Corn Products Conversion Factor  ..................     25
Corn Products Employee  ...........................     25
Corn Products 401(k) Plan  ........................     50
Corn Purchasing Policy  ...........................     13
Corn Refining Business  ...........................      1
Coverage Date  ....................................     29
CPC   .............................................      1
CPC Common Stock  .................................      2
CPC Conversion Factor   ...........................     26
CPC Hourly Plan   .................................     29
CPC Stock Plans   .................................     22
Credit Facility   .................................     20
Debt Agreement ....................................     28
DGCL  .............................................      3
Disqualified Stock   ..............................     28
Distribution   ....................................      1
Distribution Agent   ..............................      3
Distribution Agreement  ...........................     22
Effective Date ....................................      3
Employee Benefits Agreement   .....................     29
Excess Benefits Plan ..............................     51
Excess Pension Plan  ..............................     50
Exchange Act   ....................................     27
Executive Officers   ..............................     44
Foreign Spinoff Company ...........................     28

Defined Term                                          Page
------------                                          ----
IRS   .............................................      2
KPMG  .............................................     61
Named Executive Officers   ........................     46
National Starch   .................................     12
Nomination and Business Proposal Provision   ......     58
NYSE  .............................................      3
Pension Plan   ....................................     50
post-Distribution Corn Products Market Price       .    25
post-Distribution CPC Market Price  ...............     26
pre-Distribution CPC Market Price   ...............     25
Preferred Stock   .................................     53
Purchase Price ....................................     55
Rabbi Trusts   ....................................     22
Record Date .......................................      3
Registration Statement  ...........................     27
Restricted Period .................................     28
Rights   ..........................................      9
Rights Agent   ....................................     55
Rights Agreement  .................................     55
Rights Certificate   ..............................     55
Rights Plan .......................................     20
Rights Separation Date  ...........................     55
Ruling   ..........................................      2
Ruling Request ....................................     28
SEC   .............................................     27
Section 203 .......................................     20
Securities Act ....................................     25
Series A Preferred Stock   ........................     54
Staley   ..........................................     12
Stock Acquisition Date  ...........................     55
Stock Incentive Plan ..............................     49
Tax Indemnification Agreement .....................     27
Tax Sharing Agreement   ...........................     27
Taxes .............................................     27
Transition Services Agreement .....................     29
Triggering Events .................................     56

             INDEX TO CORN PRODUCTS COMBINED FINANCIAL STATEMENTS


Combined Financial Statements:

Independent Auditors' Report  ............................................................    F-2

Combined Balance Sheets as of September 30, 1997, December 31, 1996 and December 31, 1995.    F-3

Combined Statements of Income for the Nine Months ended September 30, 1997 and 1996 and
  the Fiscal Years 1996, 1995 and 1994   .................................................    F-4

Combined Statements of Cash Flows for the Nine Months ended September 30, 1997 and 1996
  and the Fiscal Years 1996, 1995 and 1994  ..............................................    F-5

Combined Statement of Stockholders' Equity as of September 30, 1997, December 31, 1996,
 December 31, 1995, and December 31, 1994 ................................................    F-6

Notes to Combined Financial Statements ...................................................    F-7

                         Independent Auditors' Report



The Board of Directors and Stockholders
Corn Products International, Inc.:


We have audited the accompanying combined balance sheets of Corn Products International, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related combined statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Corn Products International, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                              (signed) KPMG PEAT MARWICK LLP



September 16, 1997
New York, New York

                       CORN PRODUCTS INTERNATIONAL, INC.
                            COMBINED BALANCE SHEETS

                                                                   At September 30,        At December 31,
($ Millions)                                                      ------------------   -----------------------
                                                                         1997            1996         1995
                                                                  ------------------   ---------   -----------
                                                                     (Unaudited)
Assets
Current assets
 Cash and cash equivalents    .................................        $    35         $   32       $    31
 Accounts receivable -- net   .................................            182            209           121
 Due from CPC International Inc. -- net   .....................             10              8             6
 Inventories   ................................................            147            162           113
 Prepaid expenses    ..........................................             16              8             5
 Other current assets   .......................................              7              6             4
 Deferred tax asset  ..........................................             19              9             7
                                                                       -------         -------      -------
   Total current assets .......................................            416            434           287
 Investments in and loans to unconsolidated affiliates   ......            164            149            82
 Plants and properties -- net    ..............................          1,051          1,057           920
 Other assets  ................................................             11             23            17
                                                                       -------         -------      -------
Total Assets   ................................................        $ 1,642         $ 1,663      $ 1,306
                                                                       =======         =======      =======
Liabilities and Stockholders' Equity
Current liabilities
 Notes payable    .............................................        $   142         $  156       $   100
 Current portion of long-term debt  ...........................              6              6             1
 Accounts payable    ..........................................            102             83           100
 Accrued liabilities    .......................................             78             42            55
                                                                       -------         -------      -------
   Total current liabilities  .................................            328            287           256
                                                                       -------         -------      -------
 Noncurrent liabilities    ....................................             70             60            70
 Long-term debt   .............................................            202            188           262
 Deferred taxes on income  ....................................             92             94           109
 Minority stockholders' interest    ...........................              9              9             9
Stockholders' equity
 Cumulative translation adjustment  ...........................            (13)           (12)          (10)
 Net stockholders' investment    ..............................            954          1,037           610
                                                                       -------         -------      -------
   Total stockholders' equity .................................            941          1,025           600
                                                                       -------         -------      -------
Total Liabilities and Stockholders' Equity   ..................        $ 1,642         $ 1,663      $ 1,306
                                                                       =======         =======      =======

            See accompanying Notes to Combined Financial Statements.

                       CORN PRODUCTS INTERNATIONAL, INC.
                         COMBINED STATEMENTS OF INCOME


($ Millions)                                                   Nine Months Ended
                                                                 September 30,               Years Ended December 31,
                                                           -------------------------   -------------------------------------
                                                             1997          1996          1996        1995          1994
                                                           ---------   -------------   ---------   ---------   -------------
                                                                  (Unaudited)
Net sales  .............................................   $1,055       $ 1,144        $1,524     $ 1,387       $ 1,385
Cost of sales    .......................................      959         1,002         1,381       1,083         1,087
                                                           -------      --------       -------     -------      --------
Gross profit  ..........................................       96           142           143         304           298
                                                           -------      --------       -------     -------      --------
Selling, general and administrative   ..................       70            67            88         102            99
Restructuring charges - net  ...........................       94            --            --         (37)           19
Spin-off Costs   .......................................       15            --            --          --            --
Equity in (earnings)/loss of unconsolidated affiliates .        1            (6)          (10)        (12)           (8)
                                                           -------      --------       -------     -------      --------
Expenses and other income - net    .....................      180            61            78          53           110
                                                           -------      --------       -------     -------      --------
Operating income (loss)   ..............................      (84)           81            65         251           188
Financing costs  .......................................       22            21            28          28            19
                                                           -------      --------       -------     -------      --------
Income (loss) before income taxes and minority
 interest  .............................................     (106)           60            37         223           169
Provision (benefit) for income taxes  ..................      (25)           22            12          86            67
Minority stockholders' interest    .....................        1             2             2           2             2
                                                           -------      --------       -------     -------      --------
Net income (loss)   ....................................   $  (82)      $    36        $   23      $  135       $   100
                                                           =======      ========       =======     =======      ========


            See accompanying Notes to Combined Financial Statements.

                       CORN PRODUCTS INTERNATIONAL, INC.
                       COMBINED STATEMENTS OF CASH FLOWS

($ Millions)                                               Nine Months Ended
                                                             September 30,               Years Ended December 31,
                                                        ------------------------   -------------------------------------
                                                           1997         1996          1996         1995          1994
                                                        ----------   -----------   ----------   -----------   ----------
                                                              (Unaudited)
Cash flows from (used for) operating
 activities
Net income (loss)   .................................   $  (82)       $   36       $   23        $  135       $  100
Non-cash charges (credits) to net income
 Depreciation and amortization  .....................       71            65           88            83           80
 Restructuring charges - net    .....................       94            --           --           (37)          19
 Spin-off Costs  ....................................       15            --           --            --           --
 Deferred taxes  ....................................      (12)            1          (17)           (6)         (12)
Other - net   .......................................       (7)           --          (23)            1           --
Equity in earnings of unconsolidated affiliates .            1            (1)          (1)           (9)           2
Changes in trade working capital
 Accounts receivable and prepaid items   ............       25          (119)         (95)           (7)         (38)
 Inventories  .......................................       13           (41)         (50)           10          (18)
 Due (to) from CPC International Inc.    ............       (2)           (8)          (2)            1           (7)
 Accounts payable and accrued liabilities   .........       (2)          (43)         (28)            3           22
                                                        -------       -------      -------       -------      -------
Net cash flows from (used for) operating
 activities   .......................................      114          (110)        (105)          174          148
                                                        -------       -------      -------       -------      -------
Cash flows from (used for) investing
 activities
Capital expenditures paid    ........................      (65)         (150)        (192)         (188)        (145)
Proceeds from the disposal of plants and
 properties   .......................................        1             1            1             2            2
Proceeds from businesses sold   .....................       --            --           --            67           --
Investment in and loans to unconsolidated
 affiliates   .......................................      (19)          (39)         (60)          (13)          --
Businesses acquired    ..............................       --            --           --            --           (2)
                                                        -------       -------      -------       -------      -------
Net cash flows used for investing activities   ......      (83)         (188)        (251)         (132)        (145)
                                                        -------       -------      -------       -------      -------
Net cash flows after investments   ..................       31          (298)        (356)           42            3
                                                        -------       -------      -------       -------      -------
Cash flows from (used for) financing
 activities
Net change in short-term debt   .....................      (25)           88           55            73          (21)
New long-term debt  .................................        1             5           72             9           --
Repayment of long-term debt  ........................       --            --           --            --           --
Net change in intercompany debt    ..................       24          (125)        (139)          (24)          49
Dividends paid to parent  ...........................        5           (21)         (32)         (106)         (97)
Increase in transfers from CPC International -
 net    .............................................      (42)          393          436            16           67
Other liabilities (deposits)    .....................        9           (41)         (35)          (13)           1
                                                        -------       -------      -------       -------      -------
Net cash flows from (used for) financing
 activities   .......................................      (28)          299          357           (45)          (1)
                                                        -------       -------      -------       -------      -------
Increase (decrease) in cash and cash
 equivalents  .......................................        3             1            1            (3)           2
Cash and cash equivalents, beginning of period              32            31           31            34           32
                                                        -------       -------      -------       -------      -------
Cash and cash equivalents, end of period    .........   $   35        $   32       $   32        $   31       $   34
                                                        =======       =======      =======       =======      =======


            See accompanying Notes to Combined Financial Statements.

                       CORN PRODUCTS INTERNATIONAL, INC.
                  COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                        Cumulative          Net
                                        translation     stockholders'
                                        adjustment       investment        Total
($ Millions)                           -------------   --------------   ------------
Balance, December 31, 1993    ......     $  (11)         $  495          $  484
Net income  ........................         --             100             100
Dividends paid to parent   .........         --             (97)            (97)
Transfer from CPC, net  ............         --              67              67
Translation adjustment  ............         (4)             --              (4)
                                         -------         -------         -------
Balance, December 31, 1994    ......        (15)            565             550
                                         -------         -------         -------
Net income  ........................         --             135             135
Dividends paid to parent   .........         --            (106)           (106)
Transfer from CPC, net  ............         --              16              16
Translation adjustment  ............          5              --               5
                                         -------         -------         -------
Balance, December 31, 1995    ......        (10)            610             600
                                         -------         -------         -------
Net income  ........................         --              23              23
Dividends paid to parent   .........         --             (32)            (32)
Transfer from CPC, net  ............         --             436             436
Translation adjustment  ............         (2)             --              (2)
                                         -------         -------         -------
Balance, December 31, 1996    ......        (12)          1,037           1,025
                                         -------         -------         -------
Net loss    ........................         --             (82)            (82)
Dividends paid to parent   .........         --               5               5
Transfer from CPC, net  ............         --              (6)             (6)
Translation adjustment  ............           (1)           --              (1)
                                         -------         -------         -------
Balance, September 30, 1997   ......     $  (13)         $  954          $  941
                                         -------         -------         -------

            See accompanying Notes to Combined Financial Statements.

                       CORN PRODUCTS INTERNATIONAL, INC.

                    Notes to Combined Financial Statements


1. Basis of Presentation


     On February 26, 1997, the Board of Directors of CPC International Inc. ("CPC") approved in principle the spin-off of CPC's corn refining and related businesses (the "Corn Refining Business") to its stockholders. Subsequently, CPC formed Corn Products International, Inc. (the "Company") to assume the operations of the Corn Refining Business. As a result of the spin-off, CPC will distribute 100% of the Company's common stock (the "Corn Products Common Stock") and each holder of CPC common stock will receive a pro rata share of the Corn Products Common Stock in a special dividend (the "Distribution"). The Company will become a separately traded, publicly held company.

     CPC carries its assets and liabilities at historical cost. The historical actions of CPC's Corn Refining Business, including CPC's accounting policies, are attributable to the Company. The financial results in these financial statements are not necessarily indicative of the results that would have occurred if the Company had been an independent public company during the periods presented or of future results of the Company. See unaudited "PRO FORMA FINANCIAL DATA" found at page 34 in this Information Statement for discussion of the effect of the Distribution on the Company.

     The Combined Balance Sheet at September 30, 1997 and the Combined Statements of Income and Cash Flows for the nine months ended September 30, 1997 and September 30, 1996 have not been audited, but have been prepared in conformity with generally accepted accounting principles as applied in the Company's audited combined financial statements for the year ended December 31, 1996. In the opinion of management, this information includes all material adjustments, of a normal and recurring nature, for a fair presentation. The results for the nine month periods are not necessarily indicative of the results expected for the full year.


2. Summary of Accounting Policies

     Principles of combination -- Combined financial statements include the accounts of the Company and its subsidiaries. The accounts of subsidiaries outside of the U.S., except for those in Canada, are based on fiscal years ending September 30.

     Foreign currency translation -- Assets and liabilities of foreign subsidiaries other than those in highly inflationary economies are translated at current exchange rates with the related translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at the average exchange rate during the period. In highly inflationary economies where the U.S. dollar is considered the functional currency, monetary assets and liabilities are translated at current exchange rates with the related adjustment included in net income. Non-monetary assets and liabilities are translated at historical exchange rates.

     Cash and cash equivalents -- Cash equivalents consist of all investments purchased with an original maturity of three months or less, and which have virtually no risk of loss in value.

     Inventories are stated at the lower of cost or market. In the U.S., corn is valued at cost on the last-in, first-out method. Had the first-in, first-out method been used for U.S. inventories, the carrying value of these inventories would have increased by $12.7 million and $10.1 million in 1996 and 1995, respectively. Outside the U.S., inventories generally are valued at average cost.

     Environmental contingencies -- The Company accounts for environmental contingencies in accordance with FAS 5, "Accounting for Contingencies," which requires expense recognition when it is both "probable" that an obligation exists and that the obligation can be "reasonably estimated."

     Investments in unconsolidated affiliates are carried at cost or less, adjusted to reflect the Company's proportionate share of income or loss less dividends received. At December 31, 1996, undistributed earnings of unconsolidated affiliates was $12.5 million, primarily representing companies of which the Company owns 50% or less.

                       CORN PRODUCTS INTERNATIONAL, INC.

2. Summary of Accounting Policies  -- (Continued)

     Plants and properties -- Plants and properties are stated at cost. Depreciation is generally computed on the straight-line method over the estimated useful lives of depreciable assets at rates ranging from 10 to 50 years for buildings and 5 to 20 years for all other assets. Where permitted by law, accelerated depreciation methods are used for tax purposes.

     Revenue recognition -- The Company recognizes revenue when finished products are shipped to unaffiliated customers with appropriate provisions for product returns.

     Income taxes -- Deferred income taxes reflect the differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted. The Company makes provisions for estimated U.S. and foreign income taxes, less available tax credits and deductions, that may be incurred on the remittance by the Company's subsidiaries of undistributed earnings, except those deemed to be indefinitely reinvested.

     Long-lived assets -- In 1996, the Company adopted FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," which did not have a material impact on the Company's financial position or results of operations.

     Commodities -- The Company follows a policy of hedging its exposure to commodities fluctuations with commodities futures contracts for certain of its key North American raw material purchases. Such raw materials may or may not be hedged at any given time based on management's decisions as to the need to fix the cost of such raw materials to protect the Company's profitability. Realized gains and losses arising from such hedging transactions are considered an integral part of the cost of these commodities and are included in the cost when purchased.

     Impact of new accounting pronouncements -- In February 1997, the Financial Accounting Standards Board issued Statement No. 128 (FAS 128), "Earnings Per Share," which superseded APB 15, "Earnings Per Share." FAS 128 requires a dual presentation of basic and diluted earnings per share on the income statement for companies with complex capital structures. FAS 128 is required to be adopted for year end 1997 and earlier application is not permitted.

     FAS 129, "Disclosure of Information About Capital Structure," was also issued in February 1997. The Company does not expect its current disclosures regarding capital structure to be materially different under this new statement.

     FAS 130, "Reporting Comprehensive Income," was issued in June 1997 and is effective for the Company's 1998 fiscal year. This statement requires the reporting of comprehensive income as part of a full set of financial statements. The Company will comply with the requirements of this statement.

     Also in June 1997, FAS 131, "Disclosure About Segments of an Enterprise and Related Information," was issued and requires certain information be reported about operating segments of an enterprise on an annual and interim basis. This statement is effective for the Company's 1998 fiscal year. The Company will comply with the requirements of this statement.

     Risks and uncertainties -- The Company operates in one business segment and in more than 20 countries. In each country, the business is subject to varying degrees of risk and uncertainty. It insures its business and assets in each country against insurable risks in a manner that it deems appropriate. Because of its diversity, the Company believes that the risk of loss from non-insurable events in any one country would not have a material adverse effect on the Company's operations as a whole. Additionally, the Company believes there is no concentration of risk with any single customer or supplier, or small group of customers or suppliers, whose failure or non-performance would materially affect the Company's results.

                       CORN PRODUCTS INTERNATIONAL, INC.

2. Summary of Accounting Policies  -- (Continued)

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3. Combined Statements of Cash Flows

     Supplementary information for the combined statements of cash flows is set forth below:

$ in millions                     1996     1995     1994
-------------                    ------   ------   -----
Cash paid during the year for:
 Interest   ..................    $ 19      $14     $ 5
 Income taxes  ...............      11       69      23


4. Financing Arrangements


Short-term

     The Company had average quarter-end bank borrowings of $143.5 million and $94.4 million outstanding in 1996 and 1995, respectively, with a weighted average interest rate in 1996 and 1995 of 10.2% and 13.1%, respectively. The maximum amount of these borrowings outstanding was $156.5 million and $100.4 million in 1996 and 1995, respectively. The majority of the short-term bank borrowings pertained to the Company's international operations.


Long-term

     At December 31, 1996 and 1995, long-term debt, including the current portion of $6 million and $1 million, respectively, amounted to $194 million and $263 million, respectively. Included in these amounts are amounts payable by the Company to CPC of $96 million in 1996 and $235 million in 1995.

     The balance of debt outstanding in 1996 consists of various borrowings by the Company's Canadian operations of $62 million, by its Latin American operations of $27 million and other borrowings of $9 million. In 1995, other debt outstanding consists of various borrowings by the Company's Canadian operations of $11 million, by its Latin American operations of $6 million and other borrowings of $11 million.

     At December 31, 1996, the Company was required to apply toward the retirement of the principal of the third party indebtedness not less than the following amounts: 1997 (included in current liabilities) $6 million; 1998, $5 million; 1999, $27 million; 2000, $32 million; and 2001, $13 million.

     The Company's overall effective interest rate for 1996 was 8%. The Company did not have any interest rate swaps outstanding at the end of 1996 or 1995.

5. Restructuring Charges -- Net and Spin-off Costs

     In the second quarter of 1997, the Company recorded a $72 million pre-tax restructuring charge and a spin-off charge from CPC of $14 million. The restructuring charge includes the costs of the separation of facilities that were used by CPC to produce both consumer foods and corn-derived products. The spin-off charge includes the direct costs of the spin-off including fees in the legal, tax and investment banking areas. In the third quarter of 1997, the Company recorded additional restructuring costs in the amount of $22 million and $1 million for

                       CORN PRODUCTS INTERNATIONAL, INC.

5. Restructuring Charges -- Net and Spin-off Costs  -- (Continued)

additional spin-off costs. The increase in the third quarter was due to the finalization of plans regarding the spin-off elements. The majority of the restructuring will take place in the Company's international operations. The restructuring charge and the charge for the spin-off costs are summarized below:

($ in millions)
---------------                                                             To be Utilized in
                                         1997 Charge     Charge Utilized      Future Periods
                                        -------------   -----------------   ------------------
Spin-off costs  .....................        $15               $ 3                 $12
                                             ----              ----                ----
Restructuring charge -- net
Employee costs  .....................         54                 8                  46
Plant and support facilities   ......         23                15                   8
Other  ..............................         17                 7                  10
                                             ----              ----                ----
Total  ..............................        $94               $30                 $64
                                             ====              ====                ====

     In 1995, the Company recorded a $15 million pre-tax charge to realign production at several corn refining facilities worldwide. This was in addition to the $19 million pre-tax restructuring charge recorded in June 1994. Both charges were utilized by December 31, 1996.

     Also in 1995, the Company recorded a pre-tax gain of $52 million from the sale of a 50% interest in an ethanol business in the U.S. This gain, combined with the 1995 charge mentioned above, resulted in a net gain of $37 million, $23 million after taxes. For the 1994 restructuring charge, the net impact on results was $11 million.

6. Pension Plans


     The Company and its subsidiaries have a number of defined-benefit pension plans covering substantially all U.S. employees and certain groups of employees in foreign countries. Plans covering salaried employees generally provide benefits based on the employee's final salary level or on the average salary level for a specified period. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The Company's general funding policy is to contribute annually the maximum amount that can be deducted for income tax purposes. Certain foreign countries allow income tax deductions without regard to contribution levels, and the Company's policy in those countries is to make the contribution required by the terms of the plan. Domestic plan assets consist primarily of common stock, real estate, corporate debt securities and short-term investment funds. The components of net periodic pension cost are as follows:

U.S. Plans

$ in millions                                                  1996         1995         1994
-------------                                              ----------   ----------   -----------
Service cost (benefits earned during the period)   ......    $   3        $   2        $   2
Interest cost on projected benefit obligation   .........        7            7            4
Actual return on plan assets  ...........................      (15)         (17)            (3)
Net amortization and deferral    ........................        8           11             (2)
                                                             ------       ------       ------
Net periodic pension cost  ..............................    $   3        $   3        $   1
                                                             ======       ======       ======
International Plans

$ in millions                                                 1996         1995         1994
-------------                                                ------       ------       ------
Service cost (benefits earned during the period)   ......    $   1        $   1        $   1
Interest cost on projected benefit obligation   .........        3            2            2
Actual return on plan assets  ...........................       (3)          (2)          (2)
                                                             ------       ------       ------
Net periodic pension cost  ..............................    $   1        $   1        $   1
                                                             ======       ======       ======

                       CORN PRODUCTS INTERNATIONAL, INC.

6. Pension Plans  -- (Continued)

     The funded status for the Company's major pension plans based on valuations as of September 30 is as follows:

                                                                Assets exceed          Accumulated benefits
                                                            accumulated benefits           exceed assets
U.S. Plans                                                 -----------------------   -------------------------
$ in millions                                                 1996         1995         1996          1995
-------------                                              ----------   ----------   -----------   -----------
Actuarial present value of benefit obligation:
 Vested    .............................................   $  (75)      $  (80)       $   (6)      $   (5)
 Nonvested    ..........................................       (2)          (2)           (4)          (4)
                                                           -------      -------       -------       ------
Accumulated benefit obligation  ........................      (77)         (82)          (10)          (9)
Effect of projected future compensation levels    ......      (29)         (14)           --           --
                                                           -------      -------       -------       ------
Projected benefit obligation    ........................     (106)         (96)          (10)          (9)
Plan assets at fair value    ...........................      110           90            --           --
                                                           -------      -------       -------       ------
Plan assets in excess of (less than) projected benefit
 obligation   ..........................................        4           (6)          (10)          (9)
Unrecognized net loss (gain)    ........................       (8)           2            --           --
Unrecognized prior service cost    .....................        5            5            --           --
Unrecognized net transition obligation   ...............        1            1             2            2
                                                           -------      -------       -------       ------
Prepaid pension cost at December 31   ..................   $    2       $    2        $   (8)       $  (7)
                                                           =======      =======       =======       ======
International Plans

$ in millions                                                1996         1995
-------------                                              -------      -------
Actuarial present value of benefit obligation:
 Vested    .............................................   $  (25)      $  (21)
 Nonvested    ..........................................       (2)          (1)
                                                           -------      -------
Accumulated benefit obligation  ........................      (27)         (22)
Effect of projected future compensation levels    ......       (4)          (2)
                                                           -------      -------
Projected benefit obligation    ........................      (31)         (24)
Plan assets at fair value    ...........................       31           26
                                                           -------      -------
Plan assets in excess of (less than) projected benefit
 obligation   ..........................................       --            2
Unrecognized prior service cost    .....................        1            1
Unrecognized net transition obligation   ...............        3          ---
                                                           -------      -------
Prepaid pension cost at December 31   ..................   $    4       $    3
                                                           =======      =======

                         Assumptions (reflecting averages across all plans):
U.S. Plans
                                                             1996         1995          1994
                                                           -------      -------       -------
Weighted average discount rates    .....................      7.0%         6.6%          7.7%
Rate of increase in compensation levels  ...............      5.5%         5.3%          6.3%
Long-term rate of return on plan assets  ...............      8.6%         9.7%          8.6%
                                                           =======      =======       =======
International Plans
                                                             1996         1995          1994
                                                           -------      -------       -------
Weighted average discount rates    .....................      8.2%         8.0%         10.0%
Rate of increase in compensation levels  ...............      5.5%         5.5%          5.5%
Long-term rate of return on plan assets  ...............      8.5%         8.5%          8.5%
                                                           =======      =======       =======

                       CORN PRODUCTS INTERNATIONAL, INC.

6. Pension Plans  -- (Continued)

     In addition, the Company sponsors defined-contribution pension plans covering certain domestic and foreign employees. Contributions are determined by matching a percentage of employee contributions. Expense recognized in 1996, 1995 and 1994 was $2.9 million, $2.7 million and $2.6 million, respectively.


7. Other Postretirement and Postemployment Benefits

     In addition to pension benefits, the Company provides certain health care and life insurance benefits for its domestic and certain foreign retired employees. Substantially all of the Company's domestic employees become eligible for these benefits when they meet minimum age and service requirements. The Company has the right to modify or terminate these benefits.

     The following is a summary of the status of the Company's major postretirement benefit plans based on valuations as of September 30, 1996 and 1995:

$ in millions                                                    1996         1995
-------------                                                 ----------   ----------
Accumulated postretirement benefit obligation (APBO):
 Retirees  ................................................   $  (27)      $  (37)
 Fully eligible active plan participants    ...............      (11)         (11)
 Other active plan participants    ........................      (13)         (12)
                                                              -------      -------
Total   ...................................................      (51)         (60)
                                                              -------      -------
Unrecognized prior service cost    ........................       (1)          (2)
Unrecognized net gain  ....................................       --            1
                                                              -------      -------
Accrued postretirement benefit cost at December 31   ......   $  (52)      $  (61)
                                                              =======      =======

     Net periodic postretirement benefit cost included the following components:

$ in millions                                                                1996       1995     1994
-------------                                                              --------    ------   ------
Service cost (benefits earned during the year)  ........................    $  1         $ 1     $ 1
Interest cost on the accumulated postretirement benefit obligation   ...       4           4       3
Net amortization and deferral    .......................................      (1)         --       1
                                                                            -----       ----     ----
Net periodic postretirement benefit    .................................    $  4         $ 5     $ 5
                                                                            =====       ====     ====

     Annual increases in per capita cost of health care benefits of 9.5% pre-age-65 and 7.5% post-age-65 were assumed for 1997 to 1998. Rates were assumed to decrease by 1% thereafter until reaching 4.5%. Increasing the assumed health care cost trend rate by 1% increases the APBO by $7 million, with a corresponding effect on the service and interest cost components of the net periodic postretirement benefit cost of less than $1 million. The discount rate used to determine the APBO for 1996 and 1995 is 7.0% and 6.5%, respectively.

8. Investments in and Advances to Unconsolidated Affiliates

     During the first quarter of 1995, the Company's Mexican operations entered into a joint venture with Arancia Industrial, S.A. de C.V., a corn refining business located in Mexico. This investment has been accounted for under the equity method. During 1996, the Company loaned this joint venture $60 million for the construction of a new plant.

                       CORN PRODUCTS INTERNATIONAL, INC.

9. Supplementary Balance Sheet and Income Statement Information


     Supplementary Balance Sheet and Income Statement information is set forth below:

$ in millions                                                                  1996            1995
-------------                                                              -------------   -------------
Accounts receivable -- net
Accounts receivable -- trade  ..........................................    $    149        $    125
Accounts receivable -- other accounts receivable   .....................          63              (1)
Allowance for doubtful accounts  .......................................          (3)             (3)
                                                                            ---------       ---------
Total accounts receivable -- net    ....................................         209             121
                                                                            ---------       ---------
Inventories
Finished and in process    .............................................          69              37
Raw materials  .........................................................          65              34
Manufacturing supplies  ................................................          28              42
                                                                            ---------       ---------
Total inventories ......................................................         162             113
                                                                            ---------       ---------
Plants and properties
Land  ..................................................................          50              49
Buildings   ............................................................         480             471
Machinery and equipment ................................................       1,587           1,417
Accumulated depreciation   .............................................      (1,060)         (1,017)
                                                                            ---------       ---------
Plants and properties, net    ..........................................       1,057             920
                                                                            ---------       ---------
Accrued liabilities
Compensation expenses   ................................................           3               3
Capital additions    ...................................................           8               8
Accrued interest  ......................................................           3               2
Restructuring reserves  ................................................          --              14
Taxes payable other than taxes on income  ..............................          11               9
Other    ...............................................................          17              19
                                                                            ---------       ---------
Total accrued liabilities  .............................................          42              55
                                                                            ---------       ---------
Noncurrent liabilities
Employees' pension, indemnity, retirement, and related provisions ......          58              65
Restructuring reserves  ................................................          --               3
Other noncurrent liabilities  ..........................................           2               2
                                                                            ---------       ---------
Total noncurrent liabilities  ..........................................          60              70
                                                                            =========       =========



$ in millions                                                                   1996           1995         1994
-------------                                                                 ----------   ----------    ----------
Depreciation expense  ..................................................        $ 88            $ 82         $ 79
Amortization expense  ..................................................          --               1            1
                                                                               -----           -----        -----
Interest expense   .....................................................          37              34           26
Interest expense capitalized   .........................................          (8)             (3)          (2)
Interest income    .....................................................          (1)             (3)          (5)
                                                                               -----           -----        -----
Interest expense -- net  ...............................................        $ 28            $ 28         $ 19
                                                                               =====           =====        =====

                       CORN PRODUCTS INTERNATIONAL, INC.

10. Financial Instruments


Fair value of financial instruments

     The carrying values of cash equivalents, accounts receivable, accounts payable and debt approximate fair values.


Commodities

     At September 30, 1997, the Company had open corn commodity futures contracts of $49 million to cover some of its requirements. Contracts open for delivery beyond December 31, 1997, amounted to $26 million, of which $25 million is due in March 1998, and $1 million in December 1998. At September 30, 1997, the price of corn under these contracts was $2.4 million below market quotations of the same date.

     During the fourth quarter of 1996, the Company recognized a loss of $40 million for certain liquidated corn futures. These futures had been designed to protect anticipated firm-priced business against an expected run-up in corn prices. When corn prices instead fell sharply and the business as anticipated did not materialize, the Company liquidated the futures contracts.

     At December 31, 1996, the Company had open corn commodity futures contracts of $202 million to cover its requirements. Contracts open for delivery beyond March 31, 1997, amounted to $115 million, of which $87 million was due in May 1997, and $28 million in July 1997. At December 31, 1996, the price of corn under these contracts was $33.4 million in excess of market quotations of the same date.

11. Income Taxes

     Income before income taxes and the components of the provision for income taxes are shown below:

$ in millions                            1996         1995          1994
-------------                         ----------   -----------   ---------
Income (loss) before income taxes:
 United States   ..................   $  (20)       $ 136         $  86
 Outside the United States   ......       57           87            83
                                      -------       ------        ------
   Total   ........................   $   37        $ 223         $ 169
                                      -------       ------        ------
Provision for income taxes:
Current tax expense
 U.S. federal    ..................       27           57            29
 State and local    ...............       (2)          12            11
 Foreign   ........................        4           23            39
                                      -------       ------        ------
   Total current    ...............   $   29        $  92         $  79
                                      -------       ------        ------
Deferred tax expense (benefit)
 U.S. federal    ..................      (22)         (11)           --
 State and local    ...............        1           (3)           (5)
 Foreign   ........................        4            8            (7)
                                      -------       ------        ------
   Total deferred   ...............      (17)          (6)          (12)
                                      -------       ------        ------
Total provision  ..................   $   12        $  86         $  67
                                      =======       ======        ======

                       CORN PRODUCTS INTERNATIONAL, INC.

11. Income Taxes  -- (Continued)

     The tax effects of significant temporary differences which comprise the deferred tax liabilities and assets at December 31, 1996 and 1995, are as follows:

$ in millions                                1996          1995
-------------                            -----------   -----------
Plants and properties   ...............    $ 121         $ 130
Pensions    ...........................        1             1
                                           ------        ------
Gross deferred tax liabilities   ......      122           131
                                           ------        ------
Restructuring reserves  ...............       --             4
Employee benefit reserves  ............       28            24
Other    ..............................       17             4
                                           ------        ------
Gross deferred tax assets  ............       45            32
                                           ------        ------
Valuation allowance  ..................       (8)           (3)
                                           ------        ------
Total deferred tax liabilities   ......    $  85         $ 102
                                           ======        ======

     Total net deferred tax liabilities and assets shown above included current and noncurrent elements.


     A reconciliation of the federal statutory tax rate to the Company's effective tax rate follows:

                                                     1996        1995         1994
                                                    -------   ----------   ----------
Provision for tax at U.S. statutory rate   ......   35.0%        35.0%        35.0%
Taxes related to foreign income   ...............   (0.6)         0.2          0.3
State and local taxes -- net   ..................   (0.5)         1.4           --
Other items -- net    ...........................   (0.3)         1.9          4.2
                                                    -----      ------       ------
Provision at effective tax rate   ...............   33.6%        38.5%        39.5%
                                                    =====      ======       ======

     The effective tax rate in 1996 was lower due to a decrease in the tax rate in certain foreign jurisdictions and an increase in the proportion of Company income earned overseas. This foreign income, on average, was taxed at a lower rate than domestic income in 1996.

     Taxes that would result from dividend distributions by foreign subsidiaries to the U.S. are provided to the extent dividends are anticipated. As of December 31, 1996, approximately $190 million of retained earnings of foreign subsidiaries are retained indefinitely by the subsidiaries for capital and operating requirements.

12. Leases

     The Company leases rail cars and certain machinery and equipment under various operating leases. Rental expense for operating leases was $12.2 million, $8.9 million and $7.9 million in 1996, 1995 and 1994, respectively. Minimum lease payments existing at December 31, 1996 were as follows:



                                                          Minimum
                             Year                     Lease Payment
                           --------                   -------------
                             1997                        $ 15.1
                             1998                          13.8
                             1999                          12.0
                             2000                           9.6
                          After 2000                       31.2


13. Related Party Transactions

     CPC maintains a centralized cash management system to finance its domestic operations. Cash deposits from the Company are transferred to CPC on a daily basis and CPC funds the Company's disbursement bank accounts as required.

                       CORN PRODUCTS INTERNATIONAL, INC.

13. Related Party Transactions  -- (Continued)

     CPC provided certain general and administrative services to the Company including tax, treasury, risk management and insurance, legal, information systems and human resources. These expenses were allocated to the Company based on actual usage or other methods which management believes are reasonable. These allocations were $9.3 million, $14.3 million and $16.7 million in fiscal years 1996, 1995 and 1994, respectively. These costs could have been different had the Company operated as an independent public company during the periods presented.

     Intercompany interest expense was allocated based on CPC's effective borrowing rate applied to the intercompany debt which was apportioned based on the cash flow requirements of the Company.

     The Company had intercompany sales with CPC amounting to the following: for the nine months ended September 30, 1997 and 1996, $123 million and $124 million, respectively, and for the years ended December 31, 1996 and 1995, $157 million and $154 million, respectively.


14. Stockholders' Equity


Common Stock

     The Company has authorized 200,000,000 shares of $0.01 par value common stock. Based on the 142.0 million and 141.9 million shares of CPC common stock outstanding as of December 31, 1996 and 1995 (excluding shares held by the Rabbi Trusts and restricted shares of CPC Common Stock), and a distribution ratio of one share of Corn Products Common Stock for every four shares of CPC common stock, approximately 35.5 million and 35.6 million shares would have been issued if the distribution had occurred on December 31, 1996 and 1995, respectively.


Preferred Stock and Stockholder's Rights Plan


     The Company has authorized 25,000,000 shares of $0.01 par value preferred stock of which one million shares were designated as Series A Junior Participating Preferred Stock for the stockholder's rights plan. Under this plan, each share of the Corn Products Common Stock issued in the Distribution carries with it the right to purchase one one-hundredth of a share of preferred stock. The rights will at no time have voting power or pay dividends. The rights will become exercisable if on or before December 31, 1999, a person or group acquires or announces a tender offer that would result in the acquisition of 10% or more of the Corn Products Common Stock or after December 31, 1999 would result in the acquisition of 15% or more of the Corn Products Common Stock. When exercisable, each full right entitles a holder to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $120. If the Company is involved in a merger or other business combination with a 10% or more stockholder on or before December 31, 1999 or a 15% or more stockholder thereafter, each full right will entitle a holder to buy a number of the acquiring company's shares having a value of twice the exercise price of the right. Alternatively, if a 10% or 15% stockholder (as applicable) engages in certain self-dealing transactions or acquires the Company in such a manner that the Corn Products Company and its common stock survive, or if any person acquires 10% or 15% or more of the Corn Products Common Stock (as applicable), except pursuant to an offer for all shares at a fair price, each full right not owned by a 10% or 15% or more stockholder may be exercised for Corn Products Common Stock (or, in certain circumstances, other consideration) having a market value of twice the exercise price of the right. The Company may redeem the rights for one cent each at any time before an acquisition of 10% or 15% or more of its voting securities (as applicable). Unless redeemed earlier, the rights will expire on December 31, 2007.

                       CORN PRODUCTS INTERNATIONAL, INC.

14. Stockholders' Equity  -- (Continued)

Employee Stock Ownership Plan (ESOP)

     CPC maintained an ESOP as part of its Savings/Retirement Plan covering U.S. salaried employees. The Company will not offer an ESOP to its employees. All vested account balances in the CPC ESOP associated with employees of the Company will be transferred to accounts in the Corn Products 401(k) Plan in the form of CPC common stock, and in cash for fractional shares.


Stock Option Plan

     CPC maintained stock and performance plans for certain key employees. The Company will establish its own stock option plan at a later date. In addition, the Employee Benefits Agreement provides that all existing CPC stock options of Company employees will be converted to stock options to acquire Corn Products Common Stock. These stock options will retain their vesting schedules and existing expiration dates. The number of stock options, and the option price, will be calculated pursuant to the following formula: (i) the number of shares of Corn Products Common Stock covered by the substitute option shall be equal to the pre-Distribution number of shares of CPC common stock covered by the CPC option multiplied by a fraction, the numerator of which is the pre-Distribution CPC Market Price and the denominator of which is the post-Distribution Corn Products Market Price (the "Corn Products Conversion Factor"), and (ii) the exercise price under the substituted option shall be equal to the pre-Distribution exercise price under the CPC option multiplied by a fraction, the numerator of which is the post-Distribution Corn Products Market Price and the denominator of which is the pre-Distribution CPC Market Price. For this purpose, the "pre-Distribution CPC Market Price" means the average of the high and low prices of CPC common stock on the New York Stock Exchange, Inc. (the "NYSE") for each of the ten trading days prior to the first day on which there is trading in CPC common stock on a post-Distribution basis, and the "post-Distribution Corn Products Market Price" means the average of the high and low prices of Corn Products Common Stock on the NYSE for each of the ten trading days beginning on the first day on which there is trading in Corn Products Common Stock, including on a "when issued" basis.

     Under the provisions of FAS 123, the Company accounts for stock-based compensation using the intrinsic value method prescribed by APB 25. The pro forma information required by FAS 123 is set forth below. For purposes of this pro forma disclosure, the estimated fair value of the awards is amortized to expense over the awards' vesting period.

$ Millions, except per share                    1996             1995
-----------------------------                  ------           ------
Pro forma net income   ....................     $22              $134

     The fair value of the awards was estimated at the grant date using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995, respectively: risk-free interest rates of 6.2% and 5.5%; dividend yields of 2.3% and 2.4%; volatility factors of 16.4% and 17.2%; and a weighted averaged expected life of the awards of 5 years.

     The Black-Scholes model requires the input of highly subjective assumptions and does not necessarily provide a reliable measure of fair value.

                       CORN PRODUCTS INTERNATIONAL, INC.

14. Stockholders' Equity  -- (Continued)

     The following table summarizes the historical activity of CPC's stock and performance plan as it relates to the Company's employees, without adjustment for the four-to-one distribution ratio:

          Number of options                  1996           1995          1994
--------------------------------------   ------------   ------------   -----------
Outstanding beginning of year   ......      362,608        322,885       253,961
Granted    ...........................      170,307        111,924        94,850
Exercised  ...........................      (75,507)       (34,626)       (5,650)
Canceled   ...........................      (16,469)       (37,575)      (20,276)
                                          ---------      ---------      --------
Outstanding end of year   ............      440,939        362,608       322,885
                                          ---------      ---------      --------
Exercisable at year-end   ............      215,885        213,354       128,388
                                          ---------      ---------      --------
Weighted average fair value of
 options granted    ..................    $    9.33      $   11.74            --
Weighted average exercise price:
Outstanding beginning of year   ......    $   49.32      $   44.31            --
Granted    ...........................        71.10          59.20            --
Exercised  ...........................        42.33          38.47            --
Canceled   ...........................        52.50          46.25            --
Outstanding end of year   ............    $   58.86      $   49.32            --
                                          ---------      ---------      --------

     The following tables summarize information about stock and performance plan awards outstanding at December 31, 1996:

              Options Outstanding                              Options Exercisable
------------------------------------------------   --------------------------------------------
     Range of                          Average      Average                        Weighted
     Exercise           Number        Remaining     Exercise       Number           Average
      Prices          Outstanding       Life         Price       Exercisable     Exercise Price
------------------   -------------   -----------   ----------   -------------   ---------------
      25.63-47.81       109,593          4.7       $ 48.83          87,593         $ 43.23
      47.88-56.00       125,968          7.0         52.33          93,218           51.98
      65.94-69.94        68,633          7.5         68.15          19,700           65.94
      70.00-77.06       136,745          7.4         71.82          15,374           70.94
      -----------       -------          ---       --------        -------         -------
      25.63-77.06       440,939          6.6       $ 58.72         215,885         $ 51.06
      ===========       =======          ===       ========        =======         =======

     In addition to stock options, 7,450 shares were awarded to employees in 1996 under the restricted stock award provisions of the 1993 plan. The cost of these awards is being amortized over the restriction period.

                       CORN PRODUCTS INTERNATIONAL, INC.

15. Geographic Information

     The Company operates in the U.S., Canada, Latin America and Asia. Information concerning operations by geographic area is as follows:

($ in millions)                      1996        1995        1994
---------------                    ---------   ---------   --------
Sales to Unaffiliated Customers:
United States    ...............    $   830     $   737     $   788
Canada  ........................        216         184         145
                                    --------    --------    --------
North America    ...............      1,046         921         933
Latin America    ...............        406         401         399
Asia    ........................         72          65          53
                                    --------    --------    --------
Total   ........................    $ 1,524     $ 1,387     $ 1,385
                                    ========    ========    ========
Operating Income:
United States    ...............    $     1     $   159     $   107
Canada  ........................          9          38          26
                                    --------    --------    --------
North America    ...............         10         197         133
Latin America    ...............         44          44          40
Asia    ........................         11          10          15
                                    --------    --------    --------
Total   ........................    $    65     $   251     $   188
                                    ========    ========    ========
Assets:
United States    ...............    $   788     $   651     $   648
Canada  ........................        204         162         157
                                    --------    --------    --------
North America    ...............        992         813         805
Latin America    ...............        610         442         357
Asia    ........................         61          51          45
                                    --------    --------    --------
Total   ........................    $ 1,663     $ 1,306     $ 1,207
                                    ========    ========    ========


16. Quarterly Financial Data

     Summarized quarterly financial data is as follows:

($ in millions)               1st Q     2nd Q     3rd Q      4th Q
---------------               -----     -----     -----      -----
1996
Net sales  ...............    $ 349     $ 395     $ 400     $ 380
Gross profit  ............       57        48        37         1
Net income (loss)   ......       15        14         8       (14)

1995
Net sales  ...............    $ 341     $ 363     $ 368     $ 315
Gross profit  ............       77        78        78        71
Net income    ............       21        27        57        30

           II. INFORMATION NOT INCLUDED IN INFORMATION STATEMENT



Item 10.         Recent Sales of Unregistered Securities.

                 None.

Item 14.         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

                 None.

Item 15.         Financial Statements and Exhibits.

(b) Exhibits     The following documents are filed as exhibits hereto:


Exhibit No.     Description
-------------   -----------
    2.1         Form of Distribution Agreement.+

    3.1         Amended and Restated Certificate of Incorporation of Corn Products International, Inc.+

    3.2         Amended By-Laws of Corn Products International, Inc.+

    4.1         Form of Rights Agreement.+

    4.2         Certificate of Designation for Registrant's Series A Junior Participating Preferred Stock.+

   10.1         Form of Master Supply Agreement.+

   10.2         Form of Tax Sharing Agreement.+

   10.3         Form of Tax Indemnification Agreement.+

   10.4         Form of Debt Agreement.+

   10.5         Form of Transition Services Agreement.+

   10.6         Form of Master License Agreement.+

   10.7         Form of Distribution Agreement (filed as Exhibit 2.1).

   10.8         Form of Employee Benefits Agreement.+

   10.9         Form of Access Agreement.+

   10.10        Form of Stock Incentive Plan.+

   10.11        Form of Severance Agreement.+

   21.1         List of Subsidiaries.+

------------
+Previously filed.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 CORN PRODUCTS INTERNATIONAL, INC.



                                 By: /s/ Marcia E. Doane
                                    -------------------------
                                    Name: Marcia E. Doane
                                    Title: Vice President, General Counsel and
                                    Corporate Secretary

December 4, 1997

                                 EXHIBIT INDEX


Exhibit No.
-------------

     2.1        Form of Distribution Agreement.+

     3.1        Amended and Restated Certificate of Incorporation of Corn Products International, Inc.+

     3.2        Amended By-Laws of Corn Products International, Inc.+

     4.1        Form of Rights Agreement.+

     4.2        Certificate of Designation for Registrant's Series A Junior Participating Preferred Stock.+

    10.1        Form of Master Supply Agreement.+

    10.2        Form of Tax Sharing Agreement.+

    10.3        Form of Tax Indemnification Agreement.+

    10.4        Form of Debt Agreement.+

    10.5        Form of Transition Services Agreement.+

    10.6        Form of Master License Agreement.+

    10.7        Form of Distribution Agreement (filed as Exhibit 2.1).

    10.8        Form of Employee Benefits Agreement.+

    10.9        Form of Access Agreement.+

    10.10      Form of Stock Incentive Plan.+

    10.11      Form of Severance Agreement.+

    21.1        List of Subsidiaries.+

------------
+Previously filed.